Exhibit 10.1

EXECUTION VERSION

SECOND AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

by and among

SAEXPLORATION, INC.,

as Borrower,

THE GUARANTORS FROM TIME TO TIME PARTY HERETO,

as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders

and

CANTOR FITZGERALD SECURITIES,

as Agent

Dated as of July 25, 2018

i

	6.10.	Environmental	18
	6.11.	Disclosure Updates	19
	6.12.	Collateral Covenants	20
	6.13.	Material Contracts	24
	6.14.	Location of Inventory, Equipment and Books	24
	6.15.	Further Assurances	25
	6.16.	Term Credit Agreement, New Senior Notes and Convertible Notes	26
	6.17.	Post-Closing Deliverables	26
	6.18.	Excluded Subsidiaries	26

7.	NEGATIVE COVENANTS		26
	7.1.	Indebtedness	26
	7.2.	Liens	27
	7.3.	Restrictions on Fundamental Changes	27
	7.4.	Disposal of Assets	28
	7.5.	Change of Name	28
	7.6.	Nature of Business	28
	7.7.	Prepayments	28
	7.8.	Amendments	29
	7.9.	Change of Control	29
	7.10.	Accounting Methods	29
	7.11.	Investments, Controlled Investments	29
	7.12.	Transactions with Affiliates	29
	7.13.	Use of Proceeds	30
	7.14.	Limitation on Issuance of Stock	30
	7.15.	Consignments	30
	7.16.	Inventory and Equipment with Bailees	30
	7.17.	Other Payments and Distributions	30
	7.18.	Term Documents, Existing Notes Documents, New Senior Notes Documents and Convertible Notes Documents	30

8.	[INTENTIONALLY OMITTED]		31

9.	EVENTS OF DEFAULT		31

10.	RIGHTS AND REMEDIES		34
	10.1.	Rights and Remedies	34
	10.2.	Pledged Collateral	36
	10.3.	Agent Appointed Attorney in Fact	38
	10.4.	Remedies Cumulative	39
	10.5.	Crediting of Payments and Proceeds	39
	10.6.	Marshaling	39
	10.7.	License	39

11.	WAIVERS; INDEMNIFICATION		39
	11.1.	Demand, Protest, Etc.	39
	11.2.	Agent’s Liability for Collateral	39
	11.3.	Indemnification	40

12.	NOTICES		40

13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER		42

14.	ASSIGNS; SUCCESSORS; REPLACEMENT OF LENDERS		43
	14.1.	Binding Effect, Successors and Assigns	43
	14.2.	Assignments and Participations	44
	14.3.	Replacement of Lender	46

15.	AMENDMENTS; WAIVERS		48
	15.1.	Amendments and Waivers	48
	15.2.	No Waiver, Cumulative Remedies	49

16.	TAXES, YIELD PROTECTION AND ILLEGALITY		49
	16.1.	Taxes	49
	16.2.	Increased Costs and Reduction of Return	52
	16.3.	Certificates of Lenders	53

17.	THE AGENT		53
	17.1.	Appointment	53
	17.2.	Nature of Duties	54
	17.3.	Rights, Exculpation, Etc.	55
	17.4.	Reliance	57
	17.5.	Indemnification	57
	17.6.	Agent Individually	57
	17.7.	Sub-agents	57
	17.8.	Successor Agent	58
	17.9.	Delivery of Information	58
	17.10.	Collateral Matters	59
	17.11.	Agency for Perfection	60
	17.12.	Actions with Respect to Collateral	60
	17.13.	Filing of Proofs of Claim	60

18.	GUARANTY		61
	18.1.	Guarantors	61
	18.2.	Guaranty: Limitation of Liability	61
	18.3.	Guaranty Absolute	62
	18.4.	Waivers and Acknowledgments	63
	18.5.	Subrogation	63
	18.6.	Guaranty Supplements	64
	18.7.	Subordination	64
	18.8.	Continuing Guaranty, Assignments	65

19.	GENERAL PROVISIONS		65
	19.1.	Effectiveness	65
	19.2.	Section Headings	65
	19.3.	Interpretation	65
	19.4.	Severability of Provisions	65
	19.5.	Debtor-Creditor Relationship	66
	19.6.	Counterparts, Electronic Execution	66
	19.7.	Revival and Reinstatement of Obligations	66
	19.8.	Confidentiality	66

19.9.	Expenses	68
19.10.	Setoff	68
19.11.	Release, Retention in Satisfaction, Etc.	69
19.12.	Survival	69
19.13.	Patriot Act	69
19.14.	Integration	70
19.15.	Lender Instructions	70
19.16.	[Intentionally Omitted]	70
19.17.	Intercreditor Agreement	70
19.18.	Amendment and Restatement	71
19.19.	Reaffirmation and Grant of Security Interests	71
19.20.	Release	72

Schedules:

Schedule 2.1	Advances
Schedule 2.12	Fees
Schedule 6.1	Financial Statements, Reports, Certificates
Schedule 6.2	Additional Reports
Schedule 6.6	Insurance
Schedule 6.12(l)	Pledged Debt Instruments

Exhibits:

Exhibit A	Form of Compliance Certificate
Exhibit B	Conditions Precedent
Exhibit C	[Intentionally Omitted]
Exhibit D	Representations and Warranties
Exhibit E	Information Certificate
Exhibit F	Form of Guaranty Supplement
Exhibit G	Form of Borrowing Certificate
Exhibit H	Form of Assignment and Assumption
Exhibit I	Post-Closing Items

Annexes:

Annex A-1	Collection Account
Annex A-2	Authorized Person
Annex D-1	Designated Account
Annex P-1	Permitted Investments
Annex P-2	Permitted Liens

v

SECOND AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT (this “Agreement”), is entered into as of this 25th day of July, 2018, by and among SAExploration Inc., a Delaware corporation (the “Borrower”), SAExploration Holdings, Inc., a Delaware corporation, SAExploration Sub, Inc., a Delaware corporation, NES, LLC, an Alaska limited liability company, and SAExploration Seismic Services (US), LLC, a Delaware limited liability company (collectively, together with any Additional Guarantors (as defined herein), the “Guarantors”), the Lenders party hereto from time to time (the “Lenders”) and Cantor Fitzgerald Securities, in its capacities as administrative agent and collateral agent for the Lenders (in such capacity, together with any of its successors and permitted assigns in such capacity, the “Agent”).

WHEREAS, the Borrower, the Guarantors, and Wells Fargo Bank, National Association, as lender (the “Original Lender”), are parties to that certain Credit and Security Agreement dated as of November 6, 2014, as amended by that certain First Amendment to Credit and Security dated as of June 29, 2016 (as further amended, restated, amended and restated, supplemented or otherwise modified from time to time immediately prior to giving effect to the First Amended and Restated Credit Agreement (as hereinafter defined), the “Original Credit Agreement”);

WHEREAS, the Original Credit Agreement was amended, restated and replaced by that certain First Amended and Restated Credit and Security Agreement dated as of September 22, 2017, as amended by Amendment No. 1 to First Amended and Restated Credit and Security Agreement dated as of December 21, 2017, Amendment No. 2 to First Amended and Restated Credit and Security Agreement dated as of February 28, 2018 and Amendment No. 3 to First Amended and Restated Credit and Security Agreement dated as of July 5, 2018, (as further amended, restated, amended and restated, supplemented or otherwise modified from time to time immediately prior to giving the effect to this Agreement, the “First Amended and Restated Credit Agreement”);

WHEREAS, on June 25, 2018 (the “Petition Date”), Geokinetics, Inc., a Delaware corporation, and certain of its Subsidiaries (collectively, “Geokinetics”) filed in the Bankruptcy Court (as hereinafter defined) a voluntary petition for relief under chapter 11 of the Bankruptcy Code (as hereinafter defined) and continued in the possession of its assets and in the management of its business as a debtor-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, Geokinetics Inc., a Delaware corporation and certain of its subsidiaries, as debtors and debtors-in-possession under chapter 11 of the Bankruptcy Code, as sellers, agreed to sell certain property and assets to the Borrower (or its assignee), as buyer, pursuant to that certain asset purchase agreement dated as of June 26, 2018 by and among Geokinetics Inc., Geokinetics Holdings USA, Inc., Geokinetics Processing, Inc., Geokinetics USA, Inc., Advanced Seismic Technology, Inc., Geokinetics International Holdings, Inc., Geokinetics International, Inc., Geokinetics (Australasia) Pty. LTD., and Geokinetics Exploration, Inc., as the sellers and SAExploration, Inc. (or its assignee), as buyer (the “Asset Purchase Agreement”; the acquisition to be consummated in accordance with the Asset Purchase Agreement, the “Geokinetics Acquisition”);

WHEREAS, the Asset Purchase Agreement has been approved and confirmed pursuant to the Sale Order (as hereinafter defined);

WHEREAS, the Borrower desires that the Lenders and the other parties hereto agree to amend and restate the First Amended and Restated Credit Agreement in its entirety to (a) facilitate the Geokinetics Acquisition and (b) make certain other revisions thereto as more fully set forth herein, which amendment and restatement shall become effective upon the Second Amended and Restated Effective Date (as hereinafter defined);

WHEREAS, the Guarantors agree that all of Borrower’s obligations (including without limitation all Obligations of the Borrower after giving effect to this Agreement) under the Credit Facility are and shall continue to be guaranteed by the Guarantors;

WHEREAS, it is the intent of the parties hereto that (i) this Agreement amend, restate and replace the First Amended and Restated Credit Agreement in its entirety and (ii) the Guaranty amend, restate and replace the existing Guaranty in its entirety, and that this Agreement re-evidence all of the obligations outstanding under the Original Credit Agreement, as amended and restated by the First Amended and Restated Credit Agreement (immediately prior to this Agreement becoming effective) as contemplated hereby, and does not constitute a novation of the obligations and liabilities of the parties under the First Amended and Restated Credit Agreement;

WHEREAS, it is the further intent of the parties hereto to confirm that (a) all obligations of the Loan Parties under the other Loan Documents, as amended or amended and restated hereby, as and if applicable, shall continue in full force and effect at all times, (b) that the perfection and priority of the security interest in and liens on the Collateral in favor of Original Lender (as assigned to Cantor Fitzgerald Securities) and the liens on the Collateral in favor of the Agent shall continue in full force and effect after the Second Amended and Restated Effective Date as perfected liens securing the Obligations of the Loan Parties in favor of the Agent for the benefit of the Secured Parties under each of the Loan Documents, (c) from and after the First Amended and Restated Effective Date, for purposes of the Intercreditor Agreement, the Agent shall be the “ABL Agent” thereunder, (d) from and after the Second Amended and Restated Effective Date, for purposes of the Intercreditor Agreement (i) this Agreement shall constitute the “ABL Credit Agreement” thereunder and all references to the “ABL Credit Agreement” contained therein shall be deemed to refer to this Agreement, and (ii) all of the Obligations shall constitute “ABL Obligations” thereunder, (e) the security interest in and lien on the Collateral in favor of the Agent shall continue to constitute a Senior Lien (as defined in the Intercreditor Agreement) and shall remain senior and prior to any Junior Lien (as defined in the Intercreditor Agreement) in respect of the Collateral and (f) all references to the Original Credit Agreement and the First Amended and Restated Credit Agreement contained in the Loan Documents shall be deemed to refer to this Agreement (unless the context clearly suggests otherwise); and

WHEREAS, the Lenders are willing to amend and restate the First Amended and Restated Credit Agreement in its entirety to (a) facilitate the Geokinetics Acquisition and (b) make certain other revisions thereto as more fully set forth herein, in each case, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree, subject to the satisfaction of the conditions set forth herein, as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1.    Definitions, Code Terms, Accounting Terms and Construction. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1. Additionally, matters of (i) interpretation of terms defined in the Code, (ii) interpretation of accounting terms and (iii) construction, in each case, are set forth in Schedule 1.1.

2.	LOANS AND TERMS OF PAYMENT.

2.1.    Loan Advances.

(a)    Purchased Obligations; Existing Obligations. As of the First Amended and Restated Effective Date (as hereinafter defined), the Initial Lender purchased all of the then outstanding Advances and other Obligations (each as defined in the Original Credit Agreement) from the Original Lender (as more specifically described in Schedule 1.1, the “Purchased Obligations”) pursuant to the Assumption and Assignment Agreement. The outstanding Purchased Obligations and all other Obligations (as defined in the Original Credit Agreement) outstanding immediately prior to the First Amended and Restated Effective Date, in an amount equal to $2,648,624.45 (at such time) (such obligations, collectively, the “Existing Obligations”), constituted Advances and Obligations for all purposes under the First Amended and Restated Credit Agreement and shall continue to constitute Advances and Obligations under and be evidenced by this Agreement and the other Loan Documents (and secured by the Collateral). The Loan Parties hereby acknowledge and agree that they are jointly and severally liable to the Secured Parties in respect of the Existing Obligations, without any offset, defenses or counterclaims and that to the extent any offset, defenses or counterclaims may exist, they were released by the Loan Parties pursuant to Section 19.20 of the First Amended and Restated Credit Agreement and that, as of the date hereof, $2,648,624.45 of the Existing Obligations remain outstanding.

(b)    First Amended and Restated Effective Date Advances. In addition to the Existing Obligations, in reliance upon the representations and warranties of the Loan Parties contained therein, each Lender as of the First Amended and Restated Effective Date (after giving effect to the Closing Date Assignments) severally and not jointly made, on the First Amended and Restated Effective Date, its portion of the First Amended and Restated Effective Date Advance to the Borrower in an amount equal to such Lender’s First Amended and Restated Effective Date Advance Commitment. Each Lender’s First Amended and Restated Effective Date Advance Commitment terminated immediately upon such Lender funding its First Amended and Restated Effective Date Advance. The Loan Parties hereby acknowledge and agree that they are jointly and severally liable to the Secured Parties in respect of the First Amended and Restated Effective Date Advance, without any offset, defenses or counterclaims and that to the extent any offset, defenses or counterclaims may exist, they were released by the Loan Parties pursuant to Section 19.20 of the First Amended and Restated Credit Agreement (or, to the extent arising thereafter, are released by the Loan Parties pursuant to Section 19.20 of this Agreement) and that, as of the date hereof, $2,351,375.55 of the First Amended and Restated Effective Date Advance remains outstanding.

(c)    Subsequent Advances. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Loan Parties contained herein, on one or more occasions during the term of this Agreement, by written request by Borrower to the Agent for the issuance of Subsequent Advance Commitments (a “Subsequent Advance Commitment Request”), the Borrower may request that the Lenders issue Subsequent Advance Commitments on a pro rata basis. Notwithstanding any other provisions set forth herein, (i) no Subsequent Advance Commitment shall be issued unless each Lender agrees to issue a Subsequent Advance Commitment in an amount equal to its pro rata portion of such Subsequent Advance Commitment, in such Lender’s sole and absolute discretion, (ii) the Borrower shall only seek Subsequent Advance Commitments from the Lenders party to this Agreement at the time of such Subsequent Advance Commitment Request and (iii) no such Subsequent Advance Commitments shall cause the aggregate amount of all Subsequent Advance Commitments issued hereunder to exceed the Subsequent Advance Amount. To the extent that such Subsequent Advance Commitment(s) are issued by the Lenders (in their sole and absolute discretion), the Agent receives a request for a Subsequent Advance up to the available Subsequent Advance Commitment(s) (a “Subsequent Advance Request”) and the conditions precedent set forth in Exhibit B attached hereto have been satisfied to the satisfaction of the

Required Lenders or waived, Lenders shall make such Subsequent Advance to the Borrower; provided, that (i) in no event shall any Lender be required to make any Subsequent Advance in excess of such Lender’s Subsequent Advance Commitment, if any, as in effect immediately prior to the funding of such Subsequent Advance, (ii) (A) no such Subsequent Advance shall cause the aggregate amount of all Subsequent Advances made hereunder by the Lenders to exceed the Subsequent Advance Amount and (B) the aggregate principal amount of all Advances (including the Existing Obligations but excluding Protective Advances) made hereunder shall not exceed the Maximum Amount, (iii) each Subsequent Advance requested by Borrower shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount (or, if less, the balance of the outstanding Subsequent Advance Commitments) and (iv) even if a Subsequent Advance Commitment has been issued, the decision as to whether to make a Subsequent Advance shall be in the absolute discretion of such Lender and, as such, no Lender shall be required to make a Subsequent Advance unless it decides, in its sole and absolute discretion, to make such Subsequent Advance. Each Lender’s Subsequent Advance Commitment shall be permanently (x) reduced, immediately and without further action, by the amount of each Subsequent Advance made by such Lender and (y) terminated upon such Lender’s refusal to fund a Subsequent Advance requested on account of an already issued Subsequent Advance Commitment. Notwithstanding any other provisions set forth herein (and for the avoidance of doubt), the parties hereto acknowledge and agree that, as of the date hereof, no Subsequent Advance Commitments are outstanding as of the date hereof and no Subsequent Advance Commitments may be issued hereunder on or after the date hereof. The Loan Parties hereby acknowledge and agree that they are jointly and severally liable to the Secured Parties in respect of the outstanding Subsequent Advances, without any offset, defenses or counterclaims and that to the extent any offset, defenses or counterclaims may exist, they were released by the Loan Parties pursuant to Section 19.20 of the First Amended and Restated Credit Agreement (or, to the extent arising thereafter, are released by the Loan Parties pursuant to Section 19.20 of this Agreement) and that, as of the date hereof, $25,000,000.00 of Subsequent Advances remain outstanding.

(d)    As of the date hereof, the aggregate principal amount of outstanding Advances is set forth on Schedule 2.1 attached hereto.

(e)    Amounts borrowed pursuant to this Section 2.1 (or otherwise outstanding, in the case of the Existing Obligations and other Advances outstanding on the date hereof) that are repaid or prepaid at any time during the term of this Agreement may not be reborrowed at any time during the term of this Agreement. The outstanding principal amount of all Advances, together with interest accrued and unpaid thereon, and any and all other Obligations, shall be due and payable on the Termination Date.

2.2.    Evidence of Advances: Notes. Each Advance is evidenced by this Agreement and, if requested by such Lender, Borrower shall promptly execute and deliver to such Lender a Note payable to such Lender and its registered assigns in a principal amount equal to the aggregate principal amount of Advances owed to such Lender and its registered assigns.

2.3.    Borrowing Procedures.

(a)    Procedure for Borrowing.

(i)    Reserved.

(ii)    Each Subsequent Advance Commitment Request shall be made by a written request to Agent and shall specify the amount of the requested Subsequent Advance Commitment. Such written request must be received by the Agent no later than 9:00 a.m. (New York City Time) at least fifteen (15) Business Days (or such shorter period as the Required Lenders may agree in writing (including by e-mail) delivered to the Agent and the Borrower) prior to the date that Agent receives a Subsequent

Advance Request. Promptly upon receiving a Subsequent Advance Commitment Request, the Agent shall deliver the same to each Lender. The Lenders shall respond to such request in writing (including by e-mail) delivered to the Agent and the Borrower within five (5) Business Days after receiving such request provided that if any Lender fails to so respond, it shall be deemed to reject such request. The Agent shall notify the Borrower of the Issuance of the Subsequent Advance Commitments within three (3) Business Days of all Lenders agreeing to issue such Subsequent Advance Commitments. The date of issuance of the Subsequent Advance Commitment of each Lender shall be deemed to be the date on which the Agent notifies the Borrower that the Subsequent Advance Commitments have been issued.

(iii)    Each Subsequent Advance Request shall be made by a written request, in the form of the Borrowing Certificate, by an Authorized Person delivered to the Agent. Such Borrowing Certificate must be received by the Agent no later than 9:00 a.m. (New York City Time) at least five (5) Business Days (or such shorter period as the Required Lenders may agree in writing (including by e-mail) delivered to the Agent and the Borrower) prior to the date that is the requested Subsequent Advance Date specifying (i) the amount of such Borrowing, (ii) the requested Funding Date, which shall be a Business Day, (iii) that the conditions set forth in Sections 4.3 and 4.4 shall have been satisfied, and (iv) the wire instructions for which such funds are to be disbursed, in each case, as of the Subsequent Advance Date. Promptly upon receiving a Subsequent Advance Request, the Agent shall deliver the same to each Lender. The Lenders shall respond to such request in writing (including by e-mail) delivered to the Agent and the Borrower within three (3) Business Days after receiving such request provided that if any Lender fails to so respond, it shall be deemed to reject such request. The Borrower shall not send any Subsequent Advance Requests (x) unless Subsequent Advance Commitments have been issued and remain outstanding or (y) that requests Subsequent Advances in an amount that exceeds the then available Subsequent Advance Commitments. No Lender shall be required to fund more than it’s pro rata portion of any issued Subsequent Advance Commitments (as a result of another Lender refusing to fund a Subsequent Advance or otherwise); provided that failure by a Lender to fund its issued Subsequent Advance Commitment shall not preclude other Lenders from funding their respective Subsequent Advance Commitments at their sole and absolute discretion.

(iv)    Promptly following receipt of a Borrowing Certificate in accordance with Section 2.3(a)(i) and (iii) or a Subsequent Advance Commitment Request in accordance with Section 2.3(a)(ii), the Agent shall forthwith advise each Lender of the details thereof.

(b)    Making of Loans. Each Lender shall make each Advance to be made by it hereunder in accordance with Section 2.1(c) on the proposed Funding Date by wire transfer of immediately available funds to such account as the Agent may designate not later than 12:00 p.m. (New York City time), on the Funding Date and the Agent shall promptly credit and/or remit the amounts so received to the Designated Account or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met or waived by the Required Lenders, promptly return the amounts so received to the respective Lenders; provided, that the Agent shall only be required to advance funds to Borrower with respect to an Advance to the extent that the Agent shall have received such funds from the Lenders. Notwithstanding anything to the contrary herein, no Lender shall be obligated to make any Advance if one (1) or more of the applicable conditions precedent set forth in Section 4 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived by the Required Lenders,.

(c)    [Intentionally Omitted].

(d)    Protective Advances. One or more of the Lenders, acting through the Agent, may make an Advance for any reason at any time in its Permitted Discretion, without Borrower’s compliance with any of the conditions of this Agreement, and (i) disburse the proceeds directly to third Persons in order to protect the Agent’s interest in the Collateral or to perform any obligation of Borrower under this Agreement or otherwise to enhance the likelihood of repayment of the Obligations, or (ii) apply the proceeds to outstanding Obligations then due and payable (such Advance, a “Protective Advance”).

(e)    [Intentionally Omitted].

2.4.    Payments: Optional Prepayments.

(a)    Payments by Borrower. Except as otherwise expressly provided herein, all payments by Borrower shall be made by means as directed by the Agent for the account of each Lender from time to time.

(b)    Proceeds of Collateral. If the Borrower or any other Loan Party receives a payment of the Proceeds of Collateral (including, without limitation, Proceeds of Collateral from the sale of Excluded Property), such Loan Party will promptly deposit the payment or proceeds into the Collection Account or another Deposit Account that is not an Excluded Account.

(c)    Optional Prepayments Generally. Borrower may at any time upon written notice by Borrower to the Agent, not later than 12:00 p.m. (New York City time) three Business Days prior to the day of prepayment (which notice shall specify the amount and date of the prepayment), prepay the Advances in whole or in part in an amount greater than or equal to $1,000,000 (or the full remaining amount), in each instance, without penalty or premium (subject to the fees payable pursuant to Schedule 2.12). Any partial prepayments of Advances shall be applied as directed by Borrower.

(d)    Notices. The notice of any prepayment pursuant to clause (c) above shall not thereafter be revocable by Borrower and the Agent will promptly notify each Lender thereof; provided, however, that a notice of prepayment delivered by Borrower in connection with a prepayment of the Obligations in full may state that such prepayment is conditioned upon the consummation of equity offerings or the effectiveness of other credit facilities, in each case, the proceeds of which shall be used to repay the Obligations in whole or in part, in cash, in which case such notice may be revoked by Borrower (by written notice provided to the Agent on or prior to the specified effective date thereof) if such condition is not satisfied. The payment amount specified in such notice shall be due and payable on the date specified therein (except as provided in the foregoing proviso).

(e)    Application of Payments.

(i)    At all times during which an Event of Default is not continuing (unless otherwise specified herein), all amounts paid by Borrower to the Agent for the benefit of the Lenders in respect of the Obligations (other than (x) payments specifically earmarked by Borrower under Section 2.4(c) for application to certain principal, interest, fees or expenses hereunder and (y) regularly scheduled interest payments (whether at the Default Rate or otherwise)), shall be applied in the following order of priority:

FIRST, to the payment of fees and reasonable documented out-of-pocket costs and expenses (including reasonable documented out-of-pocket attorneys’ fees) of the Agent then due and payable hereunder or under any other Loan Documents;

SECOND, pro rata, to the payment of reasonable documented out-of-pocket costs and expenses (including reasonable documented out-of-pocket attorneys’ fees) of the Lenders to the extent reimbursable under the Loan Documents;

THIRD, pro rata to the payment of any other fees then due and payable to the (applicable) Lenders hereunder or under any other Loan Documents;

FOURTH, pro rata to the payment of all Obligations consisting of accrued unpaid interest then due and payable to the (applicable) Lenders hereunder;

FIFTH, pro rata, to the payment of principal then due and payable on the Obligations; and

SIXTH, pro rata, to the payment of all other Obligations not otherwise referred to in this Section 2.4(e)(i) then due and payable.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (ii) each of the Secured Parties entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses second, third, fourth, fifth and sixth above.

(ii)    Notwithstanding anything in this Agreement or any other Loan Document which may be construed to the contrary, subsequent to the occurrence and during the continuance of an Event of Default, payments and prepayments with respect to the Obligations (from realization on Collateral or otherwise) shall be applied as provided in Section 2.4(e)(i) or, with respect to any amounts remaining after the application of such payments and prepayments as set forth in clause FIRST of Section 2.4(e)(i), as otherwise determined by the Required Lenders in their sole discretion; provided, that, upon satisfaction in full of all Obligations in cash, such amount shall be paid to Borrower or such other Person entitled thereto under applicable law. Borrower and each other Loan Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any Proceeds of Collateral.

2.5.    Mandatory Prepayments.

(a)    Scheduled Principal Payments. The principal amount of the Advances, together with all interest and fees due thereon, and all other outstanding Obligations shall be paid in full in cash on the Maturity Date.

(b)    Overadvances. If at any time, the aggregate principal amount of the Advances made hereunder exceeds the Maximum Amount (such overage, the “Overadvance Amount”), then the Borrower shall immediately, upon demand of the Agent (at the direction of the Required Lenders) pay the Obligations in an aggregate amount equal to the Overadvance Amount.

(c)    Asset Dispositions; Events of Loss. Subject to the Intercreditor Agreement and Section 2.5(g)(ii) and (iii) if a Loan Party or any Subsidiary of a Loan Party (other than any Excluded Subsidiary) shall at any time or from time to time:

(i)    make a Disposition; or

(ii)    suffer an Event of Loss;

and the aggregate amount of the Net Proceeds received by the Loan Parties in connection with such Disposition or Event of Loss and all other Dispositions and Events of Loss occurring during such fiscal year exceed $250,000, then (A) Borrower shall promptly notify the Agent in writing of such Disposition or Event of Loss (including the amount of the estimated Net Proceeds to be received by a Loan Party and/or such Subsidiary (other than any Excluded Subsidiary) in respect thereof) and Agent shall promptly notify each Lender of the same and (B) promptly following receipt by a Loan Party and/or such Subsidiary (other than any Excluded Subsidiary) of the Net Proceeds of such Disposition or Event of Loss, Borrower shall offer in writing to deliver, or cause to be delivered, an amount equal to such excess Net Proceeds to the Agent for distribution to the Lenders as a prepayment of the Advances, which prepayment shall be applied in accordance with Section 2.5(g). Within ten (10) Business Days after the Agent’s receipt of notice of the availability of such Net Proceeds, the Agent shall inform the Borrower whether one or more of the Lenders (based on the individual election of such Lender delivered in writing (including by email) to the Agent) shall require some or all of such Net Proceeds to be paid to the Agent as a prepayment of the Advances to be applied by the Agent in accordance with Section 2.5(g). If the Agent, on behalf of the Lenders, elects not to receive some or all Net Proceeds, except as provided in this Section 2.5(c) or as otherwise permitted under the Term Documents, the Loan Parties shall use such Net Proceeds (which one or more Lenders elected not to accept) to make a prepayment of the Term Loan Obligations. Notwithstanding the foregoing and provided no Event of Default has occurred and is continuing, such prepayment of Obligations shall not be required to the extent a Loan Party or such Subsidiary reinvests such Net Proceeds of such Disposition or Event of Loss in capital assets then used or usable in the business of Borrower or such Subsidiary or to repair or replace the property subject to such Event of Loss, within one hundred eighty (180) days after the date of such Disposition or Event of Loss; provided, that, if the subject of such Disposition or Event of Loss is Collateral, then the Borrower shall use the Net Proceeds of such Disposition or Event of Loss to acquire assets that constitute Collateral.

(d)    [Intentionally Omitted].

(e)    Alaska Tax Credits. Subject to Section 2.5(g)(ii) and (iii), within five (5) Business Days after receipt by any Loan Party or any Subsidiary of any Loan Party (other than any Excluded Subsidiary) of any payment or monetization with respect to the Alaska Tax Credits, Borrower shall notify the Agent in writing of its receipt of such funds (and Agent shall promptly notify each Lender of the same), and if the Agent notifies the Borrower in writing of the Lenders’ desire that some or all of such payment be applied to reduce the Obligations hereunder (based on the direction of each individual Lender), the Borrower shall promptly deliver, or cause to be delivered, to the Agent an amount equal to such payment or monetization (or portion thereof, as applicable) requested by Agent for application to the outstanding Obligations in accordance with Section 2.5(g).

(f)    Convertible Notes. Within one (1) Business Day after issuance of the Convertible Notes, Borrower shall promptly deliver, or cause to be delivered, to Agent, an amount equal to the Net Proceeds from the issuance of such Convertible Notes less the amount necessary to repay in full in cash the Closing Date Acquisition Obligations then outstanding, for application to the outstanding Obligations in accordance with Section 2.4(e).

(g)    Application of Prepayments.

(i)    Any prepayments pursuant to Section 2.5(c) or Section 2.5(e) shall be applied to prepay the Obligations in accordance with Section 2.4(e).

(ii)    Notwithstanding anything to the contrary, unless otherwise provided in Intercreditor Agreement, any Lender shall be permitted to waive all or any portion of its pro rata share of any such prepayments under this Section 2.5 (other than prepayments pursuant to Section 2.5(f) hereof, which shall not be waivable) by providing written notice to the Agent within five (5) Business Days after receiving notice from Agent regarding a Disposition or Event of Loss pursuant to Section 2.5(c) or a notice of Borrower’s receipt of the Alaska Tax Credits pursuant to Section 2.5(e) provided that, in each case, if the Lender fails to timely waive such prepayment, such Lender shall be deemed to accept such payment.

(iii)    Any prepayments that are to be applied pursuant to Section 2.5(c) or Section 2.5(e) but are waived pursuant to Section 2.5(g)(ii) shall be applied by the Loan Parties to the Term Loan Obligations to the extent required thereunder.

(h)    No Implied Consent. Provisions contained in this Section 2.5 for the application of proceeds of certain transactions shall not be deemed to constitute consent of the Lenders to transactions that are not otherwise permitted by the terms hereof or the other Loan Documents.

2.6.    Interest Rates, Rates, Payments and Calculations.

(a)    Interest Rates. Subject to Sections 2.6(b) and 2.6(d), all outstanding Obligations and Subsequent Advance Commitments shall bear interest, at a rate per annum equal to the Interest Rate, it being understood that on and after the date on which the Lenders issue a Subsequent Advance Commitment, the full amount thereof shall bear interest at the Interest Rate regardless of whether or not the Borrower has requested that such Subsequent Advance Commitment be funded provided that interest shall no longer accrue on any Lender’s Subsequent Advance Commitment upon such Lender refusing to fund any Subsequent Advance requested on account of such Subsequent Advance Commitment.

(b)    Default Rate. Upon the occurrence and during the continuation of an Event of Default and at any time following the Termination Date, at the reasonable discretion of the Required Lenders and upon written notice by the Required Lenders to the Agent and the Borrower, the principal amount of all Obligations shall bear interest at a per annum rate equal to two (2) percentage points above the per annum rate otherwise applicable hereunder (the “Default Rate”). For avoidance of doubt, the Lenders may assess the Default Rate commencing on the date of the occurrence of an Event of Default irrespective of the date of reporting or declaration of such Event of Default. All such interest shall be payable in cash on demand of the Agent or the Required Lenders.

(c)    Payment. Except as otherwise provided under Section 2.5, Section 2.6(b) and this Section 2.6(c), interest on the outstanding Obligations and the Subsequent Advance Commitments shall be paid in arrears not later than 2:00 p.m. (New York City time) on the last Business Day of each calendar month. All payments received by the Agent after 2:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Interest shall also be paid with respect to any payment or prepayment of Obligations on the date so paid. If the Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by the Agent from Borrower and such related payment is not received by the Agent, then the Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind. If any payment to be made by Borrower hereunder shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(d)    Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue.

(e)    Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower, the Agent and the Lenders, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, as of the date of this Agreement,

Borrower is and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7.    Designated Account. Borrower agrees to establish and maintain one or more Designated Accounts, each in the name of Borrower, for the purpose of receiving the proceeds of the Advances requested by Borrower and made by the Lenders hereunder. Unless otherwise agreed by the Agent and Borrower, any Advance requested by Borrower and made by the Lenders hereunder shall be remitted by the Agent to the applicable Designated Account.

2.8.    Statements of Obligations.

(a)    The Agent, on behalf of the Lenders, shall record on its books and records the amount of each Advance made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. The Agent shall deliver to Borrower on a monthly basis a loan statement setting forth the amount of the principal balance of the Advances and the interest payment due on the next interest payment date. Such record and such loan statement shall, absent manifest error, be conclusive evidence of the amount of the Advances made by the Lenders to Borrower and the interest and payments thereon unless, within thirty (30) calendar days after Borrower’s request to inspect such record or Borrower’s receipt of a loan statement, as applicable. Borrower shall deliver to the Agent written objection thereto describing the error or errors contained in such record or loan statement, as applicable. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation on Borrower hereunder (or under any Note) to pay any amount owing with respect to the Advances or provide the basis for any claim against the Agent.

(b)    The Agent, acting as a non-fiduciary agent of Borrower solely with respect to the actions described in this Section 2.8(b) shall establish and maintain at its address referred to in Section 12 (or at such other U.S. address as the Agent may notify Borrower) (A) a record of ownership (the “Register”) in which the Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of each Lender in the Advances, each of their obligations under this Agreement to participate in each Advance, and any assignment of any such interest, obligation or right and (B) accounts in the Register in which it shall record (1) the names and addresses of the Lenders (and each change thereto pursuant to Section 14.1, (2) the Subsequent Advance Commitments of each Lender, (3) the amount of each Advance and each funding of any participation described in clause (A) above, (4) the amount of any principal amounts of (and stated interest on) each Advance owing to each Lender pursuant to the terms hereof from time to time, and (5) any other payment received by the Agent from Borrower and its application to the Obligations. The entries in the Register shall be conclusive absent manifest error.

(c)    Notwithstanding anything to the contrary contained in this Agreement, the Advances (including any Notes evidencing such Advances) are registered obligations, the right, title and interest of the Lenders and their assignees in and to such Advances shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 2.8 and Section 14 shall be construed so that the Advances are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the IRC.

(d)    The Loan Parties, the Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to this Section 2.8 as a Lender for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for access by Borrower, the Agent or such Lender during normal business hours and from time to time upon at least one Business Day’s prior notice. No Lender shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender unless otherwise agreed by the Agent (acting at the direction of the Required Lenders) or Borrower.

2.9.    Maturity Termination Dates.

(a)    The Secured Parties’ obligations under this Agreement shall continue in full force and effect for a term ending on the earliest of (i) the Maturity Date, (ii) the date Borrower terminates the Credit Facility (by payment of the Obligations in full in cash, termination of, if any, all outstanding Commitments and otherwise terminating the Credit Facility), and (iii) the date the Credit Facility terminates pursuant to Section 10.1 following an Event of Default (the earliest of these dates, the “Termination Date”). The foregoing notwithstanding, the Agent, at the direction of the Required Lenders, shall be permitted to terminate its obligations under the Loan Documents immediately and without notice upon the occurrence of any Event of Default. Borrower agrees to pay all of the Obligations (including principal, interest, fees, costs, and expenses, including Expenses) in full in cash on the Termination Date.

(b)    [Intentionally Omitted].

(c)    [Intentionally Omitted].

2.10.    Effect of Maturity. On the Termination Date, all obligations of the Lenders to provide Advances and any other additional credit hereunder shall automatically be terminated and all of the Obligations shall immediately become due and payable without notice or demand and Borrower shall immediately repay all of the Obligations in full in cash. No termination of the obligations of the Lenders (other than cash payment in full of the Obligations (other than unasserted contingent indemnification obligations)) or termination of the Commitments and/or any other obligation of the Lenders to provide additional credit hereunder shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and the Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations (other than unasserted contingent indemnification obligations) have been paid in full in cash and the Lenders’ obligations to provide additional credit hereunder shall have been terminated. Provided, that the Agent has not received prior written notice that there is a suit, action, proceeding or claim pending or threatened against an Indemnified Person under this Agreement with respect to any Indemnified Liabilities, the Agent shall, at the Loan Parties’ expense, release or terminate any filings or other agreements that perfect the Agent’s Liens in the Collateral, upon the Agent’s receipt of each of the following, in form and content satisfactory to the Agent and the Required Lenders: (i) cash payment in full of all Obligations (other than unasserted contingent indemnification obligations), (ii) evidence that any obligation of the Lenders to make Advances to Borrower or provide any further credit to Borrower has been terminated, (iii) a general release of all claims against the Secured Parties and their respective Affiliates, Agent-Related Parties, and Lender-Related Parties by Borrower and each Loan Party relating to the Secured Parties’ performance and obligations under the Loan Documents, and (iv) an agreement by Borrower and each Guarantor to indemnify the Secured Parties and their respective Affiliates, Agent-Related Parties, and Lender-Related Parties for any payments received by the Secured Parties or their Affiliates (or Lender Affiliate(s)) that are applied to the Obligations as a final payoff that may subsequently be returned or otherwise not paid for any reason. The Agent shall have no duty to investigate whether there is any suit, action, proceeding or claim pending or threatened against an Indemnified Person under this Agreement with respect to any Indemnified Liabilities, and shall be fully protected and shall have no liability to any Indemnified Person or any other Person for releasing or terminating any filings or other agreements that perfect the Agent’s Liens in the Collateral in accordance with this Section 2.10.

2.11.    [Intentionally Omitted].

2.12.    Fees. Borrower shall pay to (i) Lenders the fees set forth on Schedule 2.12 attached hereto, (ii) the Agent and Lenders the fees referenced on Schedule 2.12 attached hereto (in accordance with the provisions thereof) and/or separately agreed upon in writing between Borrower, the Agent and applicable Lenders (including, without limitation, as set forth in the Agent Fee Letter), and (iii) the Lenders the fees described in the Facility Fee Letter (in accordance with the provisions thereof). All of such fees shall be fully earned and irrevocable when paid and shall not be refundable for any reason whatsoever.

2.13.    Payments by the Lenders to the Agent: Settlement.

(a)    On a monthly basis or more frequently at the Agent’s election, the Agent shall notify each Lender by telephone, email or fax of the principal balance of such Lender’s Advances and Subsequent Advance Commitments and the interest payment due on the next interest payment date. Except as otherwise provided in Section 2.13(d)(iv) and provided, that Borrower has provided the Agent with prior written notice of payment as required by Sections 2.4 and 2.5, in the case of any payment of principal received by the Agent from Borrower in respect of any Advance prior to 2:00 p.m. (New York City time) on any Business Day, the Agent shall pay to each applicable Lender such Lender’s pro rata portion of such payment on such Business Day, and, in the case of any payment of principal received by the Agent from Borrower in respect of any Advance later than 2:00 p.m. (New York City time) on any Business Day, the Agent shall pay to each applicable Lender such Lender’s pro rata portion of such payment on the next Business Day.

(b)    [Intentionally Omitted].

(c)    [Intentionally Omitted].

(d)    Non-Funding Lenders. Nothing in this Section 2.13(d) or elsewhere in this Agreement or the other Loan Documents, including the remaining provisions of Section 2.13, shall be deemed to require the Agent or any other Lender to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Agent, any Lender or Borrower may have against any Lender as a result of any default by such Lender hereunder.

(i)    Responsibility. The failure of any Non-Funding Lender to fund any Advance hereunder on the date specified herein shall not relieve any other Lender of its obligations to make such Advance and neither the Agent nor, any other Lender shall be responsible for the failure of any Non-Funding Lender to make any Advance hereunder.

(ii)	[Intentionally Omitted].

(iii)    Voting Rights. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be, or have its Advances and Commitments, included in the determination of “Required Lenders” or “Lenders directly affected” pursuant to Section 15) for any voting or consent rights under or with respect to any Loan Document; provided, that (A) the Commitment of a Non-Funding Lender may not be increased, extended or reinstated, (B) the principal of a Non-Funding Lender’s Advances may not be reduced or forgiven, and (C) the interest rate applicable to Obligations owing to a Non-Funding Lender may not be reduced, in each case, without the consent of such Non-Funding Lender. Moreover, for the purposes of determining Required Lenders, the Advances and Commitments held by Non-Funding Lenders shall be excluded from the total Advances and Commitments outstanding.

(iv)    Borrower Payments to a Non-Funding Lender. The Agent shall be authorized to use all portions of any payments received by the Agent for the benefit of any Non-Funding Lender pursuant to this Agreement to pay in full the Aggregate Excess Funding Amount to the appropriate Secured Parties thereof (or Borrower). The Agent shall be entitled to hold as cash collateral in a non-interest bearing account up to an amount equal to such Non-Funding Lender’s pro rata share, until the Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) are paid in full in cash and all Commitments have been terminated. Upon any such unfunded obligations owing by a Non-Funding Lender becoming due and payable, the Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender. In the event that the Agent is holding cash collateral of a Non-Funding Lender that cures its status as a Non-Funding Lender pursuant to clause (v) below or ceases to be a Non- Funding Lender pursuant to the definition of Non-Funding Lender, the Agent shall return the unused portion of such cash collateral to such Lender. The “Aggregate Excess Funding Amount” of a Non-Funding Lender shall be the aggregate amount of all unfunded or unpaid obligations owing by such Lender to the Agent and other Lenders under the Loan Documents.

(v)    Cure. A Lender may cure its status as a Non-Funding Lender under clause (a) of the definition of Non-Funding Lender if such Lender (A) fully pays to the Agent, on behalf of the applicable Secured Parties, the Aggregate Excess Funding Amount, plus all interest due thereon and (B) timely makes the next reimbursement required to be made by such Lender. Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder.

(vi)    Procedures. The Agent is hereby authorized by each Loan Party and each other Secured Party to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Advances and other matters incidental thereto. Without limiting the generality of the foregoing, the Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion, on Debtdomain or IntraLinks systems.

2.14.    [Intentionally Omitted].

2.15.    [Intentionally Omitted].

3.	SECURITY INTEREST.

3.1.    Grant of Security Interest. Borrower and each Loan Party hereby unconditionally grants, assigns, and pledges to the Agent for the benefit of the Secured Parties, to secure payment and performance of the Obligations, a continuing security interest (hereinafter referred to as the “Security Interest”) in all of such Borrower’s and Loan Party’s right, title, and interest in and to the Collateral, as security for the payment and performance of all Obligations. Borrower and each Loan Party shall also grant the Agent a Lien and security interest in all Commercial Tort Claims that it may have from time to time against any Person. The Security Interest created hereby secures the payment and performance of the Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, the Collateral secures the payment of all amounts which constitute part of the Obligations and would be owed by Borrower or any other Loan Party to the Secured Parties, but for the fact that they are unenforceable or not allowable (in whole or in part) as a claim in an Insolvency Proceeding involving Borrower or any other Loan Party due to the existence of such Insolvency Proceeding.

3.2.    Borrower Remains Liable. Anything herein to the contrary notwithstanding, (a) Borrower and each other Loan Party shall remain liable under the contracts and agreements included in the Collateral to perform all of the duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Secured Parties of any of the rights hereunder shall not release Borrower or any other Loan Party from any of its duties or obligations under such contracts and agreements included in the Collateral, and (c) the Secured Parties shall not have any obligation or liability under such contracts and agreements included in the Collateral by reason of this Agreement, nor shall the Secured Parties be obligated to perform any of the obligations or duties of Borrower or any other Loan Party thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

3.3.    Assignment of Insurance. As additional security for the Obligations, Borrower and each other Loan Party hereby collaterally assigns to the Agent for the benefit of the Secured Parties all rights of Borrower and such Loan Party under every policy of insurance covering the Collateral and all other assets and property of Borrower and each other Loan Party (including, without limitation business interruption insurance and proceeds thereof) and all business records and other documents relating to it subject to the Intercreditor Agreement and Section 2.5(c) hereof, and all monies (including proceeds and refunds) that may be payable under any policy, and, subject to the Intercreditor Agreement, Borrower and each other Loan Party hereby directs the issuer of each policy to pay all such monies directly and solely to the Agent for the benefit of the Secured Parties. At any time, whether or not a Default or Event of Default shall have occurred, (subject to the Intercreditor Agreement) the Agent may (but shall not be obligated to), in the Agent’s or Borrower’s or any other Loan Party’s name, execute and deliver proofs of claim, receive payment of proceeds and endorse checks and other instruments representing payment of the policy of insurance, and adjust, litigate, compromise or release claims against the issuer of any policy. Any monies received under any insurance policy collaterally assigned to the Agent, other than liability insurance policies, or received as payment of any award or compensation for condemnation or taking by eminent domain, (subject to the Intercreditor Agreement) shall be paid to the Agent and, as determined by the Required Lenders in their Permitted Discretion, may be applied to prepayment of the Obligations or disbursed to Borrower under payment terms reasonably satisfactory to the Agent for application to the cost of repairs, replacements, or restorations of the affected Collateral which shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed.

3.4.    Financing Statements and Intellectual Property Filings.

Borrower and each other Loan Party authorizes the Agent:

(a)    (i) to perfect the Agent’s Security Interest in the Collateral, by filing or authorizing the filing of, at the expense of the Loan Parties (a) UCC-1 financing statements naming the Agent, as secured party and describing the Collateral as “all personal property” or “all assets” and/or describing specific items of Collateral including without limitation any Commercial Tort Claims and (b) and (ii) to file or authorize the filing of, at the expense of the Loan Parties, UCC-3 financing statement amendments, assigning the existing financing statements filed in the name of the Original Lender, as secured party, and describing the Collateral, to the Agent, as secured party. All financing statements, including without limitation all financing statements filed pursuant to the Original Credit Agreement and/or the First Amended and Restated Credit Agreement in favor of the Original Lender (and/or Agent as applicable), filed before the date of this Agreement to perfect the Security Interest in the Collateral were authorized by Borrower and each other Loan Party and are hereby ratified.

(b)    to file or authorize the filing or recording, as applicable of, at the expense of the Loan Parties, one or more Copyright security agreements or Patent and Trademark security agreements (and/or any amendments or supplements to the foregoing) to further evidence the Agent’s Lien on such Loan Party’s Patents, Trademarks, or Copyrights (if any), and the General Intangibles of such Loan Party relating thereto or represented thereby.

Notwithstanding the foregoing authorization, in no event shall the Agent be obligated to prepare or file any financing statements, Copyright security agreements or Patent and Trademark security agreements whatsoever, or to maintain the perfection of the security interest hereunder, which shall be the sole obligation of the Borrower and the other Loan Parties; provided, that Agent shall file or authorize the filing of financing statements, Copyright security agreements and Patent and Trademark security agreements and take steps to perfect liens in accordance with the direction of the Required Lenders.

3.5.    [Intentionally Omitted].

4.	CONDITIONS.

4.1.    Conditions Precedent to the Effectiveness of this Agreement. The effectiveness of this Agreement is subject to the fulfillment, to the satisfaction of, or waiver by, the Agent and the Required Lenders of each of the conditions precedent set forth in Section 1 of Exhibit B.

4.2.    [Intentionally Omitted].

4.3.    Conditions Precedent to any Subsequent Advance. The obligation of the Lenders to make any Subsequent Advance provided for hereunder is subject to the fulfillment, to the satisfaction of, or waiver by, the Agent and the Lenders with Subsequent Advance Commitments, of each of the conditions precedent in Section 2 of Exhibit B.

4.4.    Conditions Precedent to all Advances. The obligations of the Lenders to make any Advances (other than Protective Advances) hereunder (or to extend any other credit hereunder (other than Protective Advances)) at any time shall be subject to the fulfillment, to the satisfaction of, or waiver by, the Agent and the Required Lenders, of the following additional conditions precedent:

(a)    the representations and warranties of Borrower and each other Loan Party or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such Advance, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall continue to be true and correct as of such earlier date);

(b)    no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof; and

(c)    after giving effect to the making of such (i) Advance, the aggregate amount of all Advances made (including the Existing Obligations) hereunder shall not exceed the Maximum Amount and (ii) Subsequent Advance, the aggregate amount of all Subsequent Advances made hereunder shall not exceed the Subsequent Advance Amount.

Any request for an Advance and/or a Subsequent Advance Commitment shall be deemed to be a representation by Borrower and each other Loan Party that the statements set forth in this Section 4.4 are correct as of the time of such request.

For purposes of determining compliance with the conditions specified in this Section 4.4, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by the Loan

Documents shall have received written notice from such Lender prior to the requested date for such Advances specifying its objection thereto and such Lender shall not have made available to the Agent such Lender’s ratable portion of the applicable Advance.

5.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Agent and the Lenders to enter into this Agreement, Borrower and each other Loan Party reaffirms that the representations and warranties made to the Lender as of the Original Closing Date and as of the First Amended and Restated Effective Date and confirms that the representations and warranties made to the Agent and the Lenders as set forth on Exhibit D hereto are true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), and shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date hereof and as of the making of any Advance, as though made on and as of the date of such Advance (except to the extent that such representations and warranties relate solely to an earlier date in which case such representations and warranties shall continue to be true and correct as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement. For the avoidance of doubt, none of the representations and warranties set forth in Exhibit D shall be made by or on behalf of the Excluded Subsidiaries.

6.	AFFIRMATIVE COVENANTS.

Borrower and each other Loan Party covenants and agrees that, until termination of all of the Commitments of each Lender hereunder and payment in full of the Obligations (other than unasserted contingent indemnification obligations). Borrower and each other Loan Party shall and shall cause their respective Subsidiaries (other than the Excluded Subsidiaries) to comply with each of the following:

6.1.    Financial Statements, Reports, Certificates. Deliver to Agent copies of each of the financial statements, reports, Projections and other items set forth on Schedule 6.1 no later than the times specified therein. In addition, Borrower agrees that no Loan Party or Domestic Subsidiary of Borrower will have a fiscal year different from that of Borrower. Parent agrees to maintain a system of accounting that enables the Parent to produce financial statements in accordance with GAAP. Each Loan Party shall also (a) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to the sales of such Loan Party and its Subsidiaries, and (b) maintain its billing systems/practices substantially as in effect as of the Original Closing Date and shall only make material modifications following prior notice to the Agent.

6.2.    Additional Reporting. Provide the Agent with each of the reports set forth on Schedule 6.2 at the times specified therein.

6.3.    Existence. Except as otherwise permitted under Section 7.3 or Section 7.4, each Loan Party and any Domestic Subsidiary shall at all times maintain and preserve in full force and effect (a) its existence (including being in good standing in its jurisdiction of organization) and (b) all rights and franchises, contracts, licenses and permits material to its business; provided, however, that no Loan Party nor any of its Subsidiaries shall be required to preserve any such right or franchise, licenses, contracts, or permits if such Person’s Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Agent or the Lenders; provided, that Borrower delivers at least ten (10) days prior written notice to the Agent of the election of such Loan Party or such Subsidiary not to preserve any such right or franchise, contract, license or permit.

6.4.    Maintenance of Properties. Maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear and casualty excepted and Permitted Dispositions excepted (and except where the failure to so maintain and preserve such assets could not reasonably be expected to result in a Material Adverse Change), and comply with the material provisions of all material leases and licenses to which it is a party as lessee or licensee, so as to prevent the loss or forfeiture thereof, unless such provisions are the subject of a Permitted Protest.

6.5.    Taxes; Obligations.

(a)    Timely file all federal and state income tax returns and other material tax returns required to be filed or otherwise supplied to a Governmental Authority with respect to taxes, and pay and discharge (y) all material Taxes imposed, levied, or assessed against any Loan Party or its Subsidiaries, or any of their respective assets or in respect of any of its income, businesses, or franchises to be paid in full, before delinquency or the expiration of any extension period, and (z) all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of their properties or assets which, in each case, could be a liability of or be imposed on Borrower or any of its Subsidiaries); provided no such Tax, claim or obligation need to be paid if it could not reasonably be expected to result in a Material Adverse Change or the validity of such Tax, claim or obligation is the subject of a Permitted Protest and so long as, in the case of such Tax, claim or obligation that has or may become a Lien against any of the Collateral, such Permitted Protest conclusively operates to stay the sale of any portion of the Collateral to satisfy such assessment or Tax.

(b)    Make timely payment or deposit of all tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof reasonably satisfactory to the Required Lenders indicating that such Loan Party and its Subsidiaries have made such payments or deposits.

6.6.    Insurance. At the Loan Parties’ expense, maintain insurance with respect to the assets of each Loan Party and each of its Subsidiaries (other than the Excluded Subsidiaries) wherever located, covering liabilities, losses or damages as are customarily insured against by other Persons engaged in the same or similar businesses, including, without limitation, the insurance coverage set forth in Schedule 6.6. All such policies of insurance shall be with financially sound and reputable insurance companies acceptable to the Required Lenders and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and in any event in amount, adequacy and scope reasonably satisfactory to the Required Lenders. All property insurance policies covering the Collateral are to be made payable to the Agent for the benefit of the Secured Parties (subject to the Intercreditor Agreement), as its interests may appear, in case of loss, pursuant to a lender loss payable endorsement acceptable to the Required Lenders and are to contain such other provisions as the Required Lenders may reasonably require to fully protect the Secured Parties’ interest in the Collateral and to any payments to be made under such policies. Such evidence of property and general liability insurance shall be delivered to the Agent, with the lender loss payable endorsements (but only in respect of Collateral) and additional insured endorsements (with respect to general liability coverage) in favor of the Agent (subject to the Intercreditor Agreement) and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to the Agent of the exercise of any right of cancellation. If Borrower fails to maintain such insurance, the Agent may, but shall not be obligated to, arrange for such insurance, but at the Loan Parties’ expense and without any responsibility on the Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrower shall give the Agent prompt notice of any loss exceeding $250,000 covered by its casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, (subject to the Intercreditor Agreement) the Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

6.7.    Inspections, Exams, Collateral Exams and Appraisals. At the Loan Parties’ expense, permit the Agent, the Lenders and each of the Agent’s and the Lenders’ duly authorized representatives to visit any of its properties, or cause any other Person to allow the Agent to visit any such Person’s property on which any Collateral is located, and inspect any of any Loan Party’s assets or Books and Records, to conduct inspections, exams and appraisals of the Collateral, to examine and make copies of its Books and Records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as the Required Lenders may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to Borrower.

6.8.    Account Verification. Permit the Agent, in the Agent’s name or in the name of a nominee of the Agent, to verity the validity, amount or any other matter relating to any Account, by mail, telephone, facsimile transmission or otherwise. Further, at the request of the Agent, each Loan Party shall send requests for verification of Accounts or send notices of assignment of Accounts to Account Debtors and other obligors.

6.9.    Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, subject to Loan Parties’ right to engage in a Permitted Protest; provided, however, that this Section 6.9 shall not apply to laws related to Taxes, which are the subject of Section 6.5.

6.10.    Environmental.

(a)    Keep any property either owned or operated by Borrower or any other Loan Party free of any Environmental Liens or post bonds or other financial assurances satisfactory to the Required Lenders and in an amount sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, subject to Loan Parties’ right to engage in a Permitted Protest so long as, in the case of an Environmental Lien that has become a Lien against any of the Collateral, (i) such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Environmental Lien(s), and (ii) any such other Lien is at all times subordinate to the Agent’s Liens;

(b)    Comply, in all material respects, with Environmental Laws and provide to the Agent documentation of such compliance which the Agent reasonably requests, subject to Loan Parties’ right to engage in a Permitted Protest;

(c)    Promptly notify the Agent of any release of which Borrower or any other Loan Party has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by Borrower or any other Loan Party and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law; and

(d)    Promptly, but in any event within 5 Business Days of its receipt thereof, provide the Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Loan Party or its Domestic Subsidiaries, (ii)

commencement of any Environmental Action or written notice that an Environmental Action will be filed against any Loan Party or any of its Domestic Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority located in the United States or Canada.

6.11.    Disclosure Updates.

(a)    Promptly and in no event later than five (5) Business Days after obtaining knowledge thereof or after the occurrence thereof, whichever is earlier, notify the Agent:

(i)    if any written information, exhibit, or report furnished to the Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. Any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto;

(ii)    of all actions, suits, or proceedings brought by or against any Loan Party or any of its Subsidiaries (other than the Excluded Subsidiaries) before any court or Governmental Authority which reasonably could be expected to result in a Material Adverse Change, provided, that, in any event, such notification shall not be later than 5 days after service of process with respect thereto on any Loan Party or any of its Subsidiaries;

(iii)    of (i) any disputes or claims by Borrower’s or any other Loan Party’s customers exceeding $100,000 individually or $250,000 in the aggregate during any fiscal year; or (ii) Goods returned to or recovered by Borrower outside of the ordinary course of business, with a fair market value exceeding $100,000 individually or $250,000 in the aggregate;

(iv)    of any material loss or damage to any Collateral or any substantial adverse change in the Collateral;

(v)    of a violation of any law, rule or regulation, the non-compliance with which reasonably could be expected to result in a Material Adverse Change;

(vi)    of any disputes or claims by Borrower’s or any other Loan Party’s subcontractors exceeding $100,000 individually or $250,000 in the aggregate during any fiscal year; or

(vii)    of any (x) Default or Event of Default under any of the Convertible Notes Documents (to the extent then in effect) the New Senior Notes Documents or the Term Documents and (y) violation of the Asset Purchase Agreement.

(b)    Immediately upon obtaining knowledge thereof or after the occurrence thereof, notify the Agent of any event or condition which constitutes a Default or an Event of Default and provide a statement of the action that such Borrower proposes to take with respect to such Default or Event of Default.

(c)    Upon request of the Agent (at the written direction of the Required Lenders), each Loan Party shall deliver to the Agent any other materials, reports, records or information reasonably requested relating to the operations, business affairs, financial condition of any Loan Party or its Subsidiaries or the Collateral.

6.12.    Collateral Covenants. The covenants in this Section 6.12 shall apply to all Collateral other than Foreign Located Assets, except as expressly provided below. For clarification purposes, the covenants in this Section 6.12 shall not apply to any assets owned by Foreign Subsidiaries of the Loan Parties (other than Collateral transferred to a Foreign Subsidiary after the Original Closing Date, unless expressly permitted hereunder), owned by any Excluded Subsidiary or otherwise not constituting the Collateral.

(a)    Possession of Collateral. In the event that any Collateral, including Proceeds, is evidenced by or consists of Negotiable Collateral, Investment Related Property, or Chattel Paper, in each case, having an aggregate value or face amount of $250,000 or more for all such Negotiable Collateral, Investment Related Property, or Chattel Paper, the Loan Parties shall promptly (and in any event within three (3) Business Days after receipt thereof), notify the Agent thereof, and if and to the extent that perfection or priority of the Agent’s Liens are dependent on or enhanced by possession, the applicable Loan Party, promptly (and in any event within three (3) Business Days) after request by the Agent (at the written direction of the Required Lenders), shall execute such other documents and instruments as shall be requested by the Agent or the Required Lenders or, if applicable, endorse and deliver physical possession of such Negotiable Collateral, Investment Related Property, or Chattel Paper to the Agent, together with such undated powers (or other relevant document of assignment or transfer acceptable to transfer title to the Agent) endorsed in blank or as shall be requested by the Agent, and shall do such other acts or filings deemed necessary or desirable by Agent (at the written direction of the Required Lenders) to enhance, perfect and protect the Agent’s Liens therein.

(b)    Chattel Paper.

(i)    Promptly (and in any event within three (3) Business Days) after request by the Agent (at the written direction of the Required Lenders), each Loan Party shall take all steps reasonably necessary to grant the Agent control of all electronic Chattel Paper of any Loan Party in accordance with the Code and all “transferable records” as that term is defined in Section 16 of the Uniform Electronic Transaction Act and Section 201 of the federal Electronic Signatures in Global and National Commerce Act as in effect in any relevant jurisdiction, to the extent that the individual or aggregate value or face amount of such electronic Chattel Paper equals or exceeds $250,000;

(ii)    If any Loan Party retains possession of any Chattel Paper or instruments (which retention of possession shall be subject to the extent permitted hereby), promptly upon the request of the Agent (at the written direction of the Required Lenders), such Chattel Paper and instruments shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the Security Interest of “Cantor Fitzgerald Securities, as Agent, together with its successors and assigns”; and

(iii)    This Section 6.12(b) shall be subject to the Intercreditor Agreement.

(c)    Controlled Accounts.

(i)    [Reserved];

(ii)    Notwithstanding any other provision set forth herein, upon the occurrence of an Event of Default, each Loan Party following the request of the Agent (at the direction of the Required Lenders in their sole discretion), shall (i) obtain a Control Agreement (or its substantial equivalent) from each bank maintaining a Permitted Foreign Deposit Account for such Loan Party, or (ii) to the extent permitted by applicable law, close any Permitted Foreign Deposit Account and transfer all funds in such account to the Designated Account;

(iii)    Within forty-five (45) days after acquiring uncertificated securities or opening a securities or commodities account, or such greater period of time as may be approved by the Agent (at the direction of the Required Lenders in their sole discretion), each Loan Party shall obtain a Control Agreement, from each issuer of uncertificated securities, securities intermediary, or commodities intermediary issuing or holding any financial assets or commodities to or for any such Loan Party;

(iv)    Within forty-five (45) days after acquiring investment property, or such greater period of time as may be approved by the Agent (at the direction of the Required Lenders in their sole discretion), each Loan Party shall cause the Agent to obtain “control,” as such term is defined in the Code, with respect to all of such Loan Party’s investment property;

(v)    Within forty-five (45) days after opening a Deposit Account (other than an Excluded Account and, subject to Section 6.12(c)(ii), a Permitted Foreign Deposit Account) after the Second Amended and Restated Effective Date, or such greater period of time as may be approved by the Agent (at the direction of the Required Lenders in their sole discretion), each Loan Party shall obtain a Control Agreement from the bank maintaining such Deposit Account or lockbox account for such Loan Party;

(vi)    [Reserved]; and

(vii)    [Reserved].

(d)    Letter-of-Credit Rights. If the Loan Parties (or any of them) are or become the beneficiary of letters of credit having a face amount or value of $250,000 or more in the aggregate, then the applicable Loan Party or Loan Parties shall promptly (and in any event within three (3) Business Days after becoming a beneficiary), notify the Agent thereof and, promptly (and in any event within three (3) Business Days) after request by the Agent (at the written direction of the Required Lenders), enter into a tri-party agreement with the Agent and the issuer or confirming bank with respect to letter-of-credit rights assigning such letter-of-credit rights to the Agent and directing all payments thereunder to the Collection Account unless otherwise directed by the Agent, all in form and substance reasonably satisfactory to the Required Lenders; provided, that this Section 6.12(d) shall be subject to the Intercreditor Agreement.

(e)    Commercial Tort Claims. If the Loan Parties (or any of them) obtain Commercial Tort Claims having a value, or involving an asserted claim, in the amount of $250,000 or more in the aggregate for all Commercial Tort Claims, then the applicable Loan Party or Loan Parties shall promptly (and in any event within three (3) Business Days of obtaining such Commercial Tort Claim), notify the Agent upon incurring or otherwise obtaining such Commercial Tort Claims and, promptly (and in any event within three (3) Business Days) after request by the Agent (at the written direction of the Required Lenders), amend Schedule 5.6(d) to the Information Certificate to describe such Commercial Tort Claims in a manner that reasonably identifies such Commercial Tort Claims and which is otherwise reasonably satisfactory to the Required Lenders, and hereby authorizes the filing of additional financing statements or amendments to existing financing statements describing such Commercial Tort Claims, and agrees to do such other acts or filings necessary or as reasonably requested by the Agent (at the direction of the Required Lenders) to give the Agent for the benefit of the Secured Parties a perfected first priority security interest in any such Commercial Tort Claim (subject to the Intercreditor Agreement), which Commercial Tort Claim shall not be subject to any other Liens other than Permitted Liens.

(f)    Government Contracts. Other than Accounts the aggregate value of which does not at any one time exceed $250,000, if any Account of any Loan Party arises out of a contract or contracts with the United States of America or any State or any department, agency, or instrumentality thereof, Loan Parties shall promptly (and in any event within three (3) Business Days of the creation thereof) notify the

Agent thereof and, promptly (and in any event within three (3) Business Days) after request by the Agent (at the written direction of the Required Lenders), subject to the Intercreditor Agreement, execute any instruments or take any steps necessary as may be reasonably required by the Agent in order that all moneys due or to become due under such contract or contracts shall be assigned to the Agent, for the benefit of the Secured Parties, and shall provide written notice thereof under the Assignment of Claims Act or other applicable law.

(g)    Intellectual Property.

(i)    Upon the request of the Agent (at the written direction of the Required Lenders), in order to facilitate filings with the PTO and the United States Copyright Office, each Loan Party shall execute and deliver to the Agent one or more Copyright security agreements (if such Loan Party owns any Copyrights) or Patent and Trademark security agreements (if such Loan Party owns any Patents or Trademarks) to further evidence the Agent’s Lien on such Loan Party’s Patents, Trademarks, or Copyrights (if any), and the General Intangibles of such Loan Party relating thereto or represented thereby;

(ii)    Each Loan Party shall have the duty, exercised in a commercially reasonable manner in the reasonable business judgment of such Loan Party, with respect to Intellectual Property that is necessary in the proper conduct of such Loan Party’s business, to protect and diligently enforce and defend at such Loan Party’s expense its Intellectual Property, including (A) to diligently enforce and defend, including promptly suing for infringement, misappropriation, dilution, or other similar violation and to recover any and all damages for such infringement, misappropriation, dilution, or other similar violation, and filing for opposition, interference, and cancellation against conflicting Intellectual Property rights of any Person, (B) to prosecute diligently any trademark application or service mark application that is part of the Trademarks pending as of the date hereof or hereafter, (C) to prosecute diligently any patent application that is part of the Patents pending as of the date hereof or hereafter, (D) to prosecute diligently any copyright application that is part of the Copyrights pending as of the date hereof or hereafter, (E) to take all reasonable and necessary action to preserve and maintain all of such Loan Party’s Trademarks, Patents, Copyrights, other Intellectual Property, Intellectual Property Licenses, and its rights therein, including paying all maintenance fees and filing of applications for renewal, affidavits of use, and affidavits of noncontestability, and (F) to require all employees, consultants, and contractors of each Loan Party who were involved in the creation or development of such Intellectual Property to sign agreements containing assignment to such Loan Party of Intellectual Property rights created or developed and obligations of confidentiality. No Loan Party shall abandon any Intellectual Property or Intellectual Property License that is necessary in the proper conduct of such Loan Party’s business. Each Loan Party shall take the steps described in this Section 6.12(g)(ii) with respect to all new or acquired Intellectual Property to which it or any of its Subsidiaries is now or later becomes entitled that is necessary in the proper conduct of such Loan Party’s or Domestic Subsidiary’s business;

(iii)    Each Loan Party acknowledges and agrees that the Secured Parties shall have no duties with respect to any Intellectual Property or Intellectual Property Licenses of any Loan Party. Without limiting the generality of this Section 6.12(g)(iii), each Loan Party acknowledges and agrees that the Secured Parties shall not be under any obligation to take any steps necessary to preserve rights in the Collateral consisting of Intellectual Property or Intellectual Property Licenses against any other Person, but the Agent (at the written direction of the Required Lenders), subject to the Intercreditor Agreement and this Agreement, may do so at its option from and after the occurrence and during the continuance of an Event of Default, and all expenses incurred in connection therewith (including reasonable documented out-of-pocket fees and expenses of attorneys and other professionals) shall constitute Obligations hereunder;

(iv)    Each Loan Party shall promptly file an application with the United States Copyright Office for any Copyright that has not been registered with the United States Copyright Office if such Copyright that is necessary in the proper conduct of such Loan Party’s business. Any expenses incurred in connection with the foregoing shall be borne by the Loan Parties; and

(v)    No Loan Party shall enter into any Intellectual Property License to receive any license or rights in any Intellectual Property of any other Person unless such Loan Party has used commercially reasonable efforts to permit the assignment of or grant of a Lien in such Intellectual Property License (and all rights of such Loan Party thereunder) to the Agent (and any transferees of the Agent) for the benefit of the Secured Parties.

(h)    Investment Related Property.

(i)    Upon the occurrence and during the continuance of an Event of Default, following the request of the Agent (at the written direction of the Required Lenders), subject to the Intercreditor Agreement, all sums of money and property paid or distributed in respect of the Investment Related Property (other than any Investment Related Property evidenced by documents or instruments in the possession of the Term Lenders and subject to the Intercreditor Agreement) that are received by any Loan Party shall be held by such Loan Party in trust for the benefit of the Agent segregated from such Loan Party’s other property, and such Loan Party shall deliver it promptly to the Agent in the exact form received; and

(ii)    Except for Foreign Located Assets, each Loan Party shall cooperate with the Agent in obtaining all necessary approvals and making all necessary filings under federal, state, local, or foreign law to effect the perfection of the Security Interest on the Investment Related Property or to effect any sale or transfer thereof.

(i)    [Intentionally Omitted].

(j)    [Intentionally Omitted].

(k)    Motor Vehicles; Vessels; Titled Goods. Subject to the Intercreditor Agreement, promptly (and in any event within five (5) Business Days) after (i) (A) request by the Agent (at the written direction of the Required Lenders) with respect to (x) any titled Equipment or (y) Equipment used in Loan Parties’ Alaska Operations that is not susceptible to perfection by the filing of a financing statement pursuant to the Code (“Preempted Perfection Equipment”) and (B) the value of any titled Equipment or Preempted Perfection Equipment exceeds $100,000 individually or all such Equipment exceeds $500,000 in the aggregate, or (ii) the occurrence and continuation of a Default or an Event of Default (upon the request by the Agent (at the written direction of the Required Lenders)), in either case, each Loan Party owning such Equipment shall deliver to the Agent, (x) an original certificate of title or similar document issued by the applicable Governmental Authority for each such Equipment titled under state law, together with a signed title application naming the Agent as first priority lien holder or lien holder (with a first priority lien) with respect to such Equipment and will cause such title certificates to be filed (with the Agent’s Lien noted thereon) in the appropriate filing office, and (y) a similar perfection instrument for any Preempted Perfection Equipment, including a signed preferred ship mortgage for any federally registered vessel.

(l)    Pledged Collateral. Subject in all respects to the Intercreditor Agreement as long as any Obligation remains outstanding (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted):

(i)    Delivery of Pledged Collateral. Each Loan Party shall (i) deliver to the Agent, in suitable form for transfer and in form and substance satisfactory to the Required Lenders, (A) all

Pledged Certificated Stock, (B) all Pledged Debt Instruments, including all Indebtedness described on Schedule 6.12(l) having a stated value in excess of $250,000 in the aggregate and (C) all certificates and instruments evidencing Pledged Investment Property with a stated value in excess of $250,000 in the aggregate and (ii) maintain all other Pledged Investment Property with a stated value in excess of $250,000 in the aggregate in a Controlled Securities Account.

(ii)    Event of Default. Subject to the terms of the Intercreditor Agreement, during the continuance of an Event of Default, the Agent shall have the right, at the written direction of the Required Lenders and upon notice to the Loan Parties, to (i) transfer to or to register in its name or in the name of its nominees any Pledged Collateral or any Pledged Investment Property and (ii) exchange any certificate or instrument representing or evidencing any Pledged Collateral or any Pledged Investment Property for certificates or instruments of smaller or larger denominations.

(iii)    Pledged Uncertificated Stock. Each Loan Party hereby covenants and agrees that, without the prior express written consent of the Required Lenders, it will not agree to any election by any limited liability company to treat the Pledged Stock as securities governed by Article 8 of the Uniform Commercial Code of any jurisdiction and in any event will promptly notify the Agent in writing if such Pledged Stock will be treated as a security governed by Article 8 of the Uniform Commercial Code of any jurisdiction and, in such event, take such action as the Agent make request in order to establish the Agent’s “control” (within the meaning of Section 8-106 of the Code) over such Pledged Stock.

(iv)    Cash Distributions with respect to Pledged Collateral. Except as provided in Section 10.2 and subject to the limitations set forth in this Agreement, such Loan Party shall be entitled to receive all cash distributions and dividends paid in respect of the Pledged Collateral.

(v)    Voting Rights. Except as provided in Section 10.2, the Loan Parties shall be entitled to exercise all voting, consent and corporate, partnership, limited liability company and similar rights with respect to the Pledged Collateral; provided, however, that no vote shall be cast, consent given or right exercised or other action taken by such Loan Party that would contravene or result in any violation of any provision of any Loan Document in any material respect.

6.13.    Material Contracts. Contemporaneously with the delivery of each Compliance Certificate pursuant to Section 6.1, provide the Agent with copies of (a) each Material Contract entered into since the delivery of the previous Compliance Certificate, (b) each material amendment or modification of any Material Contract entered into since the delivery of the previous Compliance Certificate, and (c) at the request of the Agent (at the written direction of the Required Lenders), a “no-offset” letter in form and substance reasonably acceptable to the Required Lenders from each customer of any Loan Party which is a party to any Material Contract. Borrower and each other Loan Party shall maintain all Material Contracts in full force and effect and shall not default in the payment or performance of any material obligations thereunder.

6.14.    Location of Inventory, Equipment and Books. Each Loan Party shall keep its Inventory and Equipment (other than vehicles and Equipment out for repair) and Books of each Loan Party and each of its Domestic Subsidiaries only at the locations identified on Schedule 5.29 to the Information Certificate and keep the chief executive office of each Loan Party and each of its Subsidiaries (other than the Excluded Subsidiaries) only at the locations identified on Schedule 5.6(b) to the Information Certificate; provided, however, that, so long as no Event of Default has occurred and is continuing, each Loan Party may (a) move Equipment to and from and keep Equipment at any domestic location accessible by a Loan Party without restriction and owned, leased or licensed by a Loan Party’s customer(s) to the extent necessary for such Loan Party’s provision of services to such customer, and so long as such Loan Party timely reports the presence of such Equipment at such new location pursuant to Schedule 6.2, and further subject to Agent’s right (at the direction of the Required Lenders) to require a Collateral Access Agreement with respect thereto upon the occurrence of an Event of Default; (b) move Equipment with an aggregate value then equivalent to up to 25% of the aggregate value of all Equipment to a location outside the United States to the extent necessary for a Loan Party’s provision of services to a customer in such location, and so long as such Loan Party timely reports the presence of such Equipment at such new location pursuant to Schedule 6.2, and (c) amend Schedule 5.29 to the Information Certificate so long as the applicable Loan Party or Subsidiary provides the Agent a Collateral Access Agreement (upon request by Agent, at the direction of Required Lenders) with respect thereto if such location is not owned by such Loan Party and the value of the Inventory, Equipment or books exceeds $250,000.

6.15.    Further Assurances.

(a)    At any time upon the reasonable request of the Agent or the Required Lenders, execute or deliver to the Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that the Agent or the Required Lenders may reasonably request and in form and substance reasonably satisfactory to the Required Lenders, to create, perfect, and continue perfection or to better perfect the Agent’s Liens in all of the assets that constitutes Collateral of each Loan Party under applicable Legal Requirements in the United States (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, if Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents, such Borrower and such other Loan Party hereby authorizes the Agent to execute any such Additional Documents in the applicable Loan Party’s name, as applicable, and authorizes the Agent to file such executed Additional Documents in any appropriate filing office. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as are necessary or that the Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of Borrower and each other Loan Party other than Excluded Property.

(b)    Borrower and each other Loan Party authorizes the filing by the Agent of financing or continuation statements, or amendments thereto (including amendments to financing statements filed prior to the Second Amended and Restated Effective Date in connection with the Original Credit Agreement and/or the First Amended and Restated Credit Agreement), and such Loan Party will execute and deliver to the Agent such other instruments or notices, as are necessary or that the Agent may reasonably request, in order to perfect and preserve the Security Interest granted or purported to be granted hereby under applicable Legal Requirements in the United States.

(c)    Borrower and each other Loan Party authorizes the Agent at any time and from time to time to file, transmit, or communicate, as applicable, financing statements and amendments (i) describing the Collateral as “all personal property of debtor” or “all assets of debtor” or words of similar effect, (ii) describing the Collateral as being of equal or lesser scope or with greater detail, or (iii) that contain any information required by Part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of such financing statement. Borrower and each other Loan Party also hereby ratifies any and all financing statements or amendments previously filed by the Agent in any jurisdiction.

(d)    Borrower and each other Loan Party acknowledges that no Loan Party is authorized to file any financing statement or amendment or termination statement with respect to any financing statement filed in connection with this Agreement, the Original Credit Agreement, or the First Amended and Restated Credit Agreement without the prior written consent of the Agent (at the written direction of the Required Lenders), subject to such Loan Party’s rights under Section 9- 509(d)(2) of the Code.

6.16.    Term Credit Agreement, New Senior Notes and Convertible Notes. With respect to the Term Documents and the Term Lenders, the New Senior Notes Documents and the New Senior Noteholders, the holders of the Convertible Notes and the Convertible Notes Documents, the Loan Parties shall (a) provide the Agent with copies of any proposed amendments to the Term Documents, the New Senior Notes Documents and the Convertible Notes Documents before any such amendments are executed, (b) provide the Agent with copies of any default notices or other material notices or communications received from the Term Lenders, the New Senior Notes Trustee, the New Senior Noteholders, the Convertible Notes Noteholders, or the Convertible Notes Trustee in connection with the Term Documents, the New Senior Notes Documents, or the Convertible Notes Documents, as applicable, and (c) upon knowledge thereof, advise the Agent of any circumstance that Loan Parties anticipate will result in a default or event of default under the Term Documents, the New Senior Notes Documents or the Convertible Notes Documents.

6.17.    Post-Closing Deliverables. Borrower shall satisfy the requirements and/or provide to the Agent each of the documents, instruments, agreements and information set forth on Exhibit I hereto, on or before the date specified for such requirement on such Exhibit or such later date to be determined by the Required Lenders in their reasonable discretion, each of which shall be completed or provided in form and substance reasonably satisfactory to the Required Lenders.

6.18.    Excluded Subsidiaries. Promptly after payment of the Closing Date Acquisition Obligations in full in cash (other than any unasserted contingent indemnification obligations), the Borrower shall cause the Excluded Subsidiaries to merge into the Borrower with the Borrower being the surviving entity with respect to such merger.

7.	NEGATIVE COVENANTS.

Borrower and each Loan Party covenants and agrees that, until termination of all of the Commitments of each of the Lenders hereunder and payment in full of the Obligations in cash (other than any unasserted contingent indemnification obligations), neither Borrower nor any other Loan Party will do, nor will Borrower or any other Loan Party permit any of their Domestic Subsidiaries (other than the Excluded Subsidiaries unless expressly specified otherwise below) to do any of the following:

7.1.    Indebtedness.

(a)    Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

(b)    Incur any Permitted Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of a Loan Party unless such Indebtedness is also contractually subordinated in right of payment to the Obligations on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Borrower solely by virtue of being unsecured or by virtue of being secured on a junior Lien basis.

For purposes of determining compliance with Section 7.1, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness, or is entitled to be incurred pursuant to Section 7.1(a), Borrower will be permitted to classify and divide such item of Indebtedness on the date of its incurrence, and later reclassify and redivide all or a portion of such item of

Indebtedness among any one or more of such clauses and/or Section 7.1(a), in any manner that complies with Section 7.1. Indebtedness under this Agreement will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (a) of the definition of Permitted Indebtedness. For purposes of determining compliance with any U.S. dollar denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that any Loan Party may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values. In determining the amount of Indebtedness outstanding, the outstanding amount of any particular Indebtedness of any Person shall be counted only once.

7.2.    Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any (a) Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens; (b) Lien of any subcontractor of Borrower or any other Loan Party on the assets of any customer of Borrower or any other Loan Party, unless, and to the extent, such subcontractor Lien is discharged, satisfied, vacated, bonded, or stayed within seven (7) days thereof, (c) Lien on or with respect to any assets of any Loan Party or any of its Subsidiaries (other than Excluded Subsidiaries), of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, in each case, for the benefit of any Excluded Subsidiary or (d) Lien on or with respect to any Excluded Subsidiary’s assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, to secure Indebtedness for borrowed money other than the Closing Date Acquisition Obligations and the Liens described in the clause (f) of “Permitted Liens” as defined in the Closing Date Loan Agreement as in effect on the date hereof.

7.3.    Restrictions on Fundamental Changes.

(a)    Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock, except for (i) any merger between Loan Parties; provided, that Borrower must be the surviving entity of any such merger to which it is a party, (ii) any merger between any Loan Party’s Subsidiaries that are not Loan Parties and (iii) any merger contemplated in accordance with Section 6.18 hereof.

(b)    Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of Borrower with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than a Borrower) or any of its wholly-owned Subsidiaries (other than Borrower) so long as all of the assets (including any interest in any Stock) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of a Borrower that is not a Loan Party (other than any such Subsidiary the Stock of which (or any portion thereof) is subject to a Lien in favor of the Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of a Borrower that is not liquidating or dissolving.

(c)    Suspend or cease operation of a substantial portion of its or their business, except as permitted pursuant to Sections 7.3(a) or (b) above or in connection with the transactions permitted pursuant to Section 7.4.

(d)    Form or acquire any (i) direct Subsidiary (other than an Excluded Subsidiary), (ii) indirect Subsidiary in the United States (other than an Excluded Subsidiary), or (iii) indirect Subsidiary in a Foreign Jurisdiction unless Loan Parties provide the Agent with written notice of the formation of such indirect Subsidiary in a Foreign Jurisdiction within ten (10) days after such formation and provide the Agent with copies of all organizational and formation documents related thereto as the Agent or the Required Lenders may request in its Permitted Discretion provided that any such acquisition is otherwise permitted hereunder, including without limitation, Section 7.11.

7.4.    Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Section 7.3, sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral or any other asset except as expressly permitted by this Agreement. The Agent and the Required Lenders shall not be deemed to have consented to any sale or other disposition of any of the Collateral or any other asset except as expressly permitted in this Agreement or the other Loan Documents.

7.5.    Change of Name. Change the name, organizational identification number, state of organization, organizational identity or “location” for purposes of Section 9-307 of the Code of any Loan Party, or change the name, organizational identification number, state of organization, organizational identity or “location” for purposes of Section 9-307 of the Code of any Loan Party’s Subsidiaries.

7.6.    Nature of Business. Make any change in the nature of its or their business as conducted on the date of this Agreement or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, however, that the foregoing shall not prevent Borrower or any other Loan Party or any of its Subsidiaries from engaging in any business that is reasonably related or ancillary to its business.

7.7.    Prepayments. Except in connection with Refinancing Indebtedness permitted under the definition of Permitted Indebtedness,

(a)    optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party or any of its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, (B) Permitted Indebtedness owing to a Loan Party; provided, that no Event of Default has occurred and is occurring, or would occur after giving effect to such payment and to the extent permitted under the Intercreditor Agreement, if applicable, and (C) payments under the New Senior Notes Documents, Convertible Notes and the Term Credit Agreement permitted by Section 7.7(d).

(b)    make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions,

(c)    cause or allow Parent, Borrower or any of their respective Subsidiaries (other than any Excluded Subsidiary) to make any payments on account of the Closing Date Acquisition Obligations; provided that, a Permitted Investment by Borrower or any of its Subsidiaries pursuant to clause (k)(ii) of the definition thereof shall not constitute a payment on account of the Closing Date Acquisition Obligations by a Borrower or any of its Subsidiaries (other than any Excluded Subsidiary);

(d)    make any payments on the obligations under the New Senior Notes Documents or Convertible Notes Documents other than (i) (x) payments of regularly scheduled interest or any “Additional Interest” due thereunder to the extent permitted by the Intercreditor Agreement and (y) in the case of the Convertible Notes, any conversion of the Convertible Notes to Equity Interests issued by the issuer of the Convertible Notes and (ii) any mandatory prepayments under the Term Credit Agreement permitted by the Intercreditor Agreement; provided that, if applicable, the Lenders shall have first declined the use of such proceeds for application to the Advances pursuant to Section 2.5(g)(ii).

7.8.    Amendments. Directly or indirectly, amend, modify, or change any of the terms or provisions of:

(a)    any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (i) the Obligations in accordance with this Agreement, (ii) Indebtedness permitted under clauses (c), (e) and (f) of the definition of Permitted Indebtedness and (iii) to the extent otherwise permitted under this Section 7.8;

(b)    any Material Contract except (i) in connection with the transactions contemplated by the Restructuring Support Agreement or (ii) to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Agent or the Lenders;

(c)    the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Agent or the Lenders;

(d)    the Term Documents, except as permitted by the Intercreditor Agreement or if the effect thereof, either individually or in the aggregate, is not materially adverse to the interests of the Secured Parties and does not alter the payment terms of such Term Documents; or

(e)    the Convertible Notes Documents, except as permitted by the Intercreditor Agreement or if the effect thereof either individually or in the aggregate, is not materially adverse to the interests of the Secured Parties and does not alter the payment terms of such Convertible Notes Documents; or

7.9.    the New Senior Notes Documents, except as permitted by the Intercreditor Agreement or if the effect thereof, either individually or in the aggregate, is not materially adverse to the interests of the Secured Parties and does not alter the payment terms of such New Senior Notes Documents.

7.10.    Change of Control. Cause, permit, or suffer to exist, directly or indirectly, any Change of Control.

7.11.    Accounting Methods. Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

7.12.    Investments, Controlled Investments.

(a)    Except for Permitted Investments (which, for the avoidance of doubt, shall not include any Investments in any Excluded Subsidiaries other than as permitted under clause (i) of the definition of Permitted Investments), directly or indirectly, make or acquire any Investment, or incur any liabilities (including contingent obligations) for or in connection with any Investment.

(b)    [Intentionally Omitted].

(c)    [Intentionally Omitted].

7.13.    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of Borrower, any other Loan Party or any of their Subsidiaries except for:

(a)    transactions contemplated by the Loan Documents or transactions (other than the payment of management, consulting, monitoring, or advisory fees) with any non-Loan Party Affiliates of any Loan Party in the ordinary course of business of such Loan Party, consistent with past practices and undertaken in good faith, upon fair and reasonable terms fully disclosed to the Agent and no less favorable than would be obtained in a comparable arm’s length transaction with a non-Affiliate;

(b)    so long as it has been approved by a Loan Party’s Board of Directors in accordance with applicable law, any customary indemnities provided for the benefit of directors (or comparable managers) of such Loan Party;

(c)    so long as it has been approved by a Loan Party’s Board of Directors in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of a Loan Party and its Subsidiaries in the ordinary course of business and consistent with industry practice;

(d)    transactions permitted by Section 7.3 or Section 7.17; and

(e)    Permitted Affiliate Transactions.

7.14.    Use of Proceeds. Use the proceeds of any loan made hereunder for any purpose other than (a) to pay fees, costs, and expenses, including Expenses, incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby and (b) consistent with the terms and conditions hereof, for general corporate and working capital purposes (provided, that no part of the proceeds of the loans made to Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System).

7.15.    Limitation on Issuance of Stock. Except for the issuance or sale of common stock or Permitted Preferred Stock by the Borrower (and the issuance of common stock of Parent in connection with any conversion of Convertible Notes into such common stock), issue or sell or enter into any agreement or arrangement for the issuance and sale of any Stock of Borrower or a Subsidiary of Borrower other than to a Loan Party or, in the case of Stock of an Excluded Subsidiary, to any other Excluded Subsidiary.

7.16.    Consignments. Consign any of its Inventory or sell any of its Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale, except as set forth on Schedule 7.15 to the Information Certificate.

7.17.    Inventory and Equipment with Bailees. Store the Inventory or Equipment of any Loan Party or any of its Subsidiaries (other than the Excluded Subsidiaries) at any time now or hereafter with a bailee, warehouseman, or similar party, except as set forth on Schedule 7.16 to the Information Certificate or except as otherwise permitted herein.

7.18.    Other Payments and Distributions. Except for Permitted Distributions, the Loan Parties will not, and will not permit any of their Domestic Subsidiaries (other than the Excluded Subsidiaries) to, directly or indirectly:

(i)    declare or pay any dividend or make any other payment or distribution on account of any Loan Party’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving any Loan Party or any of its Subsidiaries), or to the direct or indirect holders of any Loan Party’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Prohibited Preferred Stock) of Borrower);

(ii)    purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Borrower) any Equity Interests of any Loan Party;

(iii)    except as permitted by Section 7.7 hereof, make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of any Loan Party that is contractually subordinated in right of payment to the Obligations of such Loan Party, as the case may be, except a payment of regularly scheduled interest or principal at the Stated Maturity thereof or otherwise to the extent permitted under any applicable subordination agreement; or

(iv)    make any Investment other than Permitted Investments (all such payments and other actions set forth in these clauses (i) through (iii) above being collectively referred to as “Restricted Payments”).

For purposes of determining compliance with this Section 7.17, if a Restricted Payment meets the criteria of more than one of the types of distributions described in clauses (a) through (d) of the definition of Permitted Distributions or this Section 7.17, Borrower, in its sole discretion, may divide or classify and from time to time divide, re-divide, classify and reclassify such Permitted Distributions among such clauses and/or paragraphs above in any manner in compliance with this Section 7.17.

7.19.    Term Documents, Existing Notes Documents, New Senior Notes Documents and Convertible Notes Documents. With respect to the Term Documents, the Term Lenders, the Existing Noteholders, the Existing Notes Documents, the New Senior Notes Documents, the New Senior Noteholders, the Convertible Notes Documents and the Convertible Notes Noteholders, make any payment or perform any act to or for the benefit of the Term Lenders, Existing Noteholders, the New Senior Noteholders or the Convertible Notes Noteholders, as applicable, that is prohibited by the terms of the Intercreditor Agreement.

8.	[INTENTIONALLY OMITTED].

9.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

9.1.    If Borrower fails to pay when due and payable, or when declared due and payable, all or any portion of the Obligations consisting of principal, interest, fees, charges or other amounts due any Lender or the Agent, reimbursement of Expenses, or other amounts constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding);

9.2.    If any Loan Party or any of its Subsidiaries (other than its Foreign Subsidiaries):

(a)    fails to perform or observe any covenant or other agreement contained in any of (i) Sections 6.1, 6.2, 6.3 (solely if any Loan Party or any of its Subsidiaries is not in good standing in its jurisdiction of organization), 6.5(a) (solely with respect to F.I.C.A., F.U.T.A., federal income taxes and any other taxes or assessments the non-payment of which may result in a Lien having priority over Liens securing the Obligations), 6.5(b), 6.6, 6.7 (solely if any Loan Party or any of its Subsidiaries refuses to allow the Agent, the Lenders or their representatives or agents to visit its properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss its affairs, finances, and accounts with its officers and employees), 6.8, 6.11, 6.12, 6.13, 6.14 or 6.18, (ii) Section 7, or (iii) the Intercreditor Agreement;

(b)    fails to perform or observe any covenant or other agreement contained in any of Sections 6.3 (other than if a Loan Party is not in good standing in its jurisdiction of organization), 6.4, 6.5(a) (other than F.I.C.A., F.U.T.A., federal income taxes and any other taxes or assessments the non-payment of which may result in a Lien having priority over Liens securing the Obligations), 6.7 (other than if any Loan Party or any of its Subsidiaries refuses to allow the Agent or its representatives or agents to visit its properties, inspect its assets or Books or Records, examine and make copies of its Books or Records or disclose it affairs, finances and accounts with its officers and employees), 6.9, 6.10, and 6.15 and such failure continues for a period of 15 days after the earlier of (i) the date on which such failure shall first become known to or should have been known by any officer of any Loan Party or (ii) the date on which written notice thereof is given to any Loan Party by Agent; or

(c)    fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is unable to be cured (in which case, there shall be no cure period) or is the subject of another provision of this Section 9 (in which event such other provision of this Section 9 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to or should have been known by any officer of any Loan Party or (ii) the date on which written notice thereof is given to any Loan Party by the Agent;

9.3.    If one or more judgments, orders, or awards for the payment of money in an amount in excess of $250,000 in any one case or in excess of $500,000 in the aggregate (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

9.4.    If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;

9.5.    If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein; provided, that the Lenders shall have no obligation to provide any Advances to Borrower during such 60 calendar day period specified in subsection (c);

9.6.    If any Loan Party or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the business affairs of such Loan Party and its Subsidiaries, taken as a whole;

9.7.    If there is (a) a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more Persons (other than an Affiliate of a Loan Party or any of its

Subsidiaries that has waived such default in writing) relative to the Indebtedness of such Loan Party or such Subsidiary involving an aggregate amount of $500,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder, (b) a default in or an involuntary early termination of any Hedge Agreement to which a Loan Party or any of its Subsidiaries is a party, (c) an event of default has occurred and is continuing under the Convertible Notes Documents(d) an event of default has occurred and is continuing under any Term Document, (e) an event of default has occurred and is continuing under any New Senior Notes Documents, or (f) breach or default under the Restructuring Support Agreement that results in a termination thereof;

9.8.    If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to the Agent and/or Lenders in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

9.9.    If the obligation of any Guarantor under its Guaranty or any other Loan Document to which any Guarantor is a party is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement), or if any Guarantor fails to perform any obligation under its Guaranty or under any such Loan Document, or repudiates or revokes or purports to repudiate or revoke any obligation under its Guaranty, or under any such Loan Document, or any individual Guarantor dies or becomes incapacitated, or any other Guarantor ceases to exist for any reason;

9.10.    If this Agreement or any other Loan Document that purports to create a Lien on Collateral, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens which are permitted purchase money Liens or the interests of lessors under Capital Leases, first priority Lien on the Collateral covered thereby;

9.11.    If any event or circumstance occurs that the Required Lenders in their Permitted Discretion believe may impair the prospect of payment of all or part of the Obligations, or any Loan Party’s ability to perform any of its material obligations under any of the Loan Documents, or any other document or agreement described in or related to this Agreement, or there occurs any Material Adverse Change;

9.12.    If any event or circumstance shall occur which, in the Permitted Discretion of the Required Lenders exercised in good faith, would be reasonably likely to cause the Required Lenders to suspect that any Loan Party has engaged in fraudulent activity with respect to the Collateral or other matters;

9.13.    Any director, officer, or owner of at least 20% of the issued and outstanding ownership interests of a Loan Party is indicted for a felony offense under state or federal law, or a Loan Party hires an officer or appoints a director who has been convicted of any felony offense and Borrower does not cause such person’s connection to such Loan Party to be terminated within 30 days of obtaining knowledge of such conviction, or a Person becomes an owner of at least 20% of the issued and outstanding ownership interests of a Loan Party who has been convicted of any such felony offense;

9.14.    If any Loan Party fails to pay any indebtedness or obligation in an aggregate amount of $500,000 or more owed to any Lender or their Affiliates which is unrelated to the Credit Facility or this Agreement as it becomes due and payable or the occurrence of any default or event of default under any agreement evidencing such indebtedness or obligations between any Loan Party and any of the Lenders or their respective Affiliates unrelated to the Loan Documents, and such failure or default or event of default is not cured within any applicable cure period provided under such agreement and such default or event of default is continuing; or

9.15.    The validity or enforceability of any Loan Document shall at any time for any reason be declared to be null and void by a court of competent jurisdiction, or a proceeding shall be commenced by a Loan Party or any of its Subsidiaries, or a proceeding shall be commenced by any Governmental Authority having jurisdiction over a Loan Party or any of its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or any of its Subsidiaries shall deny that such Loan Party or such Subsidiary has any liability or obligation purported to be created under any Loan Document.

10.	RIGHTS AND REMEDIES.

10.1.    Rights and Remedies.

(a)    Subject to the Intercreditor Agreement, upon the occurrence and during the continuation of an Event of Default, the Agent or its authorized representatives (at the written direction of the Required Lenders) may in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(i)    declare the Obligations, whether evidenced by this Agreement or by any of the other Loan Documents, immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrower and each other Loan Party;

(ii)    declare the Subsequent Advance Commitments and any other funding obligations of each Lender under this Agreement terminated, whereupon such Subsequent Advance Commitments or other funding obligations shall immediately be terminated together with any obligation of any Lender hereunder to make Advances or extend any other credit hereunder;

(iii)    give notice to an Account Debtor or other Person obligated to pay an Account, a General Intangible, Negotiable Collateral, or other amount due, notice that the Account, General Intangible, Negotiable Collateral or other amount due has been assigned to the Agent for security and must be paid directly to the Agent and the Agent may collect the Accounts, General Intangible and Negotiable Collateral of Borrower and each other Loan Party directly, and any collection costs and expenses shall constitute part of the Obligations under the Loan Documents;

(iv)    without notice to or consent from any Loan Party or any of its Subsidiaries, and without any obligation to pay rent or other compensation, take exclusive possession of all locations where any Loan Party or any of its Subsidiaries conduct its business or has any rights of possession and use the locations to store, process, manufacture, sell, use, and liquidate or otherwise dispose of items that are Collateral, and for any other incidental purposes deemed appropriate by the Required Lenders in good faith, including, without limitation, the right, in the Required Lenders’ Permitted Discretion, through any Person or otherwise, to enter upon any job site and complete any portion of any of Borrower’s projects as the Required Lenders deem necessary to collect or realize on any Collateral; and

(v)    in the Agent’s name or in each Loan Party’s name, as such Loan Party’s agent and attorney-in-fact, notify the United States Postal Service to change the address for delivery of mail to any address designated by the Required Lenders, otherwise intercept mail, and receive, open and dispose of such Loan Party’s mail, applying all Collateral as permitted under this Agreement and holding all other mail for such Loan Party’s account or forwarding such mail to such Loan Party’s last known address;

(vi)    exercise in respect of the Collateral, in addition to other rights and remedies provided for herein, in the other Loan Documents, in the Intercreditor Agreement, or otherwise available to it, all the rights and remedies of a secured party on default under the Code or any other applicable law.

(b)    Subject to the Intercreditor Agreement, without limiting the generality of the foregoing, Borrower and each other Loan Party expressly agrees that upon the occurrence and during the continuation of an Event of Default:

(i)    The Agent or its authorized representatives (at the written direction of the Required Lenders), without demand of performance or other demand, advertisement or notice of any kind (except a notice specified below of time and place of public or private sale) to or upon Borrower, any other Loan Party or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the Code or any other applicable law), may take immediate possession of all or any portion of the Collateral, including with respect to any Collateral consisting of Intellectual Property, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Collateral by the applicable Loan Party to the Agent, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Collateral throughout the world on such terms and conditions and in such manner as the Required Lenders shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained) and (i) require Loan Parties to, and Borrower and each other Loan Party hereby agrees that it will at its own expense and upon request of the Agent (at the written direction of the Required Lenders) forthwith, assemble all or part of the Collateral as directed by the Agent and make it available to the Agent at one or more locations designated by the Agent where such Borrower or other Loan Party conducts business, and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Agent’s or Loan Party’s offices or elsewhere, for cash, on credit, and upon such other terms as the Required Lenders may deem commercially reasonable. Borrower and each other Loan Party acknowledges and agrees that Borrower and each Loan Party’s Equipment is highly specialized and not widely marketable, and as such, the Agent shall not be required to widely or generally advertise any private or public sale of such Equipment. Borrower and each other Loan Party agrees that, to the extent notice of sale shall be required by law, at least 10 days’ notice to such Borrower or such other Loan Party of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification and such notice shall constitute a reasonable “authenticated notification of disposition” within the meaning of Section 9-611 of the Code. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent (at the written direction of the Required Lenders) may adjourn any public or private sale from time to time, and such sale may be made at the time and place to which it was so adjourned. Borrower and each other Loan Party agrees that the internet shall constitute a “place” for purposes of Section 9-610(b) of the Code. Borrower and each other Loan Party agrees that any sale of Collateral to a counterparty to a Material Contract, or to a licensor pursuant to the terms of a license agreement between such licensor and Borrower or such other Loan Party, is sufficient to constitute a commercially reasonable sale (including as to method, terms, manner, and time) within the meaning of Section 9-610 of the Code;

(ii)    The Agent or its authorized representatives (at the written direction of the Required Lenders) may, in addition to other rights and remedies provided for herein, in the other Loan Documents, or otherwise available to it under applicable law and without the requirement of notice to or upon any Loan Party or any other Person (which notice is hereby expressly waived to the maximum extent permitted by the Code or any other applicable law), (i) with respect to any Loan Party’s Deposit Accounts in which the Agent’s Liens are perfected by control under Section 9-104 of the Code, instruct the bank maintaining such Deposit Account for the applicable Loan Party to remit the balance of such Deposit Account to or for the benefit of the Agent, and (ii) with respect to any Loan Party’s Securities Accounts in which the Agent’s Liens are perfected by control under Section 9-106 of the Code, instruct the securities intermediary maintaining such Securities Account for the applicable Loan Party to (A) transfer any cash in such Securities Account to or for the benefit of the Agent, or (B) liquidate any financial assets in such Securities Account that are customarily sold on a recognized market and transfer the cash proceeds thereof to or for the benefit of the Agent;

(iii)    any cash held by the Agent as Collateral and all cash proceeds received by the Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied against the Obligations in the order set forth in Section 10.5. In the event the proceeds of Collateral are insufficient to satisfy all of the Obligations in full, Borrower and each other Loan Party shall remain jointly and severally liable for any such deficiency; and

(iv)    the Obligations arise out of a commercial transaction, and that if an Event of Default shall occur the Agent shall have the right to an immediate writ of possession without notice of a hearing. The Agent shall have the right to the appointment of a receiver for each Loan Party or for the properties and assets of each Loan Party, and Borrower and each other Loan Party hereby consents to such rights and such appointment and hereby waives any objection such Borrower or such other Loan Party may have thereto or the right to have a bond or other security posted by the Agent, and further agrees that, to the extent permitted by applicable law, such receiver may be granted the power to sell any Collateral, subject only to the Agent’s rights therein. Borrower acknowledges that the nature of its business, which includes progress billing, technical contracts, and the use of Equipment in varied and remote locations, renders the appointment of a receiver reasonably necessary and, makes other remedies inadequate for the liquidation of the Collateral, to the extent the Agent elects to proceed with such appointment.

Notwithstanding the foregoing or anything to the contrary contained in Section 10.1(a), upon the occurrence of any Event of Default described in Section 9.4 or Section 9.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Agent or the Lenders, all obligations of the Lenders to provide any further Advances or extensions of credit hereunder shall automatically terminate and the Obligations shall automatically and immediately become due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrower.

10.2.    Pledged Collateral.

Subject in all respects to the Intercreditor Agreement:

(a)    Voting Rights. During the continuance of an Event of Default, upon notice by the Agent to the relevant Loan Party or Loan Parties, the Agent or its nominee (at the written direction of the Required Lenders) may exercise (A) any voting, consent, corporate or other right pertaining to the Pledged Collateral at any meeting of shareholders, partners or members, as the case may be, of the relevant issuer or issuers of Pledged Collateral or otherwise and (B) any right of conversion, exchange and subscription and any other right, privilege or option pertaining to the Pledged Collateral as if it were the absolute owner thereof (including the right to exchange at its discretion any Pledged Collateral upon the merger, amalgamation, consolidation, reorganization, recapitalization or other fundamental change in the corporate or equivalent structure of any issuer of Pledged Stock, the right to deposit and deliver any Pledged Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Agent (at the written direction of the Required Lenders) may reasonably determine), all without liability (except for the gross negligence or willful misconduct of the Agent or Lenders as determined by a final order of a court of competent jurisdiction no longer subject to appeal) except to account for property actually received by it; provided, however, that the Agent shall have no duty to any Loan Party to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(b)    Proxies. In order to permit the Agent to exercise the voting and other consensual rights that it may be entitled to exercise pursuant hereto during the continuance of an Event of Default and to receive all dividends and other distributions that it may be entitled to receive hereunder, upon an Event of Default (i) each Loan Party shall promptly execute and deliver (or cause to be executed and delivered) to the Agent all such proxies, dividend payment orders and other instruments as the Agent (at the direction of the Required Lenders) may from time to time reasonably request and (ii) without limiting the effect of clause (i) above, such Loan Party hereby grants to the Agent (subject to the terms of Section 10.3) an irrevocable proxy to vote all or any part of the Pledged Collateral and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Collateral would be entitled (including giving or withholding written consents of shareholders, partners or members, as the case may be, calling special meetings of shareholders, partners or members, as the case may be, and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Collateral on the record books of the issuer thereof) by any other person (including the issuer of such Pledged Collateral or any officer or agent thereof) during the continuance of an Event of Default and which proxy shall only terminate upon the payment in full of the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted).

(c)    Authorization of Issuers. Each Loan Party hereby expressly irrevocably authorizes and instructs, without any further instructions from such Loan Party, each issuer of any Pledged Collateral pledged hereunder by such Loan Party to (i) comply with any instruction received by it from the Agent in writing that states that an Event of Default is continuing and is otherwise in accordance with the terms of this Agreement and each Loan Party agrees that such issuer shall be fully protected from liabilities to such Loan Party in so complying and (ii) unless otherwise expressly permitted by this Agreement, during the continuance of an Event of Default pay any dividend or make any other payment with respect to the Pledged Collateral directly to the Agent.

(d)    Sale of Pledged Collateral.

(i)    Each Loan Party recognizes that the Agent may be unable to effect a public sale of any Pledged Collateral by reason of certain prohibitions contained in the Securities Act and applicable state or foreign securities laws or otherwise or may determine that a public sale is impracticable, not desirable or not commercially reasonable and, accordingly, may resort to one or more private sales thereof to a restricted group of purchasers that shall be obliged to agree, among other filings, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Loan Party acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Agent shall be under no obligation to delay a sale of any Pledged Collateral for the period of time necessary to permit the issuer thereof to register such securities for public sale under the Securities Act or under applicable state securities laws even if such issuer would agree to do so.

(ii)    Each Loan Party agrees to use its commercially reasonable efforts to do or cause to be done all such other acts (other than registering securities for public sale under the Securities Act or under applicable state securities laws) as may be necessary to make such sale or sales of any portion of the Pledged Collateral pursuant to Section 10 valid and binding and in compliance with all applicable Legal Requirements. Each Loan Party further agrees that a breach of any covenant contained herein will cause irreparable injury to the Agent and other Secured Parties, that the Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained herein shall be specifically enforceable against such Loan Party, and such Loan Party hereby waives and agrees not to assert any defense against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under this Agreement. Each Loan Party waives any and all rights of contribution or subrogation upon the sale or disposition of all or any portion of the Pledged Collateral by the Agent.

10.3.    Agent Appointed Attorney in Fact. Subject in all respects to the Intercreditor Agreement, Borrower and each other Loan Party hereby irrevocably appoints the Agent its attorney-in-fact, with full authority in the place and stead of Borrower and such Loan Party and in the name of Borrower or such Loan Party or otherwise, at such time as an Event of Default has occurred and is continuing, to take any action and to execute any instrument which the Agent has been directed in writing by the Required Lenders to accomplish the purposes of this Agreement, including:

(i)    to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with the Accounts or any other Collateral of such Borrower or such other Loan Party;

(ii)    to receive, indorse, and collect any drafts or other instruments, documents. Negotiable Collateral or Chattel Paper;

(iii)    to file any claims or take any action or institute any proceedings which the Agent (at the written direction of the Required Lenders) may deem necessary or desirable for the collection of any of the Collateral of such Borrower or such other Loan Party or otherwise to enforce the rights of the Secured Parties with respect to any of the Collateral;

(iv)    to repair, alter, or supply Goods, if any, necessary to fulfill in whole or in part the purchase order of any Person obligated to Borrower or such other Loan Party in respect of any Account of such Borrower or such other Loan Party;

(v)    to use any Intellectual Property or Intellectual Property Licenses of such Borrower or such other Loan Party including but not limited to any labels. Patents, Trademarks, trade names, URLs, domain names, industrial designs. Copyrights, or advertising matter, in preparing for sale, advertising for sale, or selling Inventory or other Collateral and to collect any amounts due under Accounts, contracts or Negotiable Collateral of such Borrower or such other Loan Party;

(vi)    to take exclusive possession of all locations where Borrower or any other Loan Party conducts its business or has rights of possession, without notice to or consent of Borrower or any Loan Party and to use such locations to store, process, manufacture, sell, use, and liquidate or otherwise dispose of items that are Collateral, without obligation to pay rent or other compensation for the possession or use of any location;

(vii)    the Agent shall have the right, but shall not be obligated, to bring suit in its own name or in the applicable Loan Party’s name, to enforce the Intellectual Property and Intellectual Property Licenses and, if the Agent shall commence any such suit, the appropriate Borrower or such other Loan Party shall, at the request of the Agent, do any and all lawful acts and execute any and all proper documents reasonably required by the Agent in aid of such enforcement; and

(viii)    to the extent permitted by applicable law, Borrower and each other Loan Party hereby ratifies all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and shall be irrevocable until all Commitments of the Lenders to provide Advances are terminated and all Obligations (other than unasserted contingent indemnification obligations) have been paid in full in cash.

10.4.    Remedies Cumulative. The rights and remedies of the Agent and the Lenders under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Agent and the Lenders shall have all other rights and remedies not inconsistent herewith as provided under the Code, by applicable law, or in equity. No exercise by the Agent or the Lenders of one right or remedy shall be deemed an election, and no waiver by the Agent or Lenders of any Default or Event of Default shall be deemed a continuing waiver. No delay by the Agent or the Lenders shall constitute a waiver, election, or acquiescence by it.

10.5.    Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 10.1(a) or the Agent or the Lenders have exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by the Agent or the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied to the Obligations in accordance with Section 2.4(e).

10.6.    Marshaling. The Agent or the Lenders shall not be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights and remedies under this Agreement and under the other Loan Documents and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, Borrower and each other Loan Party hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Agent or the Lenders’ rights and remedies under this Agreement or under any other Loan Document or instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may. Borrower hereby irrevocably waives the benefits of all such laws.

10.7.    License. To the extent permitted by applicable law, subject in all regards to the Intercreditor Agreement, Borrower and each other Loan Party hereby grants to the Agent an irrevocable (so long as Obligations remain outstanding), non-exclusive, worldwide and royalty-free license or sublicense to use or otherwise exploit all Intellectual Property rights of Borrower and such Loan Party now owned or hereafter acquired, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used in the compilation or printout thereof (subject to any confidentiality provisions applicable to such Intellectual Property rights), for the purpose of enabling the Agent to exercise rights and remedies under this Section 10, including: (a) completing the manufacture of any in-process materials following any Event of Default so that such materials become saleable Inventory, all in accordance with the same quality standards previously adopted by Borrower or such other Loan Party for its own manufacturing; and (b) selling, leasing or otherwise disposing of any or all Collateral following any Event of Default.

11.	WAIVERS; INDEMNIFICATION.

11.1.    Demand, Protest, Etc. Borrower and each other Loan Party waives demand, protest, notice of protest, notice of default (except as expressly provided for herein or in any other Loan Document) or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guaranties at any time held by the Agent or any Lender on which Borrower or such other Loan Party may in any way be liable.

11.2.    Agent’s Liability for Collateral. Borrower and each other Loan Party hereby agrees that: (a) except as otherwise provided under the Code or expressly provided under this Agreement, the Agent shall not in any way or manner be liable or responsible for:

(i) the safekeeping of the Collateral,

(ii)    any loss or damage thereto occurring or arising in any manner or fashion from any cause,

(iii)    any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower and such other Loan Parties.

11.3.    Indemnification. Borrower and each other Loan Party shall pay, indemnify, defend, and hold the Lenders, the Lender-Related Parties, the Agent and Agent-Related Parties (each, an “Indemnified Person”) harmless (to the fullest extent permitted by applicable law) from and against any and all claims, demands, suits, actions, investigations, proceedings, losses, liabilities, fines, costs, penalties, and damages, and all reasonable documented out-of-pocket fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery, enforcement, performance, or administration (including any restructuring, forbearance or workout with respect hereto) of this Agreement, any of the other Loan Documents and the transactions related to the Loan Documents as set forth in the Restructuring Support Agreement or the transactions contemplated hereby or thereby or the monitoring of compliance by Borrower and each other Loan Party and each of its Subsidiaries with the terms of the Loan Documents, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the Asset Purchase Agreement and the transactions related to the Loan Documents as set forth in the Restructuring Support Agreement or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, (c) in connection with the custody, preservation, use or operation of, or, upon an Event of Default, the sale of, collection from, or other realization upon, any of the Collateral in accordance with this Agreement and the other Loan Documents, (d) with respect to the failure by Borrower or any other Loan Party to perform or observe any of the provisions hereof or any other Loan Document, (e) in connection with the exercise or enforcement of any of the rights of the Agent or Lenders hereunder or under any other Loan Document, and (f) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Borrower or any other Loan Party or any Subsidiary of Borrower or any other Loan Party or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of such Loan Party or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, neither Borrower nor any other Loan Party shall have any obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, or attorneys as determined by a final non-appealable order of a court of competent jurisdiction. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower or any other Loan Party was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower or such other Loan Party with respect thereto.

12.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or facsimile. In the case of notices to any Lender, they shall be sent to the respective address set forth below the signature of each Lender on the signature pages hereto. In the case of notices or demands to Borrower, any other Loan Party, or the Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Borrower and/or any Guarantor:

SAEXPLORATION HOLDINGS, INC. 1160 Dairy Ashford, Suite 160
Houston, Texas 77079
Attention: Chief Financial Officer
Phone No.:(281)-258-4400
Fax No.: (281)-258-4418

with courtesy copies to
(which shall not constitute Notice for purposes of this Section 12):

Akin Gump Strauss Hauer & Feld, LLP
1700 Pacific Avenue
Suite 4100
Dallas, TX 75201-4624
Attention: Sarah Link Schultz
Phone No.: (214) 949-4367
Fax No.: (214) 969-4343
Email: sschultz@akingump.com

If to the Agent:

Cantor Fitzgerald Securities
1801 N. Military Trail, Suite 202
Boca Raton, FL 33431
Telecopier: (646) 219-1180
Attention: N. Horning (SAExploration)
E-mail: NHorning@cantor.com

and

Cantor Fitzgerald Securities
900 West Trade Street, Suite 725
Charlotte, North Carolina 28202
Phone: (747) 374-0574
Telecopier: (646) 390-1764
Attention: B. Young (SAExploration)
E-mail: BYoung@cantor.com

with courtesy copies to
(which shall not constitute
Notice for purposes of this Section 12):

Shipman & Goodwin LLP
One Constitution Plaza
Hartford, CT 06103
Attention: Nathan Plotkin
E-mail: NPlotkin@goodwin.com

Any party hereto may change the address at which it is to receive notices hereunder, by notice in writing in the foregoing manner given to the other parties. All notices or demands sent in accordance with this Section 12 shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment). Any notice given by the Agent or any Lender to Borrower as provided in this Section 12 shall be deemed sufficient notice as to all Loan Parties, regardless of whether each Loan Party is sent a separate copy of such notice or whether each Loan Party is specifically identified in such notice. Notices to the Agent shall be effective upon actual receipt.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent; provided, that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Agent that it is incapable of receiving notices under Section 2 by electronic communication. The Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a)    THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO AS WELL AS ALL CLAIMS, CONTROVERSIES OR DISPUTES ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)    THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE TRIED AND LITIGATED IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK AND THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE THE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER, EACH OTHER LOAN PARTY AND THE SECURED PARTIES WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

(c)    TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, EACH OTHER LOAN PARTY, THE AGENT AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH, A “CLAIM”). BORROWER, EACH OTHER LOAN PARTY, THE AGENT AND EACH LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)    NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST THE AGENT OR ANY LENDER, OR ANY AFFILIATE OF AGENT OR ANY LENDER, OR ANY LENDER AFFILIATE, OR ANY DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, THE AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

14.	ASSIGNS; SUCCESSORS; REPLACEMENT OF LENDERS.

14.1.    Binding Effect, Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of, but only to the benefit of, Borrower, the other Loan Parties hereto (in each case except for Section 17), the Agent and each Lender receiving the benefits of the Loan Documents and each other Secured Party and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in Section 15.1), none of Borrower, any other Loan Party or the Agent shall have the right to assign any rights or obligations hereunder or any interest herein. No consent to assignment by the Required Lenders shall release Borrower nor any other Loan Party from its Obligations.

14.2.    Assignments and Participations.

(a)    [Intentionally Omitted].

(b)    Right to Assign. Subject to the last sentence of this Section 14.2(b), each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of Subsequent Advance Commitments (and/or the right to issue Subsequent Advance Commitments hereunder) and its rights and obligations with respect to Advances) to (i) any existing Lender (other than a Non-Funding Lender or Impacted Lender), (ii) any Affiliate, Lender Affiliate or Approved Fund of any existing Lender (other than a Non-Funding Lender or Impacted Lender) or (iii) any other Person with the prior written consent (which consent shall, in each case, not be unreasonably withheld or delayed) of the Agent and, as long as no Event of Default under Sections 9.1, 9.4 or 9.5 is continuing, Borrower (which consent shall be deemed to have been given if Borrower has not responded in writing within ten (10) Business Days after any request for such consent); provided, however, that (w) such Sales must be ratable among the obligations owing to and owed by such Lender with respect to the Advances and Subsequent Advance Commitments (and/or the right to issue Subsequent Advance Commitments hereunder), (x) the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Advances and Subsequent Advance Commitments (and/or the right to issue Subsequent Advance Commitments hereunder) subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate, Lender Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates, Lender Affiliate and Approved Funds) entire interest in the Credit Facility or is made with the prior written consent of Borrower (to the extent Borrower’s consent is otherwise required) and the Agent and (y) such Sales by Lenders who are Non-Funding Lenders due to clause (a) of the definition of Non-Funding Lender shall be subject to the Agent’s prior written consent in all instances, unless in connection with such sale, such Non-Funding Lender cures, or causes the cure of, its Non-Funding Lender status as contemplated in Section 2.13(d)(v). The Agent’s refusal to accept a Sale to a Loan Party, or to a Person that would be a Non-Funding Lender or an Impacted Lender, or the imposition of conditions or limitations (including limitations on voting) upon Sales to such Persons, shall not be deemed to be unreasonable. It being understood that notwithstanding anything else to the contrary provided herein (but subject to the last paragraph of this clause (b)), the Initial Lender and the First Amended and Restated Effective Date Lenders are permitted to sell, transfer, negotiate or assign all or a portion of their rights and obligations hereunder (including all or a portion of Subsequent Advance Commitments (and/or the right to issue Subsequent Advance Commitments hereunder) and their rights and obligations with respect to Advances) in any amount, at any time, and to any Person at the sole discretion of Initial Lender and the First Amended and Restated Effective Date Lenders, without the consent of Agent (other than to the extent that indemnification obligations owed by an assigning Lender to Agent were accrued prior to the date of such assignment and Agent has made demand upon such Lender in writing for indemnity prior to such assignment, in each case, in accordance with the provisions hereof, in which case, such assignment shall be subject to the consent of the Agent, which shall not be unreasonably delayed or withheld provided that Agent shall have no such consent right in regards to any assignment or prospective assignment that Agent was aware of on the date hereof), any other Lender, the Borrower or any other Loan Party.

Notwithstanding anything else to the contrary provided herein, as long as no Event of Default under Sections 9.1, 9.4 or 9.5 is continuing, no Lender (including, without limitation, the First Amended and Restated Effective Date Lenders) shall be permitted to assign any Advances or Subsequent Advance Commitments (and/or the right to issue Subsequent Advance Commitments hereunder) to any Disqualified Person, Non-Funding Lender or an Impacted Lender. The Agent and each assignor of Subsequent Advance Commitments (and/or the right to issue Subsequent Advance Commitments hereunder) or an Advance hereunder shall be entitled to rely conclusively on a representation of the assignee Lender in the relevant Assignment that such assignee is not a Disqualified Person, Non-Funding Lender or an Impacted Lender, provided, that such reliance by such assignor is in good faith and reasonable under the circumstances existing at the time of the Sale. Neither the Agent nor the Lenders shall have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to Disqualified Persons, Non-Funding Lenders or Impacted Lenders.

(c)    [Intentionally Omitted].

(d)    Procedure. The parties to each Sale made in reliance on clause (b) above (other than those described in clause (f) or (g) below) shall execute and deliver to the Agent an Assignment via an electronic settlement system designated by the Agent (or, if previously agreed with the Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to the Agent), a completed administrative questionnaire in form and substance satisfactory to the Agent (other than to the extent that the assignee is already a Lender), any Tax forms required to be delivered pursuant to Section 16.1 and payment of an assignment fee in the amount of $3,500 to the Agent, unless waived or reduced by the Agent in its sole discretion; provided, that (i) if a Sale by a Lender is made to an Affiliate, Lender Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (ii) if a Sale by a Lender is made to an assignee that is not an Affiliate, Lender Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates, Lender Affiliates or Approved Funds of such assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale (unless waived or reduced by the Agent). Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with clause (iii) of Section 14.2(b) upon the Agent (and Borrower, if applicable) consenting to such Assignment, from and after the effective date specified in such Assignment, the Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(e)    Effectiveness. Subject to the recording of an Assignment by the Agent in the Register pursuant to Section 2.8(b), (i) the assignee thereunder shall become a party hereto and, subject to the requirements of Section 16.1 and to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment and those obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 19.8(a) (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(f)    Grant of Security Interests. In addition to the other rights provided in this Section 14.2, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Advances), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to the Agent or Borrower or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to the Agent and Borrower; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder and the Agent and the Loan Parties shall continue to deal solely and directly with the assigning Lender.

(g)    Participants. In addition to the other rights provided in this Section 14.2 each Lender may, without notice to or consent from the Agent or Borrower, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Advances); provided, however, that, whether as a result of any term of any Loan Document or of such participation, (i) no such participant shall have a commitment, or be deemed to have made an offer to commit, to make Advances hereunder, and none shall be liable for any obligation of such Lender hereunder and such Lender shall remain liable for the making of all Advances hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Loan Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that each such participant shall be entitled to the benefit of Section 16, but, with respect to Section 16.1, only to the extent such participant delivers the Tax forms required pursuant to Section 16.1(f) (it being understood that the documentation required thereunder shall be delivered to the participating Lender) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such participation, provided, however, that in no case shall a participant have the right to enforce any of the terms of any Loan Document, (iii) each such participant shall be subject to the provisions of Section 14.3 and Section 16.1(e) as if it were an assignee under Section 14.2(b) and (iv) the consent of such participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except that the agreement pursuant to which the Lender sells such participation may provide that such Lender will not, without the consent of such participant, agree to any amendments, waivers or consents described in clauses (ii) and (iii) of Section 15.1 (with respect to amounts, or dates fixed for payment of amounts, to which such participant would otherwise be entitled) or those described in clause (vii) of Section 15.1(a). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any such Advance, Subsequent Advance Commitment or obligations under any Loan Document) to any Person other than the Agent except to the extent that such disclosure is necessary to establish that such Advance or obligation is in registered form under Section 5f.l03-l(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as the Agent) shall have no responsibility for maintaining a Participant Register. Notwithstanding anything else to the contrary provided herein, no Lender shall be permitted to sell participations with respect to Advances to a Disqualified Person. Each Lender shall be entitled to rely conclusively on a representation of the participant in the applicable participation agreement that such participant is not a Disqualified Person, provided, that such reliance by such Lender is in good faith and reasonable under the circumstances existing at the time of such participation.

14.3.    Replacement of Lender. Within forty-five days after: (i) receipt by Borrower of written notice and demand from any Lender (an “Affected Lender”) for payment of additional amounts as provided in Sections 16.1 and/or 16.2, and in each case such Lender has declined or is unable to designate a different lending office in accordance with Section 16.1(e) or (ii) any failure by any Lender (other than the Agent or an Affiliate of the Agent) to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto, Borrower may, at its option, notify the Agent and such Affected Lender (or such defaulting or non-consenting Lender) of Borrower’s intention to obtain, at Borrower’s sole expense and effort, a replacement Lender (“Replacement Lender”) for such Affected Lender (or such defaulting or non-consenting Lender, as the case may be), which Replacement Lender shall be reasonably satisfactory to the Agent and the Required Lenders. In the event Borrower obtains a Replacement Lender within forty-five (45) days following notice of its intention to do so, the Affected Lender (or such defaulting or non-consenting Lender, as the case may be) shall sell and assign its Advances and Commitments to such Replacement Lender without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 14.2), at par; provided that, (a) that Borrower has reimbursed such Affected Lender for its increased costs (including the assignment fee specified in Section 14.2(d)), if any, for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment; (b) such Affected Lender shall have received payment of an amount equal to the outstanding principal of its loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); (c) in the case of any such assignment resulting from a claim for compensation under Section 16.2 or payments required to be made pursuant to Section 16.1, such assignment will result in a reduction in such compensation or payments thereafter; (d) such assignment does not conflict with applicable law; and (e) in the case of any assignment resulting from any failure described in Section 14.3(ii), the Replacement Lender shall have consented to the applicable amendment, waiver or modification. In the event that a replaced Lender does not execute an Assignment pursuant to Section 14.2 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 14.3 and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section 14.3. Borrower shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by Borrower, the Replacement Lender and the Agent, shall be effective for purposes of this Section 14.3 and Section 14.2. Notwithstanding the foregoing, with respect to a Lender that is an Impacted Lender, the Agent or Borrower may, but shall not be obligated to, obtain a Replacement Lender and execute an Assignment on behalf of such Impacted Lender at any time with three (3) Business Days’ prior notice to such Lender (unless notice is not practicable under the circumstances) and cause such Lender’s Advances and Commitments to be sold and assigned, in whole or in part, at par. Upon any such assignment and payment and compliance with the other provisions of Section 14.2, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, that any rights of such replaced Lender to indemnification hereunder shall survive.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

15.	AMENDMENTS; WAIVERS.

15.1.    Amendments and Waivers.

(a)    Subject to the provisions of Section 17.10 hereof, no amendment or waiver of, or supplement or other modification (which shall include any direction to the Agent by the Required Lenders) to, any Loan Document (other than any fee letter or similar agreement) or any provision thereof, and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Agent with the consent of the Required Lenders and delivered to the Agent if signed by the Required Lenders and not the Agent), and Borrower and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, supplement (including any additional Loan Document) or consent shall, unless in writing and signed by all the Lenders directly and adversely affected thereby (or by the Agent with the consent of all the Lenders directly and adversely affected thereby), in addition to the Agent, the Required Lenders (or by the Agent with the consent of the Required Lenders) and Borrower, do any of the following:

(i)    increase or extend the Commitment of any Lender or reinstate any Subsequent Advance Commitment of any Lender terminated pursuant to Section 10.1 (it being understood that waivers or modifications of any Defaults or Events of Default or of any mandatory prepayment or reductions of Commitments shall not constitute an increase in the Commitment of any such Lender);

(ii)    postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document (for the avoidance of doubt, mandatory prepayments pursuant to Section 2.5 may be postponed, delayed, reduced, waived or modified with only the consent of Required Lenders);

(iii)    reduce the principal of, or the rate of interest specified herein (it being agreed that waiver of the default interest margin shall only require the consent of Required Lenders) or the amount of interest payable in cash specified herein on any Advance or Subsequent Advance Commitment (or on any other Obligation), or of any fees or other amounts payable hereunder or under any other Loan Document;

(iv)    (A) change or have the effect of changing the priority or pro rata treatment of any payments (including voluntary and mandatory prepayments and, including without limitation, as set forth in Section 2.5 hereof) or of any reductions in Commitments, or (B) extend the date fixed for any scheduled installment of principal or interest due to any of the Lenders under any Loan Document (it being understood that the Required Lenders applying payments in accordance with the penultimate sentence of Section 2.4(e)(ii) shall not constitute a change or have the effect of changing the priority or pro rata treatment of any payments);

(v)    change or have the effect of changing any provision that provides that each Lender may issue Subsequent Advance Commitments and make Subsequent Advances, in each case, in its sole and absolute discretion;

(vi)    change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances which shall be required for the Lenders or any of them to take any action hereunder;

(vii)    amend this Section 15.1 or, subject to the terms of this Agreement, the definition of Required Lenders or any provision providing for consent or other action by all Lenders; or

(viii)    discharge any Loan Party from its respective payment Obligations under the Loan Documents, or release all or substantially all of the Collateral, in each case, except as otherwise may be provided or permitted under this Agreement or the other Loan Documents.

(b)    No amendment, waiver or consent shall, unless in writing and signed by the Agent, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by the Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of the Agent under this Agreement or any other Loan Document.

(c)    [Reserved].

(d)    If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender (or each affected Lender) and that has been approved by the Required Lenders, Borrower may replace such Non-Consenting Lender in accordance with Section 14.3.

15.2.    No Waiver, Cumulative Remedies. No failure by the Agent or the Lenders to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by the Agent or the Lenders in exercising the same, will operate as a waiver thereof. No waiver by the Agent or the Lenders will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by the Agent or the Lenders on any occasion shall affect or diminish the Agent’s or any Lender’s rights thereafter to require strict performance by Borrower or any other Loan Party of any provision of this Agreement. The Agent’s and Lenders’ rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that the Agent and Lenders may have.

16.	TAXES, YIELD PROTECTION AND ILLEGALITY.

16.1.    Taxes.

(a)    All payments made by or on behalf of any Loan Party hereunder or other Loan Document will be made free and clear of, and without deduction or withholding for, any Taxes; provided, that if any Taxes are required to be withheld or deducted from such payments under applicable law then (i) the Loan Party making such payment shall be entitled to withhold or deduct such Taxes as required by applicable law, (ii) such Loan Party shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and (iii) if such Taxes described in this proviso are Indemnified Taxes, the sum payable by the Loan Party shall be increased as necessary so that the payment of the applicable amount due under this Agreement, or Loan Document, including any additional amount paid pursuant to this Section 16.1(a), after withholding or deduction for or on account of such Indemnified Taxes, will be equal to the amount that would have been payable had no such deductions or withholdings been made.

(b)    Any Loan Party that made a payment of Taxes to a Governmental Authority pursuant to Section 16.1(a) will furnish to the Agent as soon as practicable after such payment, the original or certified copies of receipts evidencing such payment by the applicable Loan Party, or a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(c)    Without limiting the foregoing provisions, the Loan Parties shall timely pay, or shall cause to be timely paid, to the relevant Governmental Authority in accordance with applicable law any Other Taxes.

(d)    The Loan Parties shall jointly and severally reimburse and indemnify, within (ten) 10 days after receipt of demand therefor (with copy to the Agent), the Agent or each Lender (without duplication) for all Indemnified Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 16.1) paid or payable by the Agent or such Lender, as the case may be, or required to be withheld or deducted from a payment to the Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate of the Agent or such Lender (or of the Agent on behalf of such Lender) claiming any compensation under this Section 16.1(d) setting forth in reasonable detail the amounts to be paid thereunder and delivered to Borrower with copy to the Agent, shall be conclusive, binding and final for all purposes, absent manifest error.

(e)    Any Lender claiming any additional amounts payable or requiring the Loan Parties to pay additional amounts to any Governmental Authority pursuant to this Section 16.1 shall (at the request of the Borrower) use its reasonable efforts to change the jurisdiction of its Lending Office or assign its rights and obligations hereunder to another or its offices, branches or affiliates if such a change or assignment (i) would reduce payment of any such additional amounts pursuant to this Section 16.1 and (ii) would not be otherwise disadvantageous to such Lender.

(f)    (i) Each Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Agent and Borrower at the time or times reasonably requested by Borrower or the Agent and at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Agent or Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Lender, if reasonably requested by the Agent or Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Agent or Borrower as will enable the Agent or Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 16.1(f)(ii), (iii), and (v) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Each Foreign Lender shall on or prior to the date such Foreign Lender becomes a Lender hereunder and from time to time as required by applicable law and if requested by Borrower or the Agent, provide the Agent and Borrower with two duly executed and properly completed originals of each of the following, as applicable: (A) Form W-8ECI (or successor form) claiming exemption from U.S. withholding Tax because the income is effectively connected with such Lender’s U.S. trade or business or Form W-8BEN or W-8BEN-E (or successor form), as applicable, claiming exemption from, or a reduction of, U.S. withholding Tax under an income Tax treaty, (B) in the case of a Foreign Lender claiming exemption under Sections 871(h) or 881(c) of the IRC, Form W-8BEN or W- 8BEN-E (or successor forms), as applicable, claiming exemption from U.S. withholding Tax under the portfolio interest exemption and a certificate in form and substance acceptable to Borrower and the Agent that such Foreign Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, (2) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the IRC or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC (a “U.S. Tax Compliance Certificate”), (C) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI or IRS Form W-8BEN or W-8BEN-E or IRS Form W-9 (or successor forms), as applicable, a U.S. Tax Compliance Certificate and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership for U.S. federal income tax purposes and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption under Sections 871(h) or 881(c) of the IRC, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner or (D) any other applicable form prescribed by applicable law certifying as to the entitlement of such Foreign Lender to such exemption from U.S. withholding Tax or reduced rate with respect to all payments to be made to such Foreign Lender under the Loan Documents, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or the Agent to determine the withholding or deduction required to be made. Unless Borrower and the Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Foreign Lender are not subject to U.S. withholding Tax or are subject to such Tax at a rate reduced by an applicable Tax treaty, the Loan Parties and the Agent shall withhold amounts required to be withheld by applicable law from such payments at the applicable statutory rate.

(iii)    Each Lender that is a U.S. Person shall on or prior to the date such Lender becomes a Lender hereunder and from time to time if requested by Borrower or the Agent, provide the Agent and Borrower with two completed originals of Form W-9 (or successor form) certifying that such Lender is entitled to an exemption from U.S. backup withholding Tax.

(iv)    [Intentionally Omitted].

(v)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to the Agent and Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Agent and Borrower such documentation prescribed by applicable law (including as prescribed by Section 147 l(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Agent and Borrower as may be necessary for the Agent and Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 16.1(f)(v), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivers expires or becomes obsolete or inaccurate in any respect, it shall promptly (1) deliver to Borrower and the Agent (in such number of originals or certified copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption from or reduction in U.S. federal withholding Tax or backup withholding or (2) notify the Agent and Borrower in writing of its legal inability to do so.

(g)    If any Lender determines in its sole discretion exercised in good faith that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 16.1 (including by the payment of additional amounts pursuant to this Section 16.1), it shall pay to the relevant Loan Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 16.1 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such Loan Party, upon the request of such Lender, shall repay to such Lender the amount paid over pursuant to this Section 16.1(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 16.1(g), in no event shall the Lender be required to pay any amount to a Loan Party pursuant to this Section 16.1(g) the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 16.1(g) shall not be construed to require any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Loan Party or any other Person.

(h)    Each Lender shall severally indemnify the Agent, within (ten) 10 days after demand therefor, for (i) any Indemnified Taxes as to which it has been indemnified pursuant to this Section 16.1 attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 14.2(g) relating to the maintenance of a Participant Register, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this Section 16.1 (h).

(i)    For purposes of this Section 16.1, the term “applicable law” includes FATCA.

16.2.    Increased Costs and Reduction of Return.

(a)    If any Lender shall have determined that:

(i)    the introduction of any Capital Adequacy Regulation after the Original Closing Date;

(ii)    any change in any Capital Adequacy Regulation after the Original Closing Date;

(iii)    any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof after the Original Closing Date; or

(iv)    compliance by such Lender (or its Lending Office) or any entity controlling the Lender, with any Capital Adequacy Regulation in clauses (i) through (iii) above; materially affects the amount of capital required or expected to be maintained by such Lender or any entity controlling such Lender and (taking into consideration such Lender’s or such entities’ policies with respect to capital adequacy) determines that the amount of such capital is increased as a consequence of its Commitment(s), loans, credits or obligations under this Agreement, then, within thirty (30) days of written demand of such Lender (with a copy to the Agent), Borrower shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender (or the entity controlling the Lender) for such increase; provided, that Borrower shall not be required to compensate any Lender pursuant to this Section 16.2(a) for any amounts incurred more than 180 days prior to the date that such Lender notifies Borrower in writing of the amounts and of such Lender’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)    If any Change in Law shall subject any Lender or Agent to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto and the result of any of the foregoing shall be to increase the cost to such Lender or Agent of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or Agent of participating in, issuing or to reduce the amount of any sum received or receivable by such Lender or Agent hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Agent the Borrower will pay to such Lender or Agent as the case may be, such additional amount or amounts as will compensate such Lender or Agent, as the case may be, for such additional costs incurred or reduction suffered.

(c)    Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case in respect of this clause (ii) pursuant to Basel III, shall, in each case, be deemed to be a change in Capital Adequacy Regulation after the Original Closing Date under Section 16.2(a) above, as applicable, regardless of the date enacted, adopted or issued.

(i)    Any Lender claiming any additional amounts payable pursuant to this Section 16.2 shall use reasonable efforts (consistent with its internal policies and Legal Requirements), to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

16.3.    Certificates of Lenders. Any Lender claiming reimbursement or compensation pursuant to this Section 16 shall deliver to Borrower (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on Borrower in the absence of manifest error.

17.	THE AGENT.

17.1.    Appointment.

(a)    Subject to Section 17.8 and the Intercreditor Agreement, each Lender (and each subsequent maker of any Advance by its making thereof) hereby irrevocably appoints and authorizes the Agent to exercise the powers of the Agent as set forth in this Agreement and the other Loan Documents, including: (i) to receive on behalf of each Lender any payment of principal of or interest on the Advances outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and to distribute promptly to each Lender its share of all payments so received; (ii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Advances, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iii) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (iv) to make the Advances on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (v) to serve as the “ABL Agent” (as defined in the Intercreditor Agreement) under the Intercreditor Agreement, and, at the direction of the Required Lenders, perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to Borrower or any other Loan Party, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent in its capacity as ABL Agent by the terms of the Intercreditor Agreement; (vi) at the direction of the

Required Lenders, to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to Borrower or any other Loan Party, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vi) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; (viii) to execute and deliver the Loan Documents, as Agent, to accept delivery of the Loan Documents from the Loan Parties and to perform all of its undertakings and obligations under each such Loan Document; (ix) to take such actions as it may be necessary or desirable (as directed by the Required Lenders) for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein and (x) to take such action as such Agent deems appropriate on its behalf to administer the Advances and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Advances), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) only upon the written instructions of the Required Lenders (or such other percentage of Lenders required under this Agreement), and such instructions of the Required Lenders shall be binding upon all Lenders and all makers of Advances; provided, however, that the Agent shall not be required to take any action which, in the reasonable opinion of the Agent, exposes the Agent to liability or which may expose the Agent to liability or is contrary to this Agreement or any other Loan Document or applicable law. Except as otherwise provided in this Section 17, the Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made in compliance with this section and without gross negligence or willful misconduct of the Agent as determined by a final order of a court of competent jurisdiction no longer subject to appeal. The provisions of this Section 17 are solely for the benefit of the Agent and the Lenders, and no Loan Party shall have any rights as a third-party beneficiary of any of such provisions.

17.2.    Nature of Duties. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agent shall be mechanical and administrative in nature. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of Borrower and the Guarantors in connection with the making and the continuance of the Advances hereunder and shall make its own appraisal of the creditworthiness of Borrower and the Guarantors and the value of the Collateral, and the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the Second Amended and Restated Effective Date or at any time or times thereafter. The Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Agent by Borrower or the Lenders, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, and other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to it or as to those conditions precedent specifically required to be to its satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of Borrower and its Subsidiaries or any other Loan Party, obligor or guarantor, or (vii) any failure by Borrower, any Loan Party or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. Anything contained herein to the contrary notwithstanding, the Agent shall not have any liability arising from confirmations of the amount of the outstanding Advances or any components thereof.

17.3.    Rights, Exculpation, Etc.

(a)    The Agent and its directors, officers, affiliates (other than any affiliate in its capacity as Lender, such Lender to be subject to the corresponding applicable provisions of this Agreement), agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct (which shall not include any action taken or omitted to be taken strictly in accordance with any express direction, instruction or certificate of the Required Lenders (or such other percentage of Lenders required under this Agreement), for which the Agent shall have no liability) as determined by a final judgment of a court of competent jurisdiction no longer subject to appeal. Without limiting the generality of the foregoing, the Agent (i) may treat the payee of any Advance as the owner thereof until the Agent receives written notice of the assignment or transfer thereof, pursuant to Section 14 hereof, signed by such payee and in form satisfactory to the Agent; (ii) may consult with legal counsel (including, without limitation, counsel to the Agent or counsel to any Loan Party), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel, accountant or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or Document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, sufficiency, value or collectability of the Collateral, the condition of the Collateral, the existence, priority or perfection of the Agent’s Lien thereon, or any certificate prepared by Borrower or any Guarantor in connection therewith, nor shall the Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The Agent shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 2.4(e), 2.5(g) and 10.5, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agent may at any time request written instructions from the Required Lenders (or such other percentage of Lenders required under this Agreement), including by e-mail from counsel to such Required Lenders or other percentage of Lenders, with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agent is permitted or required to take or to grant, and the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders (or such other percentage of Lenders required under this Agreement). The instructions as aforesaid and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other percentage of Lenders required under this Agreement).

(b)    The Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction.

(c)    The Agent shall be obligated to perform such duties and only such duties as are specifically set forth in this Agreement or in any Loan Document, and no implied covenants or obligations shall be read into this Agreement or any Loan Document against the Agent. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and the Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. The Agent shall not be under any obligation to take any action which is discretionary under the provisions hereof except as set forth in Section 17.1(a). The Agent shall be under no obligation to exercise any of the rights or powers vested in them by this Agreement at the request or direction of the Required Lenders (or such other percentage of Lenders required under this Agreement) pursuant to this Agreement, unless (i) the Agent shall have been provided adequate security and indemnity as determined by the Agent in its sole discretion (including without limitation from the Lenders and/or Borrower or the Guarantors) against any and all costs, expenses and liabilities which might be incurred by them in compliance with such request or direction, including reasonable advances as may be requested by the Agent and (ii) the Agent shall receive such written instructions as the Agent deems appropriate. If a Default or Event of Default has occurred and is continuing, then the Agent shall take such action with respect to such Default or Event of Default as shall be instructed by the Required Lenders (or such other percentage of Lenders required under this Agreement) in the written instructions (with indemnities) described in this Section 17.3(c); provided, that, unless and until the Agent shall have received such instructions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as they shall deem advisable in the best interests of the Lenders, and the Agent shall not incur liability to any Lender by reason of so refraining.

(d)    Whenever in the administration of this Agreement, or pursuant to any of the Loan Documents, the Agent shall deem it necessary or desirable (in each case, in its sole discretion) that a matter be proved or established with respect to Borrower or the Guarantors in connection with the taking, suffering or omitting of any action hereunder by the Agent, such matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively provided or established by a certificate of an Authorized Person of Borrower delivered to the Agent and such certificate shall be full warranty to the Agent for any action taken, suffered or omitted in reliance thereon; provided, that Borrower shall have no obligation to provide any such certificate except as otherwise required hereunder.

(e)    Agent shall not be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(f)    In no event shall Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, future changes in applicable law or regulation, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that Agent shall use reasonable efforts consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

17.4.    Reliance. The Agent may rely, and shall be fully protected in acting, upon any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document which they believe in good faith to be genuine and to have been signed or presented by the proper party or parties or, in the case of facsimiles, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction no longer subject to appeal, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to it and conforming to the requirements of this Agreement or any Loan Document. The Agent shall not be required to keep themselves informed as to the performance or observance by Borrower, any other Loan Party or any of their respective Subsidiaries of this Agreement, the Loan Documents or any other document, referred to or provided for herein or to inspect the properties or books of Borrower, any other Loan Party or their respective Subsidiaries. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

17.5.    Indemnification. Whether or not the transactions contemplated hereby are consummated, to the extent that any Agent is not promptly reimbursed and indemnified by Borrower, each Lender will reimburse and indemnify such Agent and any Agent-Related Party from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent under this Agreement or any of the other Loan Documents, in proportion to the outstanding Advances (and other Obligations) owed to and Commitments of each Lender, including, without limitation, advances and disbursements made pursuant to Section 17.10, and the reasonable fees, charges and disbursements of any counsel for Agent; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses, advances or disbursements for which there has been a final judgment of a court of competent jurisdiction no longer subject to appeal that such liability resulted from such Agent’s gross negligence or willful misconduct. The obligations of the Lenders under this Section 17.5 shall survive the payment in full of the Obligations and the termination of this Agreement, or the earlier resignation or removal of the Agent. If after payment and distribution of any amount by Agent to Lenders, any Lender or any other Person, including the Loan Parties, any creditor of any Loan Party, a liquidator, administrator or trustee in bankruptcy, recovers from Agent any amount found to have been wrongfully paid to Agent or disbursed by Agent to Lenders, then each Lender shall reimburse Agent for such amount received by such Lender.

17.6.    Agent Individually. The Person serving as the Agent hereunder shall, to the extent applicable, have the same rights and powers under this Agreement and the other Loan Documents in its capacity as a Lender, if any, as any other Lender and may, to the extent applicable, exercise the same as though it were not the Agent; and the terms “Lender,” “Lenders,” and “Required Lenders” shall, unless otherwise expressly indicated, include, to the extent applicable, such Person in its individual capacity as a Lender, if applicable. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial or other business with Borrower or any other Loan Party as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.

17.7.    Sub-agents. The Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of their duties and exercise their rights and powers through their respective

Agent-Related Parties. The provisions of Section 11.3, this Section 17 and Section 19.9 shall apply to any such sub-agent and to the Agent-Related Parties of the Agent and such sub-agent, and shall apply to their respective activities in connection with the activities of the Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

17.8.    Successor Agent.

(a)    The Agent may resign from the performance of all its functions and duties hereunder and under the other Loan Documents at any time by giving at least thirty (30) days’ prior written notice to Borrower and each Lender. The Agent may be removed with or without cause by the Required Lenders upon ten (10) days’ prior written notice from the Required Lenders to the Agent. Such resignation or removal shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)    Upon any such notice of resignation or removal, the Required Lenders shall appoint a successor Agent with, so long as no Event of Default under Sections 9.4 or 9.5 exists, the prior written consent of Borrower (such consent not to be unreasonably delayed or withheld). Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be immediately discharged from its duties and obligations under this Agreement and the other Loan Documents.

(c)    If no such successor Agent shall have been so appointed by the Required Lenders within 30 days after the retiring Agent gives notice of its resignation or thirty (30) days after the Required Lenders give notice of removal to the retiring Agent, then the retiring Agent may (but is not required to) on behalf of the Lenders, appoint a successor Agent; provided, that if the Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation or removal shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for in clause (b) above. The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.

(d)    After the retiring Agent’s resignation or removal under this Section 17.8, the provisions of this Section 17, Section 11.3, and Section 19.9 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Agent-Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent or on behalf of the Agent and if applicable, while continuing to hold collateral security on behalf of the Lenders under any of the Loan Documents. Any corporation or association into which the Agent may be merged or converted or with which it may be consolidated shall be the Agent under this Agreement without further act.

17.9.    Delivery of Information. The Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Agent from the Parent, the Borrower, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Agent at the time of receipt of such request and then only in accordance with such specific request. Notwithstanding any other provisions set forth herein, neither the Agent nor the Loan Parties shall deliver to any Lender any notices, reports, letters, financial statements, statements or other documents required to be delivered pursuant to Section 6 hereof unless such Lender requests such notice, reports, financial statements, letters, statements or other documents from Agent or Loan Party. Subject to the immediately preceding sentence, upon receipt of notices from the Loan Parties required by this Agreement, Agent shall forthwith notify the Lenders of the existence and content of such notices.

17.10.    Collateral Matters.

(a)     Each Lender hereby irrevocably authorizes and ratifies Agent’s entry into this Agreement and the Loan Documents. Each Lender hereby irrevocably agrees that any action taken by the Agent with respect to the Collateral in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized by and binding upon all Lenders. The Agent is hereby irrevocably authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Agent’s Liens upon the Collateral, for the benefit of the Secured Parties (though the Agent shall have no obligation to take sure actions). The Lenders hereby irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral upon the payment of all Obligations (other than unasserted contingent indemnification obligations) and termination of the Commitments; or constituting property being sold or disposed of in compliance with the terms of this Agreement and the other Loan Documents; or if approved, authorized or ratified in writing by the Required Lenders.

(b)    Without in any manner limiting the Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 17.10(a)), each Lender agrees to confirm in writing, upon request by the Agent, the authority to release Collateral conferred upon the Agent under Section 17.10(a). Upon receipt by the Agent of confirmation from the requisite amount of Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by Borrower set forth in a certificate of the Borrower executed by an Authorized Person, the Agent shall at Borrower’s sole cost and expense (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be reasonably requested by the Borrower to evidence the release of the Liens granted to the Agent for the benefit of the Secured Parties upon such Collateral, and acknowledge and agree that any such action by the Agent shall bind the Secured Parties; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse, representation or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon all interests in the Collateral retained by Borrower or any Guarantor.

(c)    The Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists, is genuine, or is owned by Borrower or any Guarantor or is cared for, protected or insured or has been encumbered or that the Agent’s Liens granted to the Agent pursuant to this Agreement or any other Loan Document are valid or have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to maintain the perfection of any Agent’s Liens on the Collateral, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agent in this Section 17.10 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, given that the Agent shall have no duty or liability whatsoever to any Lender, except upon being directed by the Required Lenders or as otherwise provided herein.

(d)    Notwithstanding anything set forth herein to the contrary, the Agent shall have a duty of ordinary care with respect to any Collateral delivered to the Agent or its designated representatives that is in the Agent’s or its designated representatives’ possession or control. The Agent shall not be responsible for insuring the Collateral or for the payment of Taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Agent will be deemed to have exercised ordinary care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and the Agent will not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Agent in good faith, including, without limitation, by reason of the act or omission of the Term Lenders.

17.11.    Agency for Perfection. Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and Liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agent and the Lenders, collectively, as secured party. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or in accordance with the Agent’s instructions. In addition, the Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. By its execution and delivery of this Agreement, Borrower hereby consents to the foregoing.

17.12.    Actions with Respect to Collateral. The Agent shall not have any responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Collateral, whether or not the Agent has or is deemed to have knowledge of such matters, (ii) taking any necessary steps to preserve the rights against any parties with respect to any Collateral or (iii) taking any action other than as directed in writing by the Required Lenders (or such other percentage of Lenders required under this Agreement), subject to the provisions of this Agreement.

17.13.    Filing of Proofs of Claim. In case of any Default or Event of Default under Sections 9.4 and 9.5 the Agent (regardless of whether the principal of any Advance shall then be due and payable and regardless of whether the Agent has made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    To (i) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other Obligations that are owing and unpaid and (ii) file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Agent and their respective agents and counsel and all other amounts due to the Lenders, the Agent under Sections 2.12, 11.3 and 19.9) allowed in such judicial proceeding; and

(b)    To collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Each Lender hereby authorizes any custodian, receiver, assignee, trustee, conservator, sequestrator or other similar official in any such judicial proceeding: (i) to make such payments to the Agent; and (ii) if the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and their respective agents and counsel, and any other amounts due to the Agent under Sections 2.12, 11.3 and 19.9. Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding. Each Lender retains the right to file and prove a claim separately.

17.14    Amendment and Restatement. Each of the Lenders party hereto hereby (i) authorizes and directs the Agent to execute and deliver this Agreement and the other Loan Documents in connection with the amendment and restatement thereof on the date hereof, and (ii) acknowledges and agrees that the foregoing directed action constitutes a direction from the Lenders under Article 17 of this Agreement, including, without limitation, Section 17.1 and Section 17.3. The Borrower, the Guarantors party hereto and the Lenders party hereto expressly agree and confirm that the Agent’s right to indemnification, as set forth in Sections 11.3 and 17.5 shall apply with respect to any and all losses, claims, liabilities costs and expenses that the Agent suffers, incurs or is threatened with relating to actions taken or omitted by the Agent (in accordance with this Agreement) in connection with this Agreement and the other documents contemplated hereby. The Borrower hereby agrees to pay on demand all costs and expenses in accordance with Section 19.9, in each case, incurred in connection with the preparation, negotiation and execution of this Agreement and all related documents.

18.	GUARANTY.

18.1.    Guarantors. Each Guarantor confirms that its guarantee of the Obligations hereunder is secured by the Collateral pledged by it pursuant to and in accordance with the Loan Documents delivered by it in connection herewith.

18.2.    Guaranty: Limitation of Liability.

(a)    Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, reasonable and documented out-of-pocket expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented out-of-pocket fees and expenses of counsel) incurred by the Agent or any other Lender in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations (and any other obligations under this Guaranty) and would be owed by any other Loan Party to the Agent or any Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowed due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b)    Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender under this Guaranty, such Guarantor will contribute, to the maximum extent allowed under applicable law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Agent or Lenders under or in respect of the Loan Documents.

18.3.    Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Lender with respect thereto. The obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against Borrower or any other Loan Party or whether Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses (other than payment of the Obligations to the extent of such payment) it may now have or hereafter acquire in any way relating to, any or all of the following, to the maximum extent allowed under applicable law:

(a)    any lack of validity or enforceability of any Loan Documents or any agreement or instrument relating thereto;

(b)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c)    any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)    any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e)    any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f)    any failure of the Agent or any Lender to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Agent or such Lender (each Guarantor waiving any duty on the part of the Agent or Lenders to disclose such information); provided, that each Guarantor shall have any contractual defenses that the applicable Loan Party has under any Loan Document including payment in full of the Obligations;

(g)    the failure of any other Person to execute or deliver any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h)    any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety other than payment in full of the Guaranteed Obligations; provided, that each Guarantor shall have any contractual defenses that the applicable Loan Party has under any Loan Document.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender or any other Person upon the insolvency, bankruptcy or reorganization of Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

18.4.    Waivers and Acknowledgments.

To the maximum extent allowed under applicable law:

(a)    Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b)    Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)    Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Guaranteed Obligations of such Guarantor hereunder.

(d)    Each Guarantor acknowledges that the Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Agent and the other Lenders against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e)    Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Agent or any Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by the Agent or such Lender.

(f)    Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 18.3 and this Section 18.4 are knowingly made in contemplation of such benefits.

18.5.    Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Guaranteed Obligations (other than unasserted contingent indemnification obligations) and all other amounts payable under this Guaranty, such amount shall be received and held in trust for the benefit of the Agent and the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to the Agent or any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and (iii) the Maturity Date has occurred, the Agent or Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor such documents as may be reasonably requested by such Grantor, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

18.6.    Guaranty Supplements. If any Loan Party creates or acquires a wholly-owned Domestic Subsidiary (other than (x) an Excluded Subsidiary and (y) a Foreign Subsidiary Holding Company) on or after the date hereof, such Loan Party shall cause such Domestic Subsidiary to be a Guarantor hereunder. Upon the execution and delivery to the Agent by any such Person of a guaranty supplement in substantially the form of Exhibit F hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Loan Party” shall also mean and be a reference to such Additional Guarantor if it is a Subsidiary of Borrower, and (b) each reference herein to “this Guaranty,” “hereunder,” “hereof or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty,” “thereunder,” “thereof,” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement. For the avoidance of doubt, in no event shall a Subsidiary of a Loan Party that is a Foreign Subsidiary or a Foreign Subsidiary Holding Company (or a Subsidiary of a Foreign Subsidiary or Foreign Subsidiary Holding Company) be required to join in the Guaranty or become a Guarantor hereunder.

18.7.    Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 18.7:

(a)    Prohibited Payments, Etc. Unless the Required Lenders otherwise agree, upon the occurrence and during the continuance of an Event of Default, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b)    Prior Payment of Guaranteed Obligations. In any Insolvency Proceeding relating to any other Loan Party, each Guarantor agrees that the Agent and Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of an Insolvency Proceeding, whether or not constituting an allowed claim in such proceeding (“Postpetition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c)    Turn-Over. After the occurrence and during the continuance of any Event of Default, but subject to the Intercreditor Agreement and notice provisions described in Section 10 each Guarantor shall, if the Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Agent and the Lenders and deliver such payments to the Agent on account of the Guaranteed Obligations (including all Postpetition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d)    Agent Authorization. After the occurrence and during the continuance of any Event of Default, but subject to the Intercreditor Agreement and notice provisions described in Section 10, the Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Postpetition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and (B) to pay any amounts received on such obligations to the Agent for application to the Guaranteed Obligations (including any and all Postpetition Interest).

18.8.    Continuing Guaranty, Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty (other than unasserted contingent indemnification amounts) and the termination of all Commitments and the Loan Documents, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent, the Lenders and their respective successors, transferees and assigns. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Agent (acting at the written direction of the Required Lenders).

19.	GENERAL PROVISIONS.

19.1.    Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower, each other Loan Party, the Agent and the Lenders and is subject to the fulfilment, to the satisfaction of, or waiver by, the Agent and the Required Lenders, of each of the conditions precedent set forth in Section 1 of Exhibit B hereto.

19.2.    Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

19.3.    Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Agent, the Lenders or any Loan Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

19.4.    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

19.5.    Debtor-Creditor Relationship. The relationship between the Agent and Lenders, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. The Agent and the Lenders shall not have (and shall not be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the Agent and the Lenders, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

19.6.    Counterparts, Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

19.7.    Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrower or any other Loan Party or the transfer to the Agent or the Lenders of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Agent or any Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Agent or such Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys’ fees of the Agent or such Lender related thereto, the liability of Borrower or such other Loan Party automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made and all of the Agent’s Liens in the Collateral shall be automatically reinstated without further action.

19.8.    Confidentiality.

(a)    The Lender Parties agree that material, non-public information regarding the Loan Parties and their Subsidiaries, their operations, assets, and existing and contemplated business plans delivered by Loan Parties to Lender Parties (“Confidential Information”) shall be treated by the Lender Parties in a confidential manner, and shall not be disclosed by the Lender Parties to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to the Lender Parties and to employees, directors and officers of the Lender Parties (the Persons in this clause (i), “Lender Representatives”) on a “need to know” basis in connection with this Agreement, and the other Loan Documents, and the transactions contemplated hereby and thereby on a confidential basis, (ii) to Subsidiaries, Affiliates and Lender Affiliates of the Lender Parties; provided, that any such Subsidiary, Affiliate or Lender Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 19.8 and keep such Confidential Information confidential, (iii) as may be required by regulatory authorities, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided, that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrower pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrower, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process; provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrower with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrower pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by the Lender Parties or Lender Representatives), (viii) in connection with any assignment, participation or pledge (or any prospective assignment, participation or pledge) of any Lender Party’s interest under this Agreement or the Intercreditor Agreement; provided, that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information hereunder subject to the terms of this Section 19.8, (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; (x) to equity owners of each Loan Party, (xi) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document, (xii) to Convertible Notes Noteholders and their agents and representatives on a confidential basis, (xiii) to the Term Lenders and their agents and representatives on a confidential basis, (xiv) to the New Senior Noteholders and their agents and representatives on a confidential basis and (xv) to agents and lenders under the Closing Date Loan Documents and their agents and representatives on a confidential basis.

(b)    Anything in this Agreement to the contrary notwithstanding, the Agent and the Lenders may use the name, logos, and other insignia of the Loan Parties and the total Credit Facility amount provided hereunder in any “tombstone” or comparable advertising, on its website or in other marketing materials of the Agent or the Lenders.

(c)    The Loan Parties hereby acknowledge that (i) the Agent may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debtdomain, IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Loan Parties or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market- related activities with respect to such Persons’ securities. Each of the Loan Parties hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that: (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to each Loan Party or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in clause (a) above); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

(d)    The Platform is provided “as is” and “as available.” Neither the Agent nor any Agent-Related Party warrants the accuracy or completeness of the communications through the Platform or the adequacy of the Platform and each expressly disclaims liability for errors or omissions in such communications. No warranty or representation of any kind, express, implied, or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent or any Agent-Related Party in connection with such communications or the Platform. In no event shall the Agent or any Agent-Related Party have any liability to any Loan Party, any Lender, or any other Person for damages of any kind, whether or not based on strict liability and whether or not direct or indirect, special, incidental, or consequential damages, losses, or expenses (whether in tort, contract, or otherwise) arising out of any Loan Party’s or Agent’s transmission of communications through the Internet, except to the extent the liability of any such Person is found in a final non-appealable order by a court of competent jurisdiction to have resulted primarily from such Person’s gross negligence or willful misconduct.

19.9.    Expenses. Borrower and each other Loan Party agrees to pay the Expenses on the earlier of (a) the tenth day of the month following the date on which such Expenses were first incurred (or, if such day is not a Business Day, the next succeeding Business Day), or (b) the date on which demand therefor is made by the Agent or a Lender on Borrower, and each other Loan Party agrees that its obligations contained in this Section 19.9 shall survive payment or satisfaction in full of all other Obligations; provided, that the Loan Parties shall not be deemed in default for non-payment of such Expenses unless such expenses remain unpaid following demand therefor.

19.10.    Setoff.

(a)    Right of Setoff. Each of the Agent, each Lender and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Loan Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Legal Requirements, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by the Agent, such Lender or any of their respective Affiliates to or for the credit or the account of Borrower or any other Loan Party against any Obligation of any Loan Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. No Lender shall exercise any such right of setoff without the prior consent of the Required Lenders. Each of the Agent and each Lender agrees promptly to notify Borrower and the Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 19.10 are in addition to any other rights and remedies (including other rights of setoff) that the Agent, the Lenders, their Affiliates and the other Secured Parties, may have.

(b)    Sharing of Payments, Etc. If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Loan Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable Uniform Commercial Code) of Collateral) other than pursuant to Section 14.2 or Section 16 and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, the Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by the Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (b) such Lender shall, to the fullest extent permitted by applicable Legal Requirements, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Loan Party in the amount of such participation.

19.11.    Release, Retention in Satisfaction, Etc.

(a)    Collateral hereunder shall be released if and to the extent so provided hereunder or upon the transfer or sale of any asset or property theretofore included in Collateral to the extent permitted under Section 7.4 or otherwise permitted under this Agreement, the Intercreditor Agreement or the Term Credit Agreement (in each case, other than transfers or sales to a Loan Party); provided, that the Agent shall have received a certificate reasonably satisfactory to the Agent from an Authorized Person of the Borrower requesting such release certifying that the release of such Collateral is permitted under this Agreement, or the Intercreditor Agreement (the “Release Certificate”).

(b)    Except as may be expressly applicable pursuant to Section 9-620 of the Code, no action taken or omission to act by the Agent or the Lenders hereunder or the other Loan Documents shall be deemed to constitute a retention of the Collateral in satisfaction of the Obligations or otherwise to be in full satisfaction of the Obligations, and the Obligations shall remain in full force and effect until the Agent and the Lenders shall have applied payments (including, without limitation, collections from Collateral) towards the Obligations in the full amount then outstanding.

(c)    Upon such release or any release of Collateral or any part thereof in accordance with the provisions of the Loan Documents and provided, that the Agent shall have received the Release Certificate, the Agent shall, subject to the terms of the Intercreditor Agreement, upon the request and at the sole cost and expense of the Loan Parties and promptly after the Agent’s receipt of such request, (i) assign, transfer and deliver to the Loan Parties, against receipt and without recourse to or representation or warranty by the Agent except as to the fact that the Agent has not encumbered the released assets except in accordance with the Loan Documents, such of the Collateral or any part thereof to be released (in the case of a release) as may be in possession of the Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof or any other Loan Document, and (ii) execute documents and instruments prepared by the Loan Parties and acceptable to the Agent (including UCC-3 termination financing statements or releases) acknowledging the release of such Collateral.

19.12.    Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any of the Obligations (other than unasserted contingent indemnification amounts) is outstanding and unpaid and so long as the obligation of the Lenders to provide extensions of credit hereunder has not expired or been terminated. Section 11.3, Section 16.1(h), Section 17 and Section 19.9 shall survive the termination of the Commitments and this Agreement and the repayment, satisfaction, or discharge of the Obligations.

19.13.    Patriot Act. The Agent and each Lender hereby notify the Loan Parties that pursuant to the requirements of the Patriot Act, they are required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Agent or the Lenders to identify each Loan Party in accordance with the Patriot Act. In addition, if the Agent or any Lender is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties, and (b) OFAC/PEP searches and customary individual background checks of the Loan Parties’ senior management and key principals, and Borrower and each other Loan Party agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Expenses hereunder and be for the account of Borrower.

19.14.    Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

19.15.    Lender Instructions. Each Lender hereby instructs the Agent to execute and deliver on behalf of such Lender, and agrees to be bound by, any documents and filings that are contemplated to be executed and delivered or filed in connection herewith or therewith, including, without limitation, all documents and filings listed on Exhibit I attached hereto (Post-Closing Deliverables). Each Lender hereby acknowledges and agrees that (x) the foregoing instructed actions constitute an instruction from all the Lenders under Section 17 and (y) Sections 11.3, 17.3, 17.5 and 19.9 and any other rights, privileges, protections, immunities, and indemnities in favor the Agent hereunder apply to any and all actions taken or not taken by the Agent in accordance with such instruction.

19.16.    [Intentionally Omitted].

19.17.    Intercreditor Agreement.

(a)    The Loan Parties confirm that, for purposes of the Intercreditor Agreement, (i) the Agent shall be the “ABL Agent” thereunder, (ii) this Agreement shall constitute the “ABL Credit Agreement” thereunder and all references to the “ABL Credit Agreement” contained therein shall be deemed to refer to this Agreement, (iii) all of the Obligations shall constitute “ABL Obligations” thereunder and (iv) the security interest in and lien on the Collateral granted to Agent shall be for the benefit of the Secured Parties and shall constitute and shall continue to constitute a “Senior Lien” thereunder, and shall remain senior and prior to any “Junior Lien” thereunder, in respect of the Collateral.

(b)    Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, to the extent any provision of this Agreement or any other Loan Document conflicts with the terms of the Intercreditor Agreement, the terms and provisions of the Intercreditor Agreement shall govern.

(c)    Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, the Liens granted to Agent pursuant to this Agreement and the other Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of the Intercreditor Agreement.

(d)    The Loan Parties authorize the Agent or any Lender to communicate with the Term Agent and Term Lenders under the Term Credit Agreement, the Trustee and Noteholder Collateral Agent under the New Senior Notes Indenture, the Convertible Notes Trustee (and the Convertible Notes Noteholders), and any other Person who is, or becomes a party to the Intercreditor Agreement, with respect to any matter, including, without limitation, the Obligations, the Term Loan Obligations, the obligations under the New Senior Notes Documents, the Convertible Notes, the Intercreditor Agreement, the Loan Documents, the New Senior Notes Documents, the Convertible Notes Documents, and any other matter relating to, or arising out of such matters.

19.18.    Amendment and Restatement.

This Agreement shall (and it is the intent of the parties hereto that this Agreement shall) amend, restate and replace the First Amended and Restated Credit Agreement and the Guaranty shall (and it is the intent of the parties hereto that the Guaranty shall) amend, restate and replace the Guaranty (as defined in the First Amended and Restated Credit Agreement) and, in each case, re-evidence the obligations outstanding thereunder on the Second Amended and Restated Effective Date as contemplated hereby, and not constitute a novation of the obligations and liabilities of the parties under the First Amended and Restated Credit Agreement and the Guaranty (as defined in the First Amended and Restated Credit Agreement). In addition, unless specifically amended or amended and restated in connection herewith, each of the Loan Documents existing immediately prior to the Second Amended and Restated Effective Date shall continue in full force and effect and that, from and after the Second Amended and Restated Effective Date, all references to the “Credit Agreement” contained therein shall be deemed to refer to this Agreement and all references to the “Guaranty” contained therein shall be deemed to refer to the Guaranty. The parties hereto further acknowledge and agree that this Agreement constitutes an amendment of the First Amended and Restated Credit Agreement made in accordance with the terms of Section 15.1 of the First Amended and Restated Credit Agreement.

19.19.    Reaffirmation and Grant of Security Interests.

(a)    Each Loan Party, subject to the terms and conditions contained herein and in the other Loan Documents, has (i) guarantied (or, in the case of the Borrower, is otherwise liable for) the Obligations and (ii) created Liens in favor of the Agent for the benefit of the Secured Parties on the Collateral to secure its Obligations or Guaranteed Obligations, as applicable, and all of its other obligations under the Loan Documents (as applicable) (as amended or amended and restated hereby or in connection herewith). Each Loan Party hereby acknowledges that it has reviewed the terms and provisions of this Agreement and consents to the amendment and restatement of the First Amended and Restated Credit Agreement and the Guaranty (as defined in the First Amended and Restated Credit Agreement). Each Loan Party hereby (x) confirms that is the intention of each of the parties hereto that the First Amended and Restated Credit Agreement be amended and restated so as to preserve the perfection and priority of all security interests securing indebtedness and obligations of the Loan Parties under the Original Credit Agreement, the First Amended and Restated Credit Agreement, the other Loan Documents (as defined in the Original Credit Agreement and the First Amended and Restated Credit Agreement) and the Intercreditor Agreement, (y) confirms that each Loan Document to which it is a party or is otherwise bound that constitutes this Agreement or the Preferred Ship Mortgage (or any other Loan Document that constitutes a collateral or security document) and all Collateral encumbered thereby will continue to guarantee and/or secure, as the case may be, to the fullest extent possible in accordance with the Loan Documents, the payment and performance of the Obligations (and Guaranteed Obligations, in the case of the Guarantors, but without duplication), as the case may be, including, without limitation, the payment and performance of all such applicable Obligations that are joint and several obligations of each Guarantor now or hereafter existing, and (z) grants to the Agent for the benefit of the Secured Parties a continuing Lien on and security interest in and to such Loan Party’s right, title and interest in, to and under all Collateral as collateral security for the prompt payment and performance in full when due of all Obligations (and Guaranteed Obligations, in the case of the Guarantors, but without duplication) subject to the terms and conditions contained herein and in the other Loan Documents (whether at stated maturity, by acceleration or otherwise).

(b)    Each Loan Party acknowledges and agrees that any of the Loan Documents (as amended and restated hereby and/or amended or amended and restated in connection herewith) to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of the amendment and restatement of the First Amended and Restated Credit Agreement or the amendment and restatement of the Guaranty (as defined in the First Amended and Restated Credit Agreement). Each Loan Party represents and warrants that all representations and warranties contained in the Loan Documents (as amended or amended and restated hereby or in connection herewith) to which it is a party or otherwise bound are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Second Amended and Restated Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct in all material respects on and as of such earlier date.

19.20.    Release.

Each Loan Party hereby absolutely and unconditionally releases and forever discharges, the Agent and each Lender (including for the avoidance of doubt, the Original Lender, whether in its capacity as Lender, Agent, ABL Agent or otherwise), and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, Affiliates, Lender Affiliates, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which each Loan Party has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Agreement (including, without limitation, related to the Loan Documents, the Asset Purchase Agreement, the transactions contemplated hereunder, the Original Credit Agreement, the First Amended and Restated Credit Agreement, the Loan Documents (as defined in the Original Credit Agreement and the First Amended and Restated Credit Agreement) or any act or omission of the Original Lender in any capacity under such Loan Documents), whether such claims, demands and causes of action are matured or unmatured or known or unknown.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered under seal as of the date first above written.

BORROWER:

SAEXPLORATION, INC.

By:	/s/ Brent Whiteley
Name:	Brent Whiteley
Title:	Chief Financial Officer, General Counsel and Secretary

GUARANTORS:

SAEXPLORATION HOLDINGS, INC.

By:	/s/ Brent Whiteley
Name:	Brent Whiteley
Title:	Chief Financial Officer, General Counsel and Secretary

SAEXPLORATION SUB, INC.

By:	/s/ Brent Whiteley
Name:	Brent Whiteley
Title:	Chief Financial Officer, General Counsel and Secretary

NES, LLC

By:	/s/ Brent Whiteley
Name:	Brent Whiteley
Title:	Chief Financial Officer, General Counsel and Secretary

SAEXPLORATION SEISMIC SERVICES (US), LLC

By:	/s/ Brent Whiteley
Name:	Brent Whiteley
Title:	Chief Financial Officer, General Counsel and Secretary

[Signature Page to Second Amended and Restated Credit and Security Agreement]

AGENT:

CANTOR FITZGERALD SECURITIES, as Agent

By:	/s/ James Buccola
Name:	James Buccola
Title:	Head of Fixed Income

[Signature Page to Second Amended and Restated Credit and Security Agreement]

LENDERS:

1992 MSF INTERNATIONAL LTD., as a Lender
By: Highbridge Capital Management, LLC, as
Trading Manager and not in its individual capacity

By:	/s/ Jonathan Segal
Name:	Jonathan Segal
Title:	Managing Director

1992 TACTICAL CREDIT MASTER FUND, L.P. as a Lender
By: Highbridge Capital Management, LLC, as
Trading Manager and not in its individual capacity

By:	/s/ Jonathan Segal
Name:	Jonathan Segal
Title:	Managing Director

[Signature Page to Second Amended and Restated Credit and Security Agreement]

Whitebox Asymmetric Partners, LP, as a Lender

By:	/s/ Mark Stretling
Name:	Mark Stretling
Title:	Chief Executive Officer

Whitebox Credit Partners, LP, as a Lender

By:	/s/ Mark Stretling
Name:	Mark Stretling
Title:	Chief Executive Officer

Whitebox Multi-Strategy Partners, LP, as a Lender

By:	/s/ Mark Stretling
Name:	Mark Stretling
Title:	Chief Executive Officer

[Signature Page to Second Amended and Restated Credit and Security Agreement]

By: /s/ Jeff Hastings
Jeff Hastings

[Signature Page to Second Amended and Restated Credit and Security Agreement]

By: /s/ John Pecora
John Pecora

[Signature Page to Second Amended and Restated Credit and Security Agreement]

Schedule 1.1

a.    Definitions. As used in this Agreement, the following terms shall have the following definitions:

“ABL Agent” shall have the meaning specified therefor in the Intercreditor Agreement.

“Account” means an account (as that term is defined in Article 9 of the Code).

“Account Debtor” means an account debtor (as that term is defined in the Code).

“Accounting Change” is defined in section b of this Schedule.

“Additional Documents” has the meaning specified therefor in Section 6.15(a).

“Additional Guarantor” has the meaning specified therefor in Section 18.6.

“Advances” means, collectively, the First Amended and Restated Effective Date Advance, each Subsequent Advance, each Protective Advance and the Existing Obligations.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of Section 7.12: (a) any Person which owns directly or indirectly 20% or more of the Stock having ordinary voting power for the election of the Board of Directors or 20% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such other Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person; provided, further, that no First Amended and Restated Effective Date Lender shall be deemed to be an Affiliate of any Loan Party hereunder.

“Agent” as defined in the preamble hereto.

“Agent-Related Parties” means the Agent’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of the Agent and the Agent’s Affiliates.

“Agent Fee Letter” means the letter, dated as of the First Amended and Restated Effective Date hereof, between the Loan Parties and the Agent.

“Agent’s Liens” mean the Liens granted by Borrower and the other Loan Parties to the Agent for the benefit of the Secured Parties under the Loan Documents.

“Aggregate Excess Funding Amount” has the meaning specified therefor in Section 2.13(d)(iv).

“Agreement” means the Second Amended and Restated Credit and Security Agreement to which this Schedule 1.1 is attached.

Schedule 1.1 - 1

“Alaska Tax Credits” means any tax credit, refund or refund claim relating to Alaska Oil and Gas Production Tax Credits.

“Amended Intercompany Subordination Agreement” means that certain Amended and Restated Intercompany Subordination Agreement with respect to the Intercompany Subordinated Note and any other debt between or among any one or more of the Loan Parties and any of their Subsidiaries, dated as June 29, 2016, executed and delivered by each Loan Party, each of their Subsidiaries, the Existing Notes Trustee, the Term Lenders, the Agent and, the New Senior Notes Trustee, the form and substance of which is reasonably satisfactory to the Required Lenders.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) that administers or manages such Lender.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 14.2 (with the consent of any party whose consent is required by Section 14.2) in form and substance attached as Exhibit H hereto.

“Assumption and Assignment Agreement” means that certain Loan Assignment, Assumption and Indemnity Agreement among the Original Lender and Cantor Fitzgerald Securities, dated as of September 22, 2017, as amended, restated, supplemented or modified from time to time.

“Authorized Person” means any one of the individuals identified on Annex A-2 as such schedule is updated from time to time by written notice from Borrower to the Agent.

“Bank Product” means any one or more of the following financial products or accommodations extended to a Loan Party or any of its/their Subsidiaries by a Bank Product Provider: (a) commercial credit cards, (b) commercial credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”), (f) Cash Management Services, or (g) transactions under Hedge Agreements.

“Bank Product Provider” means a commercial bank that provides Bank Products to a Loan Party or any of its/ their Subsidiaries.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

Schedule 1.1 - 2

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Borrower or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means:

(a)    with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b)    with respect to a partnership, the board of directors of a direct or indirect general partner of the partnership;

(c)    with respect to a limited liability company, the direct or indirect managing member or members or any controlling committee of managing members thereof; and

(d)    with respect to any other Person, the board or committee of such Person serving a similar function.

“Books” means books and records (including Borrower’s or any other Loan Party’s Records) indicating, summarizing, or evidencing Borrower’s or such other Loan Party’s assets (including the Collateral) or liabilities, Borrower’s or such other Loan Party’s Records relating to Borrower’s or such other Loan Party’s business operations or financial condition, or Borrower’s or such other Loan Party’s Goods or General Intangibles containing such information.

“Borrower” has the meaning specified therefor in the preamble.

“Borrower Materials” has the meaning specified therefor in Section 19.8(c).

“Borrowing” means a borrowing consisting of Advances made to or for the benefit of Borrower by the Lenders pursuant to Section 2 including any Protective Advance.

“Borrowing Certificate” means the Borrowing Certificate attached hereto as Exhibit G.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in New York, New York or pursuant to the rules and regulations of the Federal Reserve System.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capital Stock” means:

(a)    in the case of a corporation, capital stock;

Schedule 1.1 - 3

(b)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) in the equity of such entity;

(c)    in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, respectively; and

(d)    in the case of any other entity, any other interests or participations that confer on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing entity; but excluding from all of the foregoing any debt securities convertible into or exchangeable for Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody‘s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-l from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant stored value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

Schedule 1.1 - 4

“Change of Control” means that (a) the Parent shall fail to own one hundred percent (100%) of the Capital Stock of SAExploration Sub, Inc. entitled to vote in the election of members of the Board of Directors (or equivalent governing body) of SAExploration Sub, Inc., (b) at any time, SAExploration Sub, Inc. shall fail to own one hundred percent (100%) of the Capital Stock of the Borrower entitled to vote in the election of members of the Board of Directors of the Borrower, (c) at any time, the Borrower shall fail to own one hundred percent (100%) of the Capital Stock of each of NES, LLC and SAExploration Seismic Services (US), LLC entitled to vote in the election of members of the Board of Directors of such Loan Parties, (d) Permitted Holders fail to own and control, directly or indirectly, 30%, or more, of the Stock of the Parent having the right to vote for the election of members of the Board of Directors, or (e) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of 50%, or more, of the Stock of the Parent having the right to vote for the election of members of the Board of Directors.

“Chattel Paper” means chattel paper (as that term is defined in the Code), and includes tangible chattel paper and electronic chattel paper.

“Claim” is defined in Section 13(c).

“Closing Date Assignments” means the assignment and assumption agreements, in form of Exhibit H hereto, which are executed on or about the First Amended and Restated Effective Date between Cantor Fitzgerald Securities, as Lender and the assignees party thereto.

“Closing Date Acquisition Obligations” means the “Obligations” as defined in the Closing Date Loan Agreement, as such agreement is in effect on the date hereof.

“Closing Date Loan Agreement” means Purchase Money Loan and Security Agreement dated as of even date hereof by and between SAExploration Acquisitions (U.S.), LLC, the administrative and collateral agent party thereto and the lenders party thereto from time to time.

“Closing Date Loan Documents” means the “Loan Documents” as defined in the Closing Date Loan Agreement, as in effect on the date hereof.

“Code” means the Uniform Commercial Code, as in effect in the State of New York from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to the Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for the purpose of the provisions thereof relating to such attachment, perfection, priority, or remedies. To the extent that defined terms set forth herein shall have different meanings under different Articles under the Uniform Commercial Code, the meaning assigned to such defined term under Article 9 of the Uniform Commercial Code shall control.

“Collateral” means all of Borrower’s and each Loan Party’s now owned or hereafter acquired:

(a)    Accounts;

(b)    Books;

(c)    Chattel Paper;

(d)    Deposit Accounts, including, without limitation, Permitted Foreign Deposit Accounts;

Schedule 1.1 - 5

(e)    Goods, including Equipment;

(f)    General Intangibles, including, without limitation, Material Contracts, Intellectual Property and Intellectual Property Licenses;

(g)    Inventory;

(h)    Investment Related Property;

(i)    Negotiable Collateral;

(j)    Supporting Obligations;

(k)    Commercial Tort Claims;

(l)    money, Cash Equivalents, or other assets of such Loan Party that now or hereafter come into the possession, custody, or control of the Agent or the Lenders (or any of their agents or designees);

(m)    receivables due to Borrower or another Loan Party from Alaska Seismic Ventures and any tax credit, tax certificate, tax refund or refund claim assigned or issued to Borrower or such other Loan Party in connection therewith, including any Alaska Tax Credits; and

(n)    all of the proceeds (as such term is defined in the Code) and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance or Commercial Tort Claims covering or relating to any or all of the foregoing, and any and all Accounts, Books, Chattel Paper, Deposit Accounts, Equipment, Fixtures, General Intangibles (including, without limitation, Intellectual Property and Intellectual Property Licenses), Inventory, Investment Related Property, Negotiable Collateral, Supporting Obligations, money, or other tangible or intangible property resulting from the sale, lease, license, exchange, collection, or other disposition of any of the foregoing, the proceeds of any award in condemnation with respect to any of the foregoing, any tax credits, tax certificates, rebates or refunds, whether for taxes or otherwise, and all proceeds of any such proceeds, or any portion thereof or interest therein, and the proceeds thereof, and all proceeds of any loss of, damage to, or destruction of the above, whether insured or not insured, and, to the extent not otherwise included, any indemnity, warranty, or guaranty payable by reason of loss or damage to, or otherwise with respect to any of the foregoing (collectively, the “Proceeds”). Without limiting the generality of the foregoing, the term “Proceeds” includes whatever is receivable or received when Investment Related Property or proceeds are sold, exchanged, collected, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes proceeds of any indemnity or guaranty payable to such Loan Party or Lender from time to time with respect to any of the Investment Related Property.

Notwithstanding anything contained in this Agreement to the contrary, the term “Collateral” shall not include any Excluded Property (but shall include the Proceeds and products of Excluded Property and each other item set forth in clause (n) above with respect to Excluded Property, in each case, to the extent that such Proceeds, products and other items do not themselves constitute Excluded Property).

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, vessel owner, consignee, or other Person in possession of, having a lease, permit, or license to access Real Property upon which any Collateral is located, having a Lien upon, or having actual or potential rights or interests in the Books, Equipment, Accounts or Inventory of any Loan Party or any of its Subsidiaries, in each case, in favor of Agent with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, warehouseman, processor, vessel owner, consignee or other Person and in form and substance reasonably satisfactory to the Required Lenders.

Schedule 1.1 - 6

“Collection Account” means the Deposit Account identified on Annex A-l.

“Commercial Tort Claims” means commercial tort claims (as that term is defined in the Code), and includes those commercial tort claims listed on Schedule 5.6(d) to the Information Certificate.

“Commitment” means, with respect to each Lender, the sum of such Lender’s First Amended and Restated Effective Date Advance Commitment and Subsequent Advance Commitments.

“Compliance Certificate” means a certificate substantially in the form of Exhibit A delivered by the chief financial officer of Borrower to the Agent.

“Confidential Information” has the meaning specified therefor in Section 19.8(a).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control Agreement” means, with respect to any deposit account, lockbox account, securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Agent and the Required Lenders, among the Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account or owning such entitlement or contract, effective to grant “control” (within the meaning of Articles 8 and 9 under the Uniform Commercial Code, as applicable) over such account to the Agent.

“Controlled Securities Account” means each securities account (including all financial assets held therein and all certificates and instruments, if any, representing or evidencing such financial assets) that is the subject of an effective control agreement.

“Convertible Notes” means the 6.00% Convertible Notes due 2022 to be issued by Parent (prior to October 25, 2018) pursuant to the Convertible Notes Indenture in the aggregate principal amount not to exceed $50,000,000.00.

“Convertible Notes Documents” means the Convertible Notes Indenture, the Convertible Notes and any other instrument or agreement entered into, now or in the future, by any Loan Party or any of its Subsidiaries or the trustee of the Convertible Notes Indenture in connection with the Convertible Notes Indenture.

“Convertible Notes Indenture” means an indenture pursuant to which the Convertible Notes are issued.

“Convertible Notes Noteholders” means the holders of the Convertible Notes.

“Convertible Notes Trustee” means the trustee and collateral agent under the Convertible Notes Indenture.

“Copyrights” means any and all rights in any works of authorship, including (i) copyrights and moral rights, (ii) copyright registrations and recordings thereof and all applications in connection therewith including those listed on Schedule 5.26(b) to the Information Certificate, (iii) income, license fees, royalties,

Schedule 1.1 - 7

damages, and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (iv) the right to sue for past, present, and future infringements thereof, and (v) all of Borrower’s and each other Loan Party’s rights corresponding thereto throughout the world.

“Credit Facility” has the meaning set forth in the Recitals hereto.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Default Rate” has the meaning specified therefor in Section 2.6(b).

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the operating Deposit Accounts of Borrower identified on Annex D-l.

“Disposition” means (a) the sale, lease, conveyance or other disposition of property, other than sales or other dispositions expressly permitted under clauses (a), (b), (c), (d), (f), (g) and (i) of the definition of “Permitted Dispositions” and (b) the sale or transfer by the Parent or any Subsidiary of the Parent of any Stock or Stock equivalent issued by any Subsidiary of the Parent and held by such transferor Person (other than (i) a sale or transfer of the Stock or Stock equivalents of a Subsidiary of the Parent to the Parent permitted hereunder, (ii) a sale or transfer of the Stock or Stock equivalents of a Foreign Subsidiary of the Parent to another Foreign Subsidiary permitted hereunder, and (iii) a sale or transfer of the Stock or Stock equivalents owned but not issued by an Excluded Subsidiary to another Excluded Subsidiary permitted hereunder.

“Disqualified Person” means (a) a direct competitor of Borrower or its Subsidiaries that has been specified in writing to the Agent and the Required Lenders prior to the Second Amended and Restated Effective Date and (b) any Person that is clearly identifiable, solely on the basis of such Person’s name, as an Affiliate of any Person referred to in clause (a) above. It is understood and agreed that Borrower shall be permitted to supplement, after the Second Amended and Restated Effective Date and in writing, the list of Disqualified Persons to add additional direct competitors of Borrower upon reasonable written notice to the Agent and the Lenders. Such supplement shall become effective immediately upon delivery to the Agent and the Lenders and shall not apply retroactively to disqualify the transfer of an interest in any Advances that was effective prior to the effective date of such supplement.

“Dollars” means United States dollars.

“Domestic Subsidiary” means any Subsidiary of a Loan Party that is not a Foreign Subsidiary.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Loan Party, any Subsidiary of a Loan Party, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Loan Party, any Subsidiary of a Loan Party, or any of their predecessors in interest.

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“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party or any of its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“Equity Interest” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited), joint venture interests, or if such Person is a limited liability company, membership interests and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued on or after the Second Amended and Restated Effective Date, but excluding debt securities convertible or exchangeable into such equity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 and 430 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Loan Party or any of its Subsidiaries and whose employees are aggregated with the employees of a Loan Party or its Subsidiaries under IRC Section 414(o).

“Event of Default” has the meaning specified therefor in Section 9.

“Event of Loss” means, with respect to any property, any of the following: (a) any loss, destruction or damage of such property; or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such property or the requisition of the use of such property.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

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“Excluded Accounts” means, as to any Loan Party, all Deposit Accounts used solely for (i) payroll and/or accrued employee benefits or (ii) employee benefit plans.

“Excluded Property” means:

(a)    all of any Loan Party’s right, title and interest in any leasehold or other non-fee simple interest in any Real Property of such Loan Party (whether leased or otherwise held on the date hereof or leased or otherwise acquired after the date hereof);

(b)    any permit or lease or license or any contractual obligation entered into by any Loan Party, (i) that prohibits or requires the consent of any Person other than Borrower or any of its Affiliates as a condition to the creation by any Loan Party of a Lien on any right, title or interest in such permit, lease, license or contractual agreement or any Capital Stock or equivalent related thereto or (ii) to the extent that any Legal Requirement applicable thereto prohibits the creation of a Lien thereon, but only, with respect to the prohibition in (i) and (ii), to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Code or any other Legal Requirement;

(c)    (i) all foreign intellectual property and (ii) any “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law;

(d)    fixed or capital assets owned by any Loan Party that are subject to a purchase money Lien or a capital lease if the contractual obligation pursuant to which such Lien is granted (or in the document providing for such capital lease) prohibits or requires the consent of any Person other than Borrower or any of its Affiliates as a condition to the creation of any other Lien on such equipment;

(e)    motor vehicles subject to certificates of title (except (i) to the extent perfection can be obtained by the filing of Uniform Commercial Code financing statements and (ii) titled Equipment and Preempted Perfection Equipment, which shall be subject to Section 6.12(k));

(f)    cash collateral pledged to a third-party to the extent permitted by this Agreement, securing, in the case of letters of credit, an amount not to exceed the face amount of cash collateralized letters of credit for the benefit of any of the Loan Parties and, in the case of Hedging Obligations, not to exceed the amount of such Hedging Obligations, in each case, to the extent such letters of credit or Hedging Obligations are permitted hereunder, as applicable;

(g)    (i) the Equity Interests in the Kuukpik Joint Venture, (ii) any interest in any Equity Interests that is not directly owned by any Loan Party and (iii) any interest in any Equity Interests of any other joint venture, partnership or other entity that was or is existing (A) on the date hereof or (B) from and after the date hereof if such joint venture, partnership or other entity is not a Subsidiary of a Loan Party, in each case if and for so long as (x) the grant of a Lien with respect thereto is not permitted by the other partner, joint venture or joint venture partner, as applicable, and (y) the applicable Loan Party has used commercially reasonable efforts to obtain the right to grant a hen in such joint venture, partnership or other entity;

(h)    Equity Interests in excess of 65% of all outstanding voting Equity Interests of any Foreign Subsidiary (including for the avoidance of doubt any controlled foreign corporation within the meaning of Section 957 of the IRC) or any Foreign Subsidiary Holding Company and any of the Equity Interests of any Subsidiary of such Foreign Subsidiary or Foreign Subsidiary Holding Company;

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(i)    any Collateral that has been released in accordance with the Loan Documents, this Agreement, or the Intercreditor Agreement (provided that, for the avoidance of doubt, no such Collateral shall be released in accordance with a sale or disposition from a Loan Party to a Loan Party);

(j)    all assets of each Excluded Subsidiary (but, for the avoidance of doubt, not the Capital Stock issued by SAExploration Acquisitions (U.S.), LLC);

(k)    the Excluded Accounts;

(l)    any property or assets owned at any time or from time to time by any Foreign Subsidiary (to the extent otherwise permitted under Section 6.12); and

(m)    any asset or property constituting Equity Interests in a Foreign Subsidiary as to which the Required Lenders in their reasonable discretion and as confirmed in writing to the Agent upon request will not seek to obtain or perfect a security interest thereon if the costs of obtaining or perfecting such security interest outweighs the benefit to the Secured Parties of the security afforded thereby (based on the fair market value of such asset or property) (it being understood that such determination in respect of assets described in this clause (m) shall only apply with respect to actions required to create or perfect a security interest in the Collateral under the laws of any non-U.S. jurisdiction);

provided, that notwithstanding anything to the contrary contained in clauses (a) through (m) above to the contrary, (a) Excluded Property shall not include any Proceeds of property described in clauses (a) through (m) above (unless such proceeds are also described in such clauses), and (b) no property or assets that are subject to a Lien securing the Obligations, including, without limitation. Proceeds of Collateral in the form of Excluded Property, shall constitute Excluded Property so long as such Lien remains in effect; provided, further, that at such time as any of the foregoing property no longer constitutes Excluded Property, such property shall immediately constitute Collateral and a Lien on and security interest in and to all of the right, title and interest of the applicable Loan Party in, to and under such property shall immediately attach thereto.

“Excluded Subsidiary” means SAExporation Acquisitions (U.S.), LLC, a Delaware limited liability company, and each Subsidiary thereof; provided, that to constitute an Excluded Subsidiary, such Excluded Subsidiary shall not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Parent, the Borrower or any other Subsidiary of the Parent or Borrower (other than an Excluded Subsidiary), (ii) the Excluded Subsidiary and its Subsidiaries do not have and do not thereafter incur any Indebtedness pursuant to which the lender thereof has recourse to any of the assets of the Parent, the Borrower or any Subsidiaries of the Parent or Borrower (other than another Excluded Subsidiary) and (iii) the Excluded Subsidiaries shall not incur or otherwise be liable for any Indebtedness for borrowed money other than the Closing Date Acquisition Obligations and the Indebtedness described in the clause (d) of “Permitted Indebtedness” as defined in the Closing Date Loan Agreement in effect on the date hereof.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Agent or Lender or required to be withheld or deducted from a payment to an Agent or Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Agent or Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a

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Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date of which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by Borrower under Section 14.3) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 16.1, amount with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changes its lending office, (c) Taxes attributable to such Lender’s failure to provide the documents and information described in Section 16.l(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Notes Documents” means the Existing Notes Indenture and all other documents and agreements executed in connection therewith, together with the Intercreditor Agreement, and all other documents and agreements executed by Existing Notes Trustee and Loan Parties.

“Existing Noteholders” means “Existing Noteholders,” Existing Notes Indenture Secured Parties, and Wilmington Savings Fund Society, FSB, as trustee and collateral agent for the “Existing Noteholders,” all as defined in the Intercreditor Agreement.

“Existing Notes” means the 10.000% Senior Secured Notes due 2019 issued by Parent under the Existing Notes Indenture.

“Existing Notes Indenture” means the Indenture dated as of July 2, 2014 for 10.000% Senior Secured Notes due 2019, by and among the Parent, the Guarantors, and Wilmington Savings Fund Society, FSB as trustee and Existing Noteholder Collateral Agent.

“Existing Notes Indenture Secured Parties” means the Secured Parties as defined in the Existing Notes Indenture Security Agreement.

“Existing Notes Indenture Security Agreement” means the Security Agreement as defined in the Existing Notes Indenture.

“Existing Notes Trustee” means Wilmington Savings Fund Society, FSB in its capacity as noteholder collateral agent and trustee under the Existing Notes Indenture.

“Existing Obligations” has the meaning specified therefor in Section 2.1(a).

“Expenses” means all (a) reasonable documented out-of-pocket costs and expenses (including taxes, and insurance premiums) required to be paid by any Loan Party or any of its Subsidiaries or any other guarantor under any of the Loan Documents that are paid, advanced, or incurred by the Agent and the Lenders, (b) reasonable documented out-of-pocket fees or charges (including reasonable attorneys’ fees) paid or incurred by the Agent and Lenders in connection with the negotiation, documentation, and execution of any of the Loan Documents and the transactions contemplated thereby, including reasonable documented out-of-pocket fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, judgment lien, litigation, bankruptcy and Code searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation contained in this Agreement), real estate surveys, real estate title insurance policies and endorsements, and environmental audits, (c) reasonable documented out-of-pocket charges paid or incurred by the Agent resulting from the dishonor of checks payable by or to any Loan Party, (d) reasonable documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) paid or incurred by the Agent and Lenders to correct any

Schedule 1.1 - 12

default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (e) reasonable documented out-of-pocket fees and expenses to initiate electronic reporting by Borrower to the Agent and Lenders, (f) reasonable documented out-of-pocket examination fees and expenses (including reasonable travel, meals, and lodging) of the Agent and Lenders related to any inspections, audits, examinations, or appraisals to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (g) reasonable documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) of third party claims or any other suit paid or incurred by the Agent or Lenders in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents, (h) the Agent’s and Lenders’ reasonable documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in advising, structuring, drafting, reviewing, administering (including reasonable travel, meals, and lodging), or amending, amending and restating, modifying or supplementing the Loan Documents (including, without limitation, in connection with the assignment of Advances and other Obligations hereunder), (i) the Agent and Lenders’ reasonable documented out-of-pocket costs and expenses (including reasonable documented out-of-pocket attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents or otherwise), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral and (j) any other reasonably documented out-of-pocket fees or expenses payable to the Agent or any Lender in the amounts and at times separately agreed upon between Borrower and the Agent or Lender, as applicable.

“Facility Fee Letter” means the Fee Letter, dated as of the July 5, 2018, among the Loan Parties and All Lenders.

“FATCA” means Section 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the IRC, any published intergovernmental agreement entered into in connection with the implementation of the foregoing and any fiscal or regulatory legislation or rules adopted pursuant to such published intergovernmental agreements.

“First Amended and Restated Credit Agreement” has the meaning set forth in the Recitals hereto.

“First Amended and Restated Effective Date” means September 22, 2017.

“First Amended and Restated Effective Date Advance” means the Advance made pursuant to Section 2.1(b) of the First Amended and Restated Credit Agreement on the First Amended and Restated Effective Date in an amount equal to $2,351,375.55.

“First Amended and Restated Effective Date Advance Commitment” means, with respect to each Lender, the obligation to make a First Amended and Restated Effective Date Advance to Borrower pursuant to Section 2.1(b) of the First Amended and Restated Credit Agreement.

“First Amended and Restated Effective Date Lenders” means severally and not jointly, each of the Lenders party to the Closing Date Assignments as “assignee” thereunder.

“Fixtures” means fixtures (as that term is defined in the Code).

Schedule 1.1 - 13

“Foreign Jurisdiction” means a jurisdiction that is not a federal, state, or local jurisdiction in the United States or any territories thereof.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Located Assets” means the assets or properties of Borrower or any Loan Party that are located in a Foreign Jurisdiction on the Original Closing Date and at all times thereafter, and that were reported as such in financial statements provided to Lender on or before the Original Closing Date.

“Foreign Subsidiary” means a Subsidiary of a Loan Party that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia.

“Foreign Subsidiary Holding Company” means any domestic Subsidiary of a Loan Party that is engaged in no material business activities other than the holding of Equity Interests and other investments in one or more Foreign Subsidiaries (including for the avoidance of doubt any controlled foreign corporation within the meaning of Section 957 of the IRC) or other Foreign Subsidiary Holding Companies.

“Funding Date” means the date on which a Borrowing occurs.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied; provided, however, that all calculations relative to liabilities shall be made without giving effect to Statement of Financial Accounting Standards No. 159.

“General Intangibles” means general intangibles (as that term is defined in the Code), and includes payment intangibles, contract rights, rights to payment, rights under Hedge Agreements (including the right to receive payment on account of the termination (voluntarily or involuntarily) of any such Hedge Agreements), rights arising under common law, statutes, or regulations, choses or filings in action, goodwill, Intellectual Property, Intellectual Property Licenses, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, including Intellectual Property Licenses, infringement claims, pension plan refunds, pension plan refund claims, insurance premium rebates, tax refunds, and tax refund claims, interests in a partnership or limited liability company which do not constitute a security under Article 8 of the Code, and any other personal property other than, to the extent excluded from the definition of “General Intangibles” under the Code, Commercial Tort Claims, money, Accounts, Chattel Paper, Deposit Accounts, Goods, Investment Related Property, Negotiable Collateral, and oil, gas, or other minerals before extraction.

“Geokinetics Acquisition” shall have the meaning set forth in the Recitals hereto.

“Goods” means goods (as that term is defined in the Code).

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local or foreign (whether civil, criminal, military or otherwise) court, central bank or governmental agency, tribunal, authority, instrumentality or regulatory body or any subdivision thereof or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Obligations” has the meaning specified therefor in Section 18.2(a).

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“Guarantors” means the Parent, SAExploration Sub, Inc., NES, LLC, SAExploration Seismic Services (US), LLC and any Additional Guarantors, and each of them is a “Guarantor” provided, however, that none of the Excluded Subsidiaries shall be required to be or become a Guarantor.

“Guaranty” means the guaranty of the Guaranteed Obligations made by the Guarantors as set forth in Section 18 of this Agreement.

“Guaranty Supplement” has the meaning specified therefor in Section 18.6.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B) (A) of the Bankruptcy Code.

“Hedging Obligations” means any and all obligations or liabilities, whether direct or indirect, absolute or contingent, liquidated or unliquidated, determined or undetermined, voluntary or involuntary, due, not due or to become due, incurred in the past or now existing or hereafter arising, however arising of any Loan Party or any of its/their Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with a Bank Product Provider or another counterparty.

“Impacted Lender” means any Lender that has a Person that directly or indirectly controls such Lender and such Person (a) becomes subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (b) has appointed a custodian, conservator, receiver or similar official for such Person or any substantial part of such Person’s assets, or (c) makes a general assignment for the benefit of creditors, is liquidated, or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt. For purposes of this definition, “control” means the possession of either (a) the power to vote, or the beneficial ownership of, 10% or more of the voting Stock of such Person (either directly or through the ownership of Stock equivalents) or (b) the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Indebtedness” as to any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Prohibited Preferred Stock of such Person, and (h) any obligation of such Person guarantying or intended to guaranty (whether directly

Schedule 1.1 - 15

or indirectly guarantied, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, the amount of any Indebtedness outstanding as of any date will be: (i) the accreted value of Indebtedness, in the cause of any Indebtedness issued with original issue discount; (ii) with respect to contingent obligations, the maximum liability upon the occurrences of the contingency giving rise to the obligation; (iii) with respect to Hedging Obligations, the net amount payable, if any, by the specified Persons if such Hedging Obligations terminated at that time due to default by such Person; (iv) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of: (1) the fair market value of such assets at the date of determination; or (2) the amount of such Indebtedness of the other Person; (v) the maximum amount Borrower and Loan Parties would become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, any Preferred Stock; (vi) the amount of the liability in respect thereof determined in accordance with GAAP, in the case of Indebtedness issued at a price that is less than the principal amount thereof; and (vii) the principal amount of the Indebtedness, in the case of any other Indebtedness. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Loan Documents, the Term Documents, the Convertible Notes Documents or the New Senior Note Documents as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indemnified Liabilities” has the meaning specified therefor in Section 11.3.

“Indemnified Person” has the meaning specified therefor in Section 11.3.

“Indemnified Taxes” shall mean (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made or due under any Loan Document and (ii) to the extent not otherwise described in (i), Other Taxes.

“Information Certificate” means the Amended and Restated Information Certificate completed and dated as of the Second Amended and Restated Effective Date and executed by the Loan Parties in the form attached hereto as Exhibit E.

“Initial Lender” means Cantor Fitzgerald Securities.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, receiverships, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means any and all Patents, Copyrights, Trademarks, trade secrets, know-how, inventions (whether or not patentable), algorithms, software programs (including source code and object code), processes, product designs, industrial designs, blueprints, drawings, data, customer lists, URLs and domain names, social media accounts and identifiers, specifications, documentations, reports, catalogs, literature, and any other forms of technology or proprietary information of any kind, including all rights therein and all applications for registration or registrations thereof.

“Intellectual Property Licenses” means, with respect to any Person (the “Specified Party”), (i) any licenses or other similar rights provided to the Specified Party in or with respect to Intellectual Property owned or controlled by any other Person, and (ii) any licenses or other similar rights provided to any other Person in or with respect to Intellectual Property owned or controlled by the Specified Party, in each case,

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including (A) any software license agreements (other than license agreements for commercially available off-the-shelf software that is generally available to the public on non-discriminatory terms which have been licensed to the Specified Party pursuant to end-user licenses), (B) the license agreements listed on Schedule 5.26(b) to the Information Certificate, and (C) the right to use any of the licenses or other similar rights described in this definition in connection with the enforcement of the Secured Parties’ rights under the Loan Documents.

“Intercompany Canadian Note” means the Secured Promissory Note dated December 5, 2012, issued by SAExploration (Canada) Ltd. to the Borrower in the original principal amount of U.S. $50,000,000, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Intercompany Indebtedness” means all Indebtedness between or among any one or more of Borrower, the Loan Parties, and any of their Subsidiaries, including, but not limited to, the Indebtedness evidenced by the Intercompany Notes.

“Intercompany Notes” means the Intercompany Canadian Note, the Intercompany Subordinated Note and any other intercompany notes now owned or hereafter acquired by any of the Loan Parties and all certificates, instruments or agreements evidencing the Intercompany Notes and such other intercompany notes, and all assignments, amendments, amendments and restatements, supplements, extensions, renewals, replacements or modifications thereof.

“Intercompany Subordinated Note” means the Amended and Restated Global Intercompany Subordinated Note dated as of the Original Closing Date, issued by the Loan Parties and each of their direct Subsidiaries, evidencing the intercompany Indebtedness among them from time to time and at any time outstanding, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Intercreditor Agreement” means that certain Amended and Restated Intercreditor Agreement dated as of June 29, 2016 by and among the Agent, as ABL Agent, the Term Agent (as defined in the Intercreditor Agreement), the Existing Noteholder Agent and the Additional Noteholder Agent (as defined in the Intercreditor Agreement) party thereto, and acknowledged, consented to by the Loan Parties, as amended, restated and/or otherwise modified to the extent permitted by the Required Lenders (or such other percentage of Lenders required under Section 15.1 hereof).

“Interest Rate” means an interest rate equal to (i) ten and one quarter percent (10.25%) per annum for the period from the Funding Date in regards to each applicable Advance through and including March 22, 2018, (ii) ten and three quarter percent (10.75%) per annum for the period from March 23, 2018 through and including September 22, 2018, and eleven and three quarter percent (11.75%) per annum, thereafter, provided that upon the occurrence of a Chapter 11 Trigger Event (as defined in the RSA), the Obligations shall automatically bear interest at a per annum rate equal to two percent (2%) above the per annum rate otherwise applicable hereunder.

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guaranties, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business not to exceed $500,000 in the aggregate during any fiscal year of Borrower, and (b) bona fide Accounts arising in the ordinary course of business), or acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

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“Investment Related Property” means (i) any and all investment property (as that term is defined in the Code), and (ii) all other Equity Interests (whether or not classified as investment property under the Code) (including Equity Interests in any Excluded Subsidiary held by a Loan Party).

“IRC” means the Internal Revenue Code of 1986, as amended.

“Kuukpik Joint Venture” means Kuukpik/SAExploration, LLC, an Alaska limited liability company and a joint venture between SAExploration, Inc. and Kuukpik Corporation.

“Legal Requirements” means, as to any Person, the organizational documents of such Person, and any governmental treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, order or determination of an arbitrator or a court or other Governmental Authority, and the interpretation or administration thereof, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Lender Affiliate” shall mean (a) any other Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and is administered, advised or managed by (i) any Lender or Affiliate thereof, or (ii) an entity or Affiliate of an entity that administers, advises or manages any Lender or Affiliate thereof, and (b) any fund or investment vehicle that is managed by the same entity that manages a Person (other than a natural person) identified as a Lender on the signature pages to this Agreement as of the date hereof.

“Lender Party” means each of the Agent, each Lender, and each participant.

“Lender Representatives” has the meaning specified therefor in Section 19.8(a).

“Lender-Related Parties” means for any Lender and the Agent, such Lender or Agent, together with its or their Affiliates, Lender Affiliates, officers, directors, employees, attorneys, and agents.

“Lenders” has the meaning specified therefor in the preamble to this Agreement and their respective permitted successors and assigns.

“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” beneath its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify Borrower and the Agent.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan Documents” means this Agreement, any Guaranty, any Borrowing Certificate, the Intercreditor Agreement, the Preferred Ship Mortgage, Control Agreements, the Amended Intercompany Subordination Agreement, the Agent Fee Letter, the Facility Fee Letter, any intellectual property security agreements, any other collateral or security documents executed in connection herewith, and any Notes executed by Borrower in connection with this Agreement and payable to the Lenders, and any other instrument or agreement entered into, now or in the future, by any Loan Party or any of its Subsidiaries and the Lenders or the Agent in connection with this Agreement.

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“Loan Parties” means, collectively, Borrower and each Guarantor and each of them is a “Loan Party”.

“Loan Parties’ Alaska Operations” means all assets of the Loan Parties’ located in Alaska on the Second Amended and Restated Effective Date, and all operations of the Loan Parties performed in Alaska, as represented in the Loan Parties’ financial statements provided to the Lenders prior to the Second Amended and Restated Effective Date.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Loan Parties and their Subsidiaries taken as a whole, (b) a material impairment of the ability of any Loan Party or any of its Subsidiaries to perform its obligations under the Loan Documents to which it is a party or of the Agent’s ability to enforce the Obligations or realize upon the Collateral, (c) a material impairment of the enforceability or priority of the Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of any Loan Party or its Subsidiaries, or (d) any claim against any Loan Party or its Subsidiaries or written threat of material litigation which if determined adversely to any Loan Party or any of its Subsidiaries, would result in the occurrence of an event described in clauses (a), (b) or (c) above.

“Material Contract” means, with respect to any Person, (i) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $500,000 or more (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary), and, (ii) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Change.

“Maturity Date” means January 2, 2020.

“Maximum Amount” means $30,000,000.00.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Negotiable Collateral” means letters of credit, letter-of-credit rights, instruments, promissory notes, drafts and documents (as each such term is defined in the Code).

“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition as well as insurance proceeds and condemnation and similar awards received on account of an Event of Loss, net of: (a) in the event of a Disposition (i) the direct costs relating to such Disposition excluding amounts payable to Borrower or any Affiliate of Borrower (other than any Lender or Permitted Holder), (ii) sale, use or other transaction Taxes paid or payable as a result thereof, (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Permitted Indebtedness secured by a Lien on the asset which is the subject of such Disposition (other than Indebtedness under the Existing Notes Documents, the New Senior Notes Documents, Convertible Notes Documents, the Term Documents any other Indebtedness subordinated to the Obligations contractually or otherwise), (iv) income Taxes or gains (whether imposed on a Loan Party or, if such Loan Party is treated as a pass-through or disregarded entity for federal and state income Tax purposes or is a member of any consolidated, affiliated or unitary group, distributions pursuant

Schedule 1.1 - 19

to the paragraph (a) of the definition of Permitted Distributions), and (v) the amount of cash reserves or escrows established in connection with purchase price adjustments and retained liabilities; provided, however, when such cash or escrow is released to a Loan Party or one of its Subsidiaries, the amount so released shall be deemed to be Net Proceeds hereunder at such time, (b) in the event of an Event of Loss, (i) all money actually applied to repair or reconstruct the damaged property or property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments and (c) in the case of the issuance of the Convertible Notes, the proceeds from such issuance net of any fees, costs and expenses incurred by the issuer of the Convertible Notes in connection with the documentation thereof.

“New Senior Notes” means the 10.000% Senior Notes due 2019 issued by Parent under the New Senior Notes Indenture.

“New Senior Notes Indenture” means the First Supplemental Indenture dated as of June 29, 2016 for 10.000% Senior Notes due 2019 by and among the Parent, the Guarantors, and Wilmington Savings Fund Society, FSB, as trustee and as noteholder collateral agent.

“New Senior Notes Documents” means the New Senior Notes Indenture and any other instrument or agreement entered into, now or in the future, by any Loan Party or any of its Subsidiaries or the trustee of the New Senior Notes Indenture in connection with the New Senior Notes Indenture.

“New Senior Notes Trustee” means the trustee and collateral agent under the New Senior Notes Indenture.

“New Senior Noteholders” means “Senior Noteholders” as defined in the New Senior Notes Indenture, “Additional Indenture Secured Parties” as defined in the Intercreditor Agreement and the trustee and the collateral agent for the New Senior Noteholders.

“Non-Funding Lender” means any Lender that has (a) failed to fund any payments required to be made by it under the Loan Documents within two (2) Business Days after any such payment is due (excluding expense and similar reimbursements that are subject to good faith disputes), unless and until such Lender has cured such failure in accordance with Section 2.13(d)(v), (b) given written notice (and the Agent has not received a revocation in writing), to Borrower, the Agent or any Lender or has otherwise publicly announced (and the Agent has not received notice of a public retraction) that such Lender believes it will fail to fund payments or purchases of participations required to be funded by it under the Loan Documents or two or more other syndicated credit facilities agented by the Agent, (c) failed to fund, and not cured, loans, participations, advances, or reimbursement obligations under two or more other syndicated credit facilities agented by the Agent, unless subject to a good faith dispute, or (d) any Lender that has (i) become subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (ii) a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s assets, or (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for this clause (d), the Agent has determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under the Loan Documents.

“Note” means a promissory note of Borrower payable to a Lender, evidencing the Indebtedness of Borrower to such Lender resulting from Advances made to Borrower by such Lender or its predecessor(s) hereunder.

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“Obligations” means all loans (including the Subsequent Advances and all other Advances (including any Protective Advances and all Overadvance Amounts)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, liabilities, obligations (including indemnification obligations), fees (including the fees referenced in Section 2.12 hereof), Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties (and, in regard to the Guarantors, the Guaranteed Obligations and all other obligations owed by the Guarantors under the Guaranty), and all covenants and duties of any other kind and description owing by any Loan Party pursuant to or evidenced by this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, liquidated or unliquidated, determined or undetermined, voluntary or involuntary, due, not due or to become due, sole, joint, several or joint and several, incurred in the past or now existing or hereafter arising, however arising, and including all interest not paid when due, and all other expenses or other amounts that Borrower or any other Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Officer’s Certificate” means a certificate from an Authorized Person of Borrower, stating that: (i) the representations and warranties of Borrower and each other Loan Party set forth in this Agreement and in the other Loan Documents are true and correct in all material respects as of the date hereof (except to the extent such representations and warranties expressly relate solely to an earlier date, in which case such representations and warranties shall continue to be true and correct in all material respects as of such earlier date); and (ii) no Default or Event of Default has occurred and is continuing on and as of the date hereof, and neither will result from the Advance made on the date hereof or as a result of this Agreement becoming effective.

“Original Closing Date” means June 29, 2016.

“Original Lender” shall have the meaning set forth in the Recitals hereto.

“Other Connection Taxes” means, with respect to the Agent or any Lender, Taxes imposed as a result of a present or former connection between the Agent or such Lender and the jurisdiction imposing such Tax (other than connections arising from the Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 14.3).

“Overadvance Amount” has the meaning specified in Section 2.5(b).

“Parent” means SAExploration Holdings, Inc., the ultimate parent of Borrower.

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“Patents” means patents and patent applications, including (i) the patents and patent applications listed on Schedule 5.26(b) to the Information Certificate, (ii) all continuations, divisional, continuations-in-part, re-examinations, reissues, and renewals thereof and improvements thereon, (iii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (iv) the right to sue for past, present, and future infringements thereof, and (v) all of Borrower’s and each other Loan Party’s rights corresponding thereto throughout the world.

“Patriot Act” has the meaning specified therefor in Section 5.18 of Exhibit D to this Agreement.

“PEP” means politically exposed party under OFAC.

“Permitted Affiliate Transactions” means the following:

(a)    any employment agreement, employee benefit plan, equity incentive plan, employee stock ownership plan, officer or director indemnification agreement, compensation agreement or arrangement, customary benefit programs or arrangements for employees, officers or directors (including vacation plans, health and life insurance plans, deferred compensation plans and retirement or savings plans) or any similar agreement or arrangement authorized by the applicable Board of Directors and entered into by any Loan Party in the ordinary course of business and payments pursuant thereto;

(b)    payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of directors or officers of Loan Parties;

(c)    loans or advances to employees for employment-related expenses in the ordinary course of business not to exceed $500,000 in the aggregate at any one time outstanding;

(d)    so long as no Event of Default has occurred and is continuing, and to the extent not otherwise prohibited by this Agreement, transactions between or among Loan Parties and/or their Subsidiaries, other than the transfer of assets from a Loan Party to a non-Loan Party, unless otherwise expressly permitted hereunder;

(e)    Permitted Indebtedness described in clauses (a), (i), (j) and (t) of the definition thereof;

(f)    Permitted Transactions;

(g)    Permitted Investments;

(h)    to the extent otherwise permitted, any transactions between Borrower or any Subsidiary of Borrower and any Person, a director of which is also a director of Borrower or a Subsidiary; provided, that such director abstains from voting as a director of Borrower or the Subsidiary, as applicable, in connection with the approval of the transaction;

(i)    Permitted Dispositions;

(j)    Preferred Stock Conversion Transaction; and

(k)    issuance of the Convertible Notes pursuant to the Convertible Notes Indenture.

“Permitted Discretion” means a determination made in the exercise of the good faith judgment of the Agent or the Required Lenders, as applicable (from the perspective of a secured lender). For the purposes of this Agreement, acting on advice of counsel shall be deemed to be exercising good faith judgment.

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“Permitted Dispositions” means:

(a)    sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business;

(b)    sales of Inventory to buyers in the ordinary course of business;

(c)    the granting of Permitted Liens;

(d)    the making of a Permitted Distribution or other disposition that is expressly permitted pursuant to Section 7.17 of this Agreement;

(e)    the making of a Permitted Investment;

(f)    sales, leases, conveyances or other dispositions of assets between or among the Loan Parties so long as the Agent is notified of such disposition;

(g)    the abandonment or relinquishment of assets, the waiver of contract rights or the settlement, release or surrender or contract, tort or other claims, in each case, in the ordinary course of business and in the exercise of reasonable business judgment;

(h)    dispositions pursuant to condemnation or similar involuntary dispositions initiated by a Governmental Authority for consideration;

(i)    dispositions in respect of Permitted Transactions;

(j)    dispositions of assets for fair value of up to $1,500,000 in aggregate per fiscal year; and

(k)    the sale or other dispositions of Alaska Tax Credits in an arm’s length transaction for fair value as determined by the applicable Loan Party in its reasonable business judgment.

“Permitted Distributions” means, to the extent permitted by law, the following distributions or dividends:

(a)    distributions by a Loan Party or its Subsidiaries to any direct or indirect parent entity of any consolidated, affiliated or unitary group of which such Loan Party is a member in an amount sufficient to pay taxes imposed on such parent under applicable law to the extent attributable to the income or operations of such Loan Party or Subsidiary or their respective Subsidiaries; provided, that such parent entity is a Loan Party or a Subsidiary of a Loan Party;

(b)    [Intentionally Omitted];

(c)    so long as no Default or Event of Default shall have occurred and be continuing, the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of any Loan Party that is contractually subordinated to the Obligations with the net cash proceeds from or in exchange for a substantially concurrent incurrence of Refinancing Indebtedness;

(d)    so long as no Default or Event of Default shall have occurred and be continuing, the payment of (i) any payments permitted pursuant to Section 7.7, (ii) fees and expenses described in subsection (b) of

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the definition of “Permitted Affiliate Transactions”, (iii) the payment of any dividend (or, in the case of any partnership, limited liability company, or other Person, any similar distribution) by a Loan Party or a Subsidiary of any Loan Party to any other Loan Party and (iv) other payments in an amount not to exceed $50,000 per year;

(e)    so long as no Default or Event of Default shall have occurred and be continuing, the payments required to be made in accordance with the terms of the Management Incentive Plan (as defined under the Restructuring Support Agreement);

(f)    so long as no Default or Event of Default shall have occurred and be continuing, the repurchase of Equity Interests deemed to occur upon the exercise of stock options or other equity awards to the extent such Equity Interests represent a portion of the exercise price of those stock options or other equity awards and any repurchase or other acquisition of Equity Interests made in lieu of or to satisfy withholding or similar Taxes in connection with any exercise or exchange of stock options, warrants, equity incentives, other equity awards or other rights to acquire Equity Interests;

(g)    [Intentionally Omitted]; and

(h)    so long as no Default or Event of Default shall have occurred and be continuing, payments of cash, dividends, distributions, advances or other Restricted Payments by any Loan Party or any Subsidiary of a Loan Party to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of warrants, stock options, awards under equity incentive plans or similar securities or (ii) the conversion or exchange of Capital Stock of any such Person or the conversion or exchange of Indebtedness of any such Person that is convertible into or exchangeable for Capital Stock of such Person.

“Permitted Foreign Deposit Accounts” means any deposit account disclosed to the Agent and held by any Loan Party, that is (a) maintained with a foreign depository bank, (b) subject to the laws of a Foreign Jurisdiction, and (c) solely used for the deposit of receipts from operations performed in Foreign Jurisdictions and for the payment of operational expenses and payroll incurred in the ordinary course in Foreign Jurisdictions.

“Permitted Holder” means any of (i) each Supporting Holder (as defined in the Restructuring Support Agreement) and (ii) any Related Party thereof.

“Permitted Indebtedness” means:

(a)    Indebtedness evidenced by this Agreement or the other Loan Documents;

(b)    Indebtedness set forth on Schedule 5.19 to the Information Certificate and any Refinancing Indebtedness in respect of such Indebtedness;

(c)    [Reserved];

(d)    Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness;

(e)    endorsement of instruments or other payment items for deposit;

(f)    the incurrence by any Loan Party or its/their Subsidiaries of Hedging Obligations that are not prohibited under this Agreement and incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party’s and its/their Subsidiaries’ operations and not for speculative purposes;

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(g)    Indebtedness incurred in respect of Bank Products other than pursuant to Hedge Agreements;

(h)    Indebtedness constituting Permitted Investments;

(i)    the incurrence by Borrower or any other Loan Party of Intercompany Indebtedness between or among Loan Parties and/or any of their Subsidiaries; provided, however, that:

(i)    such parties thereto are parties to the Amended Intercompany Subordination Agreement;

(ii)    if any Loan Party is the obligor on such Indebtedness and the payee is not another Loan Party, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due;

(iii)    any (aa) subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than a Loan Party or Subsidiary of any Loan Party, or (bb) sale or other transfer of any such Indebtedness to a Person that is not a Loan Party or Subsidiary of a Loan Party will be deemed, in each case, to constitute an incurrence of such Indebtedness by such Loan Party that was not permitted by this clause (i); and

(iv)    such Intercompany Indebtedness is permitted under the Term Credit Agreement;

(j)    the issuance by any Loan Party to any other Loan Party or a Subsidiary of a Loan Party of Permitted Preferred Stock; provided, however, that any:

(i)    subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than a Loan Party or Subsidiary of a Loan Party,

(ii)    sale or other transfer of any such Preferred Stock to a Person that is not either a Loan Party or Subsidiary of a Loan Party, or

(iii)    issuance prohibited by the Term Documents, in each case, will be deemed, to constitute an issuance of such Preferred Stock that was not permitted by this clause (j);

(k)    the Guaranty by any Loan Party of Indebtedness of a Loan Party or Subsidiary of a Loan Party that was permitted to be incurred by such Loan Party pursuant to Section 7.1 or another provision of this definition; provided, that if the Indebtedness being guarantied is subordinated to or pari passu with the Obligations, then the Guaranty shall be subordinated or pari passu, as applicable, to other Indebtedness of the Guarantor to the same extent as the Indebtedness guarantied;

(l)    the incurrence by any Loan Party in the ordinary course of business of Indebtedness in favor of insurers, bond companies, and other direct counterparties in respect of workers’ compensation claims, insurance contracts, self-insurance obligations, bankers’ acceptances, performance and surety bonds and other similar guaranties of obligations not constituting Indebtedness;

(m)    the incurrence by a Loan Party or its Subsidiary of Indebtedness arising from the honoring by a bank or other financial institution other than the Lenders of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is less than $100,000 and is covered within five Business Days following receipt by Loan Party or such Subsidiary of notice or such event;

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(n)    letters of credit or bank guaranties issued in the ordinary course of business and consistent with past practice, not supporting Indebtedness, and having an aggregate face amount (for all of such outstanding letters of credit and bank guaranties) not to exceed $1,500,000 outstanding at any time;

(o)    the accrual of interest or dividends on Permitted Preferred Stock, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Preferred Stock in the form of additional shares of the same class of Preferred Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Prohibited Preferred Stock;

(p)    any Indebtedness equal to amounts advanced to a Loan Party in connection with the monetization of Alaska Tax Credits, in an amount not to exceed the amount of such Alaska Tax Credit(s), and secured exclusively by a Permitted Tax Credit Lien; provided, that all amounts received in connection with the monetization of Alaska Tax Credits shall be used for the repayment of (i) the Obligations to the extent required by Sections 2.5(c), 2.5(e) and 2.5(g) hereof or (ii) the obligations under the Term Credit Agreement to the extent required by Sections 2.5(c), 2.5(e) and 2.5(g) thereof (but solely to the extent the Lenders have declined to receive such payments under the immediately preceding clause (i));

(q)    Indebtedness evidenced by the Term Documents, to the extent permitted by the Intercreditor Agreement;

(r)    the incurrence by Borrower and the Guarantors of Indebtedness represented by the New Senior Notes (and the related note guarantees) issued under the New Senior Notes Indenture subject to the terms of the Intercreditor Agreement;

(s)    Indebtedness incurred in respect of Permitted Transactions; and

(t)    Indebtedness evidenced by the Convertible Notes, provided that (i) such Convertible Notes and the Convertible Note Indenture are each in form and substance reasonably acceptable to the Required Lenders, (ii) the Net Proceeds from the issuance of the Convertible Notes are applied in accordance with Section 2.5(f) hereof and (iii) the Intercreditor Agreement has been amended or amended and restated in a manner satisfactory to the Agent and Required Lenders to subordinate the Liens securing the Indebtedness evidenced by the Convertible Notes to the Liens securing the Obligations.

“Permitted Investments” means:

(a)    Investments in Cash Equivalents;

(b)    Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(c)    advances made in connection with purchases of Goods or services in the ordinary course of business;

(d)    Investments owned by any Loan Party or any of its Subsidiaries on the Second Amended and Restated Effective Date and set forth on Annex P-1:

(e)    Investments resulting from entering into agreements relative to Indebtedness that is permitted under clause (f) or (g) of the definition of Permitted Indebtedness;

Schedule 1.1 - 26

(f)    any Investment in Borrower or a Loan Party; provided, that no Event of Default has occurred and is continuing;

(g)    any Investments received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of Borrower or any Loan Party, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (ii) litigation, arbitration or other disputes;

(h)    funds expended on goods, deposits, and related items in the ordinary course of business in connection with services to be provided by a Loan Party to its customer, and for which such customer is required to reimburse such Loan Party;

(i)    Investments in an Excluded Subsidiary solely to the extent constituting (i) (x) an assignment of the Asset Purchase Agreement or (y) the assets acquired, or the right to acquire the assets, pursuant to the Geokinetics Acquisition, (ii) cash in an amount equal to the Closing Date Acquisition Obligations outstanding when the Convertible Notes are issued and a portion of the Net Proceeds from such issuance are used to repay such Closing Date Acquisition Obligations, (iii) cash in an amount equal to costs and expenses necessary to form the Excluded Subsidiary as of the Second Amended and Restated Effective Date, (iv) the provision of operating and management services in the ordinary course of business and (v) cash in an amount equal to interest or fees becoming due under the Closing Date Loan Documents; and

(j)    any Investment by any Foreign Subsidiary in any other Foreign Subsidiary or any Person, if as a result the Person becomes a Foreign Subsidiary or the Person is merged or consolidated with or into a transfer or conveyance of all or substantially all of its assets to, or is liquidated into, any Foreign Subsidiary.

For the avoidance of doubt, Permitted Investments shall not include any Investments by Parent, Borrower or any of their respective Subsidiaries (other than an Excluded Subsidiary) in an Excluded Subsidiary other than as set forth in clause (i) of this definition.

“Permitted Liens” means:

(a)    Liens granted to, or for the benefit of, Agent to secure the Obligations;

(b)    Liens for unpaid taxes that either (i) are not yet delinquent, or (ii) are the subject of Permitted Protests;

(c)    judgment Liens and notices of lis pendens arising solely as a result of the existence of lawsuits, judgments, orders, or awards that do not constitute an Event of Default under Section 9.3, provides that adequate reserves have been made therefor;

(d)    Liens set forth on Annex P-2; provided, however, that to qualify as a Permitted Lien, any such Lien described on Annex P-2 shall only secure the Indebtedness that it secures on the Second Amended and Restated Effective Date and any Refinancing Indebtedness in respect thereof;

(e)    the interests of lessors under operating leases and non-exclusive licensors under license agreements entered into in the ordinary course of business;

Schedule 1.1 - 27

(f)    purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof;

(g)    Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness;

(h)    Liens securing (x) the Indebtedness described in clause (t) of the definition of Permitted Indebtedness set forth in this Schedule 1.1 and (y) the New Senior Notes and obligations under the New Senior Notes Documents, in each case, subject to the terms of the Intercreditor Agreement;

(i)    Liens in favor of any Loan Party on the assets of (i) any non-Loan Party, or (ii) a Loan Party if subject to a subordination and standstill agreement acceptable to the Lenders;

(j)    Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests;

(k)    Liens on amounts deposited to secure a Loan Party’s obligations in connection with worker’s compensation or other unemployment insurance;

(l)    Liens on amounts deposited to secure a Loan Party’s reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business;

(m)    Liens securing Indebtedness under the Term Documents, subject to the terms of the Intercreditor Agreement;

(n)    Liens on cash collateral for Hedging Obligations not to exceed the amount of such Hedging Obligations, to the extent such Hedging Obligations are permitted hereunder;

(o)    survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or improvements or accessions that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(p)    any extension, renewal or replacement, in whole or in part of any Lien described above in this definition of “Permitted Liens” (other than Liens described in clause (a) of this definition of “Permitted Liens”); provided, that any such extension, renewal or replacement does not extend to any additional property or assets (plus improvements, accessions, proceeds, replacements or dividends or distributions in respect thereof);

(q)    Liens securing Indebtedness under clause (n) of the definition of Permitted Indebtedness;

(r)    Liens on any property in favor of a Governmental Authority to secure partial, progress, advance or other payments pursuant to any contract or statute, not yet due and payable;

Schedule 1.1 - 28

(s)    Liens encumbering deposits delivered to a Person to secure obligations arising from statutory, regulatory, contractual or warranty requirements incurred in the ordinary course of business;

(t)    Liens on the assets of (i) any Foreign Subsidiary securing Indebtedness of any Foreign Subsidiary to the extent permitted hereunder or (ii) any Excluded Subsidiary securing Indebtedness of any Excluded Subsidiary; and

(u)    any Permitted Tax Credit Lien.

“Permitted Preferred Stock” means and refers to any Preferred Stock issued by Borrower (and not by one or more of its Subsidiaries) that is not Prohibited Preferred Stock.

“Permitted Protest” means the right of Borrower or any other Loan Party or any of their respective Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), Taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment; provided, that (a) a reserve with respect to such obligation is established on Books and Records of such Borrower, such other Loan Party or such Subsidiary in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Borrower, Loan Party or Subsidiary, as applicable, in good faith, (c) the Required Lenders are satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority (except as resulting from operation of law) of any of the Agent’s Liens, and (d) with respect to Liens of any Loan Party’s subcontractors and suppliers, the Lien does not constitute a default under the Material Contract between such Loan Party and its customer relating thereto.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Original Closing Date in an aggregate principal amount outstanding at any one time not in excess of $1,000,000.

“Permitted Tax Credit Lien” means a Lien on the rights of any Loan Party in or to any Alaska Tax Credit to secure the Indebtedness described in subsection (p) of the definition of Permitted Indebtedness.

“Permitted Transactions” means transactions contemplated by the Restructuring Support Agreement.

“Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Platform” has the meaning specified therefor in Section 19.8(c).

“Pledged Certificated Stock” means all certificated securities and any other Stock or Stock equivalent of any Person evidenced by a certificate, instrument or other similar document (as defined in the Code), in each case owned by any Loan Party, and any distribution of property made on, in respect of or in exchange for the foregoing from time to time, including all Stock and Stock equivalents listed on Schedule 5.1 to the Information Certificate. Pledged Certificated Stock excludes any Excluded Property and any Cash Equivalents that are not held in Controlled Securities Accounts to the extent permitted by this Agreement.

“Pledged Collateral” means, collectively, the Pledged Stock and the Pledged Debt Instruments.

Schedule 1.1 - 29

“Pledged Debt Instruments” means all right, title and interest of any Loan Party in instruments evidencing any Indebtedness or other obligations owed to such Loan Party, and any distribution of property made on, in respect of or in exchange for the foregoing from time to time, including all Indebtedness described on Schedule 6.12(l), issued by the obligors named therein. Pledged Debt Instruments excludes any Excluded Property and any Cash Equivalents that are not held in Controlled Securities Accounts to the extent permitted by this Agreement.

“Pledged Investment Property” means any investment property of any Loan Party, and any distribution of property made on, in respect of or in exchange for the foregoing from time to time, other than any Pledged Stock or Pledged Debt Instruments. Pledged Investment Property excludes any Excluded Property and any Cash Equivalents that are not held in Controlled Securities Accounts to the extent permitted by this Agreement.

“Pledged Stock” means all Pledged Certificated Stock and all Pledged Uncertificated Stock.

“Pledged Uncertificated Stock” means any Stock or Stock equivalent of any Person that is not Pledged Certificated Stock, including all right, title and interest of any Loan Party as a limited or general partner in any partnership not constituting Pledged Certificated Stock or as a member of any limited liability company, all right, title and interest of any Loan Party in, to and under any organization document of any partnership or limited liability company to which it is a party, and any distribution of property made on, in respect of or in exchange for the foregoing from time to time, including in each case those interests set forth on Schedule 5.1 to the Information Certificate, to the extent such interests are not certificated. Pledged Uncertificated Stock excludes any Excluded Property and any Cash Equivalents that are not held in Controlled Securities Accounts to the extent permitted by this Agreement.

“Postpetition Interest” has the meaning specified therefor in Section 18.7(b).

“Preempted Perfection Equipment” has the meaning specified therefor in Section 6.12(k).

“Preferred Ship Mortgage” means that certain Preferred Ship Mortgage executed by SAExploration Seismic Services (US), LLC in favor of Agent, as successor in interest to Original Lender, dated as of the Original Closing Date, as amended pursuant to (i) that certain First Amendment to Preferred Ship Mortgage dated as of September 22, 2017, (ii) that certain Second Amendment to Preferred Ship Mortgage dated as of July 5, 2018, and (iii) that certain Third Amendment to Preferred Ship Mortgage dated as of the Second Amended and Restated Effective Date (the “Third Amendment to Preferred Ship Mortgage”).

“Preferred Stock” means, as applied to the Stock of any Person, the Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Stock of any other class of such Person.

“Preferred Stock Conversion Transaction” shall mean the conversion of the Parent’s 8.0% Cumulative Perpetual Series A Preferred Stock to Parent’s common stock, the issuance of the Parent’s common stock in respect thereof and the reduction in the number of Parent’s shares effected through a reverse stock split.

“Proceeds” has the meaning specified therefor in the definition of “Collateral” set forth in Schedule 1.1.

Schedule 1.1 - 30

“Prohibited Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than 1 year after the Maturity Date, or, on or before the date that is less than 1 year after the Maturity Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock).

“Projections” means Parent’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cashflow statements, all prepared on a basis consistent with such Parent’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Protective Advance” has the meaning specified therefor in Section 2.3(d).

“PTO” means the United States Patent and Trademark Office.

“Public Lender” has the meaning specified therefor in Section 19.8(c).

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Purchased Obligations” means the outstanding balance of the Obligations which Cantor Fitzgerald Securities, as the Initial Lender, acquired from the Original Lender pursuant to the Assumption and Assignment Agreement (and that was subsequently assigned to the other First Amended and Restated Effective Date Lenders pursuant to the Closing Date Assignments), which consist of outstanding loans in the original principal amount of $2,593,446.34 plus accrued, but unpaid interest not yet due and payable by the Borrower in the amount of $6,688.57 plus other amounts due and owing under the Original Credit Agreement in the amount of $48,489.54.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by a Loan Party or any of its Subsidiaries and the improvements thereto.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(a)    such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b)    such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of Agent and/or Lenders,

(c)    if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to Agent and Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness, and

Schedule 1.1 - 31

(d)    the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Related Party” means:

(a)    any controlling stockholder, 80% or more (based on voting power) owned Subsidiary, or immediate family member (in the case of an individual) of a Person described in clause (a) of the definition of Permitted Holder; or

(b)    any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Permitted Holders.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post- remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Required Lenders” means, at any time, Lenders owed or holding more than 50% of the sum of the aggregate principal amount of the Advances and Commitments outstanding at such time.

“Restatement Date Amount” means Five Million Dollars ($5,000,000.00).

“Restricted Payments” has the meaning specified therefor in Section 7.17(iv).

“Restructuring Support Agreement” means the Restructuring Support Agreement, dated as of June 13, 2016, by and among Borrower and the Supporting Holders (as defined therein), as in effect on such date.

“RSA” means that certain Restructuring Support Agreement dated as of December 19, 2017, among the Borrower, the Guarantors and the other Persons party thereto, pursuant to which the Borrower has agreed to enter into certain transactions, including the exchange of certain Indebtedness of the Parent for Equity Interests issued by the Parent, as in effect on the date hereof.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“Sale Order” means the “Sale Order” as defined in the Closing Date Loan Agreement.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

Schedule 1.1 - 32

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Second Amended and Restated Effective Date” means the date on which the conditions precedent set forth in Sections 4.1 have been satisfied or waived in accordance with the terms hereof.

“Secured Parties” means, collectively, the Agent and the Lenders.

“Securities Account” means a securities account (as that term is defined in the Code).

“Security Interest” has the meaning specified therefor in Section 3.1.

“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, and (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Stated Maturity” means, with respect to any installment of interest or principal of any Indebtedness, the date on which the payment of interest or principal is scheduled to be paid in the documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3al 1-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subordinated Obligations” has the meaning specified therefor in Section 18.7.

“Subsequent Advance” means any Advances made pursuant to Section 2.1(c) in the maximum aggregate amount, together with all other Subsequent Advances made, not to exceed the Subsequent Advance Amount, subject to the applicable conditions precedent set forth in Section 4 having been satisfied to the satisfaction of the Required Lenders. In regards to each Lender, the Subsequent Advance shall mean such Lender’s portion of any Subsequent Advance requested by Borrower.

“Subsequent Advance Amount” means an aggregate amount equal to $25,000,000.

“Subsequent Advance Commitment” means, with respect to the Lenders, the agreement of the Lenders to issue Subsequent Advance Commitments to Borrower pursuant to Section 2.1(c) in the aggregate

Schedule 1.1 - 33

amount approved by the Lenders pursuant to Subsequent Advance Commitment Request(s), minus the aggregate amount of committed Subsequent Advances funded by the Lenders pursuant to a Borrowing Certificate and the provisions hereof. In regards to each Lender, the Subsequent Advance Commitment shall mean such Lender’s portion of the Subsequent Advance Commitment issued by all of the Lenders.

“Subsequent Advance Commitment Request” has the meaning specified in Section 2.1(c).

“Subsequent Advance Date” means the date on which any Subsequent Advance is funded by the Lenders to Borrower.

“Subsequent Advance Request” has the meaning specified in Section 2.1(c).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.

“Supporting Obligations” means supporting obligations (as such term is defined in the Code), and includes letters of credit and guaranties issued in support of Accounts, Chattel Paper, documents. General Intangibles, instruments or Investment Related Property.

“Taxes” means all present and future taxes, levies, imposts, duties, fees, assessments, deductions, withholding (including backup withholding) or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar additions with respect thereto.

“Term Agent” means Delaware Trust Company, as collateral agent and administrative agent for Term Lenders under the Term Documents, including such Person’s successors and assigns.

“Term Credit Agreement” means that certain Term Loan and Security Agreement dated June 29, 2016, as amended by that certain Amendment No. 1 to Term Loan and Security Agreement dated as of October 24, 2016, that certain Amendment No. 2 to Term Loan and Security Agreement dated as of September 8, 2017, and that certain Amendment No. 3 to Term Loan and Security Agreement, dated as of February 28, 2018, as further amended, restated, modified or supplemented from time to time, between Parent, as borrower, the other Loan Parties as guarantors, Term Lenders, and Term Agent.

“Term Documents” means the Term Credit Agreement and any other loan or security documents executed in connection therewith, each as amended, restated, modified or supplemented from time to time in accordance with the Intercreditor.

“Term Lenders” means the lenders from time to time party to the Term Credit Agreement, and Term Agent, as agent.

“Term Loan Obligations” means all principal, interest, and other obligations owing under the Term Documents.

“Termination Date” has the meaning specified therefor in Section 2.9(a).

“Trademarks” means any and all trademarks, trade names, service marks, trade dress, taglines, brand names, logos and corporate names, and all registrations and applications therefor, including (i) the trademarks, trade names, service marks, trade dress, taglines, brand names, logos and corporate names, and all registrations and applications therefor listed on Schedule 5.26(b) to the Information Certificate, (ii) all

Schedule 1.1 - 34

renewals thereof, (iii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (iv) the right to sue for past, present and future infringements and dilutions thereof, (v) the goodwill of each Loan Party’s business symbolized by the foregoing or connected therewith, and (vi) all of Borrower’s and each other Loan Party’s rights corresponding thereto throughout the world.

“United States” means the United States of America.

“URL” means “uniform resource locator,” an internet web address.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 770 l(a)(30) of the IRC.

“U.S. Tax Compliance Certificate” has the meaning specified therefor in Section 16.1(f)(ii).

“Voidable Transfer” has the meaning specified therefor in Section 19.7.

b.    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, however, that if Borrower notifies the Lenders that Borrower requests an amendment to any provision hereof to eliminate the effect of any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions) (an “Accounting Change” occurring after the Original Closing Date, or in the application thereof (or if the Lenders notify Borrower that the Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then the Lenders and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. Whenever used herein, the term “financial statements” shall include the footnotes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its respective Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.

c.    Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein. The meaning of any term defined herein by reference to the Code will not be limited by reason of any limitation set forth on the scope of the Code, whether under Section 9-109 of the Code, by reason of federal preemption or otherwise.

d.    Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be, Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, restatements, changes, extensions, modifications, renewals, replacements, substitutions,

Schedule 1.1 - 35

joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, restatements, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Except as expressly provided otherwise herein, any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in full in cash or immediately available funds of all of the Obligations (including the payment of any Expenses that have accrued irrespective of whether demand has been made therefor) other than unasserted contingent indemnification Obligations.

Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record. References herein to any statute or any provision thereof include such statute or provision (and all rules, regulations and interpretations thereunder) as amended, revised, re-enacted, and /or consolidated from time to time and any successor statute thereto.

e.    Schedules, Exhibits and Annexes. All of the schedules, exhibits and annexes attached to this Agreement shall be deemed incorporated herein by reference.

Schedule 1.1 - 36

Schedule 2.1

Advances

Lenders	Aggregate Principal Amount of Outstanding Advances as of the Second Amended and Restated Effective Date	Percentage of Aggregate Principal Amount of Outstanding Advances as of the Second Amended and Restated Effective Date
Whitebox Multi-Strategy Partners, L.P.	$15,796,013.53	52.65%
Whitebox Credit Partners, LP	$3,253,744.18	10.85%
Whitebox Asymmetric Partners, L.P.	$3,500,242.29	11.67%
Jeff Hastings	$750,000.00	6.25%
John Pecora	$1,875,000.00	2.50%
1992 MSF International Ltd.	$2,545,000.00	8.48%
1992 Tactical Credit Master Fund, L.P.	$2,280,000.00	7.60%

TOTAL:	$30,000,000.00	100.00%

Schedule 2.12

Fees

Borrower shall pay to the Lenders the following fees (all of such fees shall be fully earned and irrevocable when paid and shall not be refundable for any reason whatsoever):

Facility Fee:

On the First Amended and Restated Effective Date, a facility fee (the “Facility Fee”) equal to $150,000.00 shall be earned in its entirety and paid in cash to the Agent (and shall be nonrefundable upon payment), which Facility Fee shall be distributed by the Agent on the First Amended and Restated Effective Date to the First Amended and Restated Effective Date Lenders pro rata in proportion to the Commitments then in effect.

Exit Fee/Prepayment Fee:

On the earlier to occur of (i) the Maturity Date and (ii) the date that the outstanding principal balance of the Obligations (or any portion thereof) is repaid or prepaid, whether due to (x) an optional prepayment or repayment or otherwise, (y) a prepayment or repayment following acceleration of the obligations following the occurrence of an Event of Default, or the Termination Date, or (z) a mandatory prepayment (including without limitation under Section 2.5(f) hereof), an exit fee (the “Exit Fee”) equal to $250,000 (or a portion thereof equal to the percentage that the portion of the Obligations being repaid or prepaid bears to the Restatement Date Amount) shall be paid in cash to the Agent, on behalf of the Lenders then party to this Agreement; provided, that, (x) for the avoidance of doubt, in no event shall the aggregate amount of the Exit Fees paid hereunder exceed $250,000 and (y) the Exit Fee shall only be payable on the Existing Obligations and First Amended and Restated Effective Date Advance and so, solely for purposes of the application of the Exit Fee, the first $5,000,000 of principal payments made hereunder (whether as a payment, optional or mandatory prepayment, repayment or otherwise, from whatever source of payment, and whether resulting from acceleration or otherwise), shall be deemed to be made on account of the Existing Obligations and First Amended and Restated Effective Date Advance. All Exit Fees paid to the Agent shall be promptly distributed to the Lenders on a pro rata basis based on the amount of the Existing Obligations and the First Amended and Restated Effective Date Advance funded by such Lender.

Agent Fee:

The Borrower shall pay to the Agent, the Agent’s fee as set forth in the Agent Fee Letter.

Schedule 2.12

Schedule 6.1

Financial Statements, Reports, Certificates

Deliver to the Agent, each of the financial statements, reports, Projections or other items set forth below at the following times in form satisfactory to the Required Lenders (to the extent that the Required Lenders request receipt of such financial statements, reports, Projections and/or other items):

as soon as available, but in any event within 30 days after the end of each month

(a) an unaudited consolidated and consolidating balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity with respect to Parent and its Subsidiaries (including the Borrower) during such period and compared to the prior period and plan, prepared in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes, together with a corresponding discussion and analysis of results from management; and

(b) a Compliance Certificate.

as soon as available, but in any event within 120 days after the end of each fiscal year

(a) consolidated and consolidating financial statements of Parent and its Subsidiaries (including the Borrower) for such fiscal year, audited by independent certified public accountants reasonably acceptable to the Required Lenders, prepared in accordance with GAAP, and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity and, if prepared, such accountants’ letter to management); and

(b) a Compliance Certificate.

as soon as available, but in any event within 30 days before the start of Borrower’s fiscal years	(a) copies of the Parent’s Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to the Required Lenders (to the extent that the Required Lenders request receipt of such Projections), in their Permitted Discretion, for the forthcoming fiscal year, on a monthly basis, certified by the chief financial officer of the Parent as being such officer’s good faith estimate of the financial performance of Parent and its respective Subsidiaries during the period covered thereby.

if and when filed by Borrower or Parent

(a) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports;

(b) any other filings made by the Borrower, the Parent or any of their Subsidiaries with the SEC; and

(c) any other information that is provided by the Borrower, the Parent or any of their Subsidiaries to their shareholders generally.

Schedule 6.1 - 1

Schedule 6.2

Additional Reports

Provide the Agent with each of the documents and information set forth below at the following times:

When delivered to Term Lenders	copies of any documentation, report, notice, compliance certificate, or other material information, delivered to the Term Lenders pursuant to the terms of the Term Documents.

When delivered to Convertible Notes Noteholders	copies of any documentation, report, notice, compliance certificate, or other material information, delivered to Convertible Notes Noteholders pursuant to the terms of the Convertible Notes Documents (to the extent then in effect).

When delivered to the New Senior Noteholders	copies of any documentation, report, notice, compliance certificate, or other material information, delivered to New Senior Noteholders pursuant to the terms of the New Senior Notes Documents.

Promptly upon such request:	reports and information as to the Collateral and as to any Loan Party and its Subsidiaries as the Required Lenders may reasonably request.

Schedule 6.2

Schedule 6.6

Insurance

Policy Description	Insurer	Limit	Policy No.
Property Office - CAN	Lloyd’s	$675K	CA211189
Non-Aircraft - NA	Allianz	$10M	AIM1264675
Auto	Chubb	$1M	CAC305258
Crime	Chubb	$1M	8226-1134
K&R	Chubb	$5M	8226-1132
D&O	Chubb	$5M	8226-2149
XS D&O	AIG	$5M	01-248-46-38
Property Office USA	Allianz	$755K	SML93075430 (PR7602212) (PR7602212)
Property office Foreign	AIG	$878K	WS11011145
Prop - CEF & Cargo (Sub-sea)	Lloyd’s	$73M	ESR1710920
CGL - USA Casualty	AIG	$1M	5466082
CGL - Foreign (Others)	AIG		5466082
CGL - CAN Casualty	AIG	$1M	5466082
Umbrella	AIG	$24M	5466083
H&M / P&I -Mark Steven’s	Allianz	$1M	CAM00306170 (OCH7222151)
XS P&I (Mark Stevens) and Charters	Lloyd’s	$9M	ESR1710921 (ESR148906)
Charter’s - Nigeria incl no cost	Allianz	$1M	CAM00306170 (OCM7222152)
XS Charter’s - see above	RSA	$9M
USA Auto	Zurich	$1M	BAP549889
USA Auto / taxes			BAP549889
USA WC	Zuirch		WC5489890
USA WC / taxes			WC5489890
FCGL	AIG	$5M	WS20000213
FAUTO	AIG		WS20000214
FVWC	AIG		WS20000215

Schedule 6.6

Schedule 6.12(l)

Pledged Debt Instruments

1.	Intercompany Canadian Note.

2.	Intercompany Subordinated Note.

Schedule 6.12(l)

EXHIBIT A

[FORM OF] COMPLIANCE CERTIFICATE

[Borrower’s letterhead]

To: Cantor Fitzgerald Securities, as Agent

Re: Compliance Certificate dated [                    ]

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit and Security Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of July 25, 2018, by and among SAExploration Inc., a Delaware corporation (“Borrower”), the guarantors party thereto from time to time, the lenders party thereto from time to time, and Cantor Fitzgerald Securities, in its capacity as administrative agent and as collateral agent (the “Agent”). Capitalized terms used in this Compliance Certificate have the meanings set forth in the Credit Agreement unless specifically defined herein.

Pursuant to Section 6.1 of the Credit Agreement, the undersigned chief financial officer of Borrower, on behalf of Borrower and the other Loan Parties, hereby certifies (solely in his or her capacity as an officer of Borrower and not in an individual capacity) that:

1.    Attached is the financial information of Parent and its Subsidiaries which is required to be furnished to the Agent pursuant to Schedule 6.1 of the Credit Agreement for the period ended             ,         (the “Reporting Date”). Such financial information has been prepared in accordance with GAAP, and fairly presents in all material respects the financial condition of Parent and its Subsidiaries.

2.    Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of Parent and its Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Schedule 6.1 of the Credit Agreement.

3.    Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default.

4.    The representations and warranties of each Loan Party and its Subsidiaries (other than Excluded Subsidiaries, unless expressly provided therein) set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof (except to the extent they relate to a specified date).

5.    As of the Reporting Date, the Loan Parties and their respective Subsidiaries (other than Excluded Subsidiaries, unless expressly provided therein) are in compliance with the applicable covenants contained in Section 6 and Section 7 of the Credit Agreement.

6.    Attached is the information required to be provided pursuant to Section 6.13 of the Credit Agreement relating to Material Contracts.

Exhibit A

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this      day of             , 20    .

SAEXPLORATION, INC.

By:
Name:
Title:	Chief Financial Officer

Exhibit A

EXHIBIT B

CONDITIONS PRECEDENT

1.	This Agreement shall become effective subject to the prior fulfilment, to the satisfaction of, or waiver by, the Required Lenders, of each of the following conditions precedent:

(a)    the Agent and the Lenders shall have received each of the following documents, in form and substance satisfactory to the Agent and the Required Lenders, duly executed, and each such document shall be in full force and effect:

(i)    this Agreement and the other Loan Documents; and

(ii)    the Officer’s Certificate.

(b)    the Agent and the Lenders shall have received a certificate from the Secretary of each Loan Party (i) attesting to the resolutions of such Loan Party’s Board of Directors, or equivalent, authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Loan Party is a party, (ii) authorizing specific officers of such Loan Party to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Loan Party;

(c)    the Lenders shall have received copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented to the Second Amended and Restated Effective Date, certified as true, correct and complete by the Secretary of such Loan Party;

(d)    the Lenders shall have received a certificate of status with respect to each Loan Party, dated within ten (10) days of the Second Amended and Restated Effective Date, or such earlier date as the Lenders permit in their sole discretion, such certificate to be issued by the appropriate officer of the jurisdiction of organization of each Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction;

(e)    the Agent and the Lenders shall have received legal opinions in form and substance satisfactory to the Required Lenders;

(f)    the Agent and the Lenders shall have received, at least one (1) day prior to the Second Amended and Restated Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, that is requested in writing by the Agent and the Lenders at least five (5) days prior to the Second Amended and Restated Effective Date;

(g)    Borrower shall have paid all Expenses incurred in connection with the transactions evidenced by this Agreement;

(h)    all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance reasonably satisfactory to the Required Lenders;

(i)    Borrower shall have obtained the necessary consents, amendments and waivers under the Term Documents and under the New Senior Notes Documents to permit the amendment and restatement of the First Amended and Restated Credit Agreement in accordance with the provisions hereof (and the amendment or amendment and restatement of any other Loan Documents in connection herewith) and the incurrence of Indebtedness under this Agreement;

Exhibit B - 1

(j)    Agent shall have received copies of the policies of insurance and certificates of insurance, together with the endorsements thereto, as are required by Section 6.6, each in form and substance reasonably satisfactory to the Required Lenders;

(k)    the Agent and the Lenders shall have received copies of the Closing Date Loan Agreement, in final form; and

(l)    the Sale Order shall have been entered by the Bankruptcy Court and Agent and Lenders shall have received a copy of same, and such order shall be in full force and effect and shall not have been reversed, stayed, modified or amended absent prior written consent of Agent and the Lenders.

2.	The obligation of the Lenders to make any Subsequent Advance is subject to the fulfilment, to the satisfaction of, or waiver by, the Agent and the Required Lenders, of each of the following conditions precedent on or before the date of such extension:

(a)    each of the then existing Lenders shall have consented to the issuance of the Subsequent Advance Commitment based upon which such Subsequent Advance is requested; and

(b)    all of the conditions set forth in Sections 4.3 and 4.4 shall have been fulfilled, to the satisfaction of, or waiver by, the Required Lenders

For purposes of determining compliance with the conditions specified in Section 1 of this Exhibit B, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by the Loan Documents shall have received written notice from such Lender prior to Second Amended and Restated Effective Date specifying its objection thereto. For purposes of determining compliance with the conditions specified in Section 2 of this Exhibit B, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by the Loan Documents shall have received written notice from such Lender prior to the date on which such Subsequent Advance is required to be made specifying its objection thereto and such Lender shall not have made available to the Agent such Lender’s ratable portion of such Subsequent Advance.

Exhibit B - 2

EXHIBIT C

[INTENTIONALLY OMITTED]

Exhibit C

EXHIBIT D

REPRESENTATIONS AND WARRANTIES

5.1 Due Organization and Qualification; Subsidiaries.

(a) Each Loan Party and each Subsidiary of each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any jurisdiction where the failure to be so qualified could reasonably be expected to result in a Material Adverse Change, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b) Set forth on Schedule 5.1(b) to the Information Certificate is a complete and accurate description of the authorized Capital Stock of each Loan Party, by class, and, as of the Second Amended and Restated Effective Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 5.1(b) to the Information Certificate, as of the Second Amended and Restated Effective Date, there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party’s Capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Capital Stock or any security convertible into or exchangeable for any of its Capital Stock.

(c) Set forth on Schedule 5.1(c) to the Information Certificate (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by each Loan Party. All of the outstanding Capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d) Except as set forth on Schedule 5.1(c) to the Information Certificate or as contemplated under the Restructuring Support Agreement, there are no subscriptions, options, warrants, or calls relating to any shares of any Capital stock or any Loan Party or of any of its Subsidiaries, including any right of conversion or exchange under any outstanding security or other instrument. No Loan Party nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of such Loan Party’s Subsidiaries’ Capital Stock or any security convertible into or exchangeable for any such Capital Stock.

5.2 Due Authorization; No Conflict.

(a) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents (and the Asset Purchase Agreement) to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents (and the Asset Purchase Agreement) to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party or its Subsidiaries except to the extent that any such conflict,

Exhibit D - 1

breach or default has been waived or could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any Loan Party’s interest holders or any approval or consent of any Person under any Material Contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change.

5.3 Governmental and Other Consents. No consent, approval, authorization, or other order or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required (a) for the grant of a Lien by such Loan Party in and to the Collateral pursuant to this Agreement or the other Loan Documents or for the execution, delivery, or performance of this Agreement by such Loan Party, or (b) for the exercise by the Agent or Lenders of the voting or other rights provided for in this Agreement with respect to the Investment Related Property or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with such disposition of Investment Related Property by laws affecting the offering and sale of securities generally. No Intellectual Property License of any Loan Party that is necessary to the conduct of such Loan Party’s business requires any consent of any other Person in order for such Loan Party to grant the security interest granted hereunder in such Loan Party’s right, title or interest in or to such Intellectual Property License.

5.4 Binding Obligations. Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

5.5 Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries (other than any Excluded Subsidiary) has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 6.1, except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.

5.6 Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

(a) The exact legal name of and jurisdiction of organization of each Loan Party is set forth on Schedule 5.6(a) to the Information Certificate (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(b) The chief executive office of each Loan Party is located at the address indicated on Schedule 5.6(b) to the Information Certificate (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(c) The tax identification number and organizational identification number, if any, of each Loan Party are identified on Schedule 5.6(c) to the Information Certificate (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

Exhibit D - 2

(d) As of the Second Amended and Restated Effective Date, no Loan Party holds any Commercial Tort Claims that exceed $250,000 in amount, except as set forth on Schedule 5.6(d) to the Information Certificate.

5.7 Litigation.

(a) There are no actions, suits, or proceedings pending or, to the knowledge of any Loan Party, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change.

(b) Schedule 5.7(b) to the Information Certificate sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings in excess of, or that could reasonably be expected to result in liabilities in excess of, $250,000 that, as of Second Amended and Restated Effective Date, is pending or, to the knowledge of any Loan Party, after due inquiry, threatened against any Loan Party or any of its Subsidiaries (other than any Excluded Subsidiary), including (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the status, as of the Second Amended and Restated Effective Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of any Loan Party or any Subsidiary (other than any Excluded Subsidiary) in connection with such actions, suits, or proceedings is covered by insurance.

5.8 Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

5.9 No Material Adverse Change. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrower to the Agent and the Lenders hereunder have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the consolidated financial condition of the Loan Parties and their Subsidiaries as of the date thereof and results of operations for the period then ended. Since the date of the most recent financial statement, delivered to the Agent and the Lenders hereunder, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Change.

5.10 Fraudulent Transfer.

(a) Each Loan Party is Solvent.

(b) No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

(c) All Loan Parties have and will receive a direct or indirect benefit from the transactions contemplated by this Agreement and the other Loan Documents.

5.11 Employee Benefits. No Loan Party, none of their Subsidiaries (other than any Excluded Subsidiary), nor any of their ERISA Affiliates maintains, contributes to, or has an obligation to contribute to, or, within the past six (6) years, has maintained, contributed to or had an obligation to contribute to any Benefit Plan.

Exhibit D - 3

5.12 Environmental Condition. Except as set forth on Schedule 5.12 to the Information Certificate, (a) to each Loan Party’s knowledge, no properties or assets of any Loan Party or any of its Subsidiaries have ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to each Loan Party’s knowledge, after due inquiry, no Loan Party’s nor any of its Subsidiaries’ properties or assets have ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

5.13 Intellectual Property. Each Loan Party and each of its Subsidiaries (other than any Excluded Subsidiary) own, or hold licenses in all Intellectual Property and Intellectual Property Licenses that are necessary or useful to the conduct of its business as currently conducted free and clear of all Liens except for Permitted Liens.

5.14 Leases. Each Loan Party and each of its Subsidiaries (other than any Excluded Subsidiary) enjoy peaceful and undisturbed possession under all leases material to their business and to which it is a party or under which it is operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or the applicable Subsidiary exists under any of them.

5.15 Lockbox Accounts, Deposit Accounts and Securities Accounts. Set forth on Schedule 5.15 to the Information Certificate is a listing of all of the lockbox accounts, Deposit Accounts and Securities Accounts of each Loan Party and each of its Subsidiaries, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

5.16 Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about the industry of a Loan Party or any of its Subsidiaries) furnished by or on behalf of a Loan Party or any of its Subsidiaries in writing to the Agent and the Lenders (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about the industry of a Loan Party or any of its Subsidiaries) hereafter furnished by or on behalf of a Loan Party or any of its Subsidiaries (other than any Excluded Subsidiary) in writing to the Agent and the Lenders will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections most recently delivered to the Agent and the Lenders represent, and as of the date on which any other Projections are delivered to the Agent and the Lenders, such additional Projections represent, the Parent’s good faith estimate, on the date such Projections are delivered, of the future performance of a Loan Party or any of its Subsidiaries for the periods covered thereby based upon assumptions believed by the Parent to be reasonable at the time of the delivery thereof to the Agent and the Lenders.

Exhibit D - 4

5.17 Material Contracts. Set forth on Schedule 5.17 to the Information Certificate (as such Schedule may be updated from time to time in accordance herewith) is a reasonably detailed description of the Material Contracts of each Loan Party and each of its Subsidiaries (other than any Excluded Subsidiary) as of the Second Amended and Restated Effective Date and the most recent date on which Borrower provided its Compliance Certificate pursuant to Section 6.1; provided, however, that Borrower may amend Schedule 5.17 to the Information Certificate to add additional Material Contracts so long as such amendment occurs by written notice to the Agent on the date that such Borrower provides its Compliance Certificate. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or the applicable Subsidiary and, to such Borrower’s knowledge, after due inquiry, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 7.8), and (c) is not in default due to the action or inaction of the applicable Loan Party or the applicable Subsidiary. Neither the Convertible Notes Documents (to the extent then in effect), the New Senior Notes Documents nor the Term Documents have been amended or modified to the extent that such amendment or modification is prohibited under this Agreement or the Intercreditor Agreement, or are in default due to the action or inaction of the applicable Loan Party or the applicable Subsidiary. All representations and warranties contained in the Convertible Notes Documents (to the extent then in effect), the New Senior Notes Documents and the Term Documents are true and correct as of the date they were made.

5.18 Patriot Act. To the extent applicable, each Loan Party and each of its Subsidiaries (other than any Excluded Subsidiary) is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of its Subsidiaries or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.19 Indebtedness. Set forth on Schedule 5.19 to the Information Certificate is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries (other than any Excluded Subsidiary) outstanding immediately prior to the Second Amended and Restated Effective Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Second Amended and Restated Effective Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Second Amended and Restated Effective Date.

5.20 Payment of Taxes. Except as otherwise permitted under Section 6.5, all material Tax returns and reports of each Loan Party and each of its Subsidiaries required to be filed by any of them have been timely filed, and are substantially correct and complete. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, each Loan Party and each of its Subsidiaries has timely paid all material Taxes shown on such Tax returns to be due and payable and all assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable. Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with

Exhibit D - 5

GAAP for all material Taxes not yet due and payable. No Borrower knows of any proposed Tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

5.21 Margin Stock. No Loan Party nor any of its Subsidiaries (other than any Excluded Subsidiary) is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Advances made to Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve.

5.22 Governmental Regulation. No Loan Party nor any of its Subsidiaries (other than any Excluded Subsidiary) is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries (other than any Excluded Subsidiary) is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

5.23 OFAC. No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

5.24 Employee and Labor Matters. There is (a) no unfair labor practice complaint pending or, to the knowledge of Borrower, threatened against any Loan Party or any of its Subsidiaries (other than any Excluded Subsidiary) before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party or any of its Subsidiaries (other than any Excluded Subsidiary) which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (b) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party or any of its Subsidiaries (other than any Excluded Subsidiary) that could reasonably be expected to result in a material liability, or (c) to the knowledge of Borrower, after due inquiry, no union representation question existing with respect to the employees of any Loan Party or any of its Subsidiaries (other than any Excluded Subsidiary) and no union organizing activity taking place with respect to any of the employees of any Loan Party or any of its Subsidiaries (other than any Excluded Subsidiary). No Loan Party or any of its Subsidiaries (other than any Excluded Subsidiary) has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of each Loan Party and each of its Subsidiaries (other than any Excluded Subsidiary) have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. All material payments due from any Loan Party or any of its Subsidiaries (other than any Excluded Subsidiary) on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the Books of such Loan Party, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

Exhibit D - 6

5.25 Parent as a Holding Company. The Parent is a holding company and does not have any material liabilities (other than liabilities arising under the Loan Documents, the New Senior Note Documents and the Convertible Notes Documents (to the extent then in effect)), own any material assets (other than the Stock of SAExploration Sub, Inc. and its Subsidiaries) or engage in any operations or business (other than the ownership of SAExploration Sub, Inc. and its Subsidiaries).

5.26 Collateral.

(a) Real Property. Schedule 5.26(a) to the Information Certificate sets forth all Real Property owned by any of the Loan Parties as of the Second Amended and Restated Effective Date.

(b) Intellectual Property.

(i) As of the Second Amended and Restated Effective Date, Schedule 5.26(b) to the Information Certificate provides a complete and correct list of: (A) all registered Copyrights owned by any Loan Party, all applications for registration of Copyrights owned by any Loan Party, and all other Copyrights owned by any Loan Party and material to the conduct of the business of any Loan Party; (B) all Intellectual Property Licenses entered into by any Loan Party that is material to the business of such Loan Party, including any Intellectual Property that is incorporated in any Inventory, software, or other product marketed, sold, licensed, or distributed by such Loan Party; (C) all Patents owned by any Loan Party and all applications for Patents owned by any Loan Party; and (D) all registered Trademarks owned by any Loan Party, all applications for registration of Trademarks owned by any Loan Party, and all other Trademarks owned by any Loan Party and material to the conduct of the business of any Loan Party;

(ii) all employees and contractors of each Loan Party who were involved in the creation or development of any Intellectual Property for such Loan Party that is necessary to the business of such Loan Party have signed agreements containing assignment of Intellectual Property rights to such Loan Party and obligations of confidentiality;

(iii) to each Loan Party’s knowledge after reasonable inquiry, no Person has infringed, misappropriated or otherwise violated or is currently infringing, misappropriating or otherwise violating any Intellectual Property rights owned by such Loan Party, in each case, that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change;

(iv) to each Loan Party’s knowledge after reasonable inquiry, (x) no holding, injunction, decision or judgment has been rendered by a Governmental Authority against Borrower or any other Loan Party and neither Borrower nor any other Loan Party has entered into any stipulation, settlement or other agreement that would limit, cancel or question the validity of Borrower’s or any other Loan Party’s rights in any Intellectual Property, (y) no claim has been asserted or threatened or is pending by any Person challenging or questioning the use by Borrower or any other Loan Party of any Intellectual Property owned by such party or the validity or effectiveness of any Intellectual Property, and (z) the use of Intellectual Property by Borrower and each other Loan Party does not infringe on the rights of any Person, in each case, in any respect that could reasonably be expected to result in a Material Adverse Change;

(v) to each Loan Party’s knowledge after reasonable inquiry, all registered Copyrights, registered Trademarks, and issued Patents that are owned by such Loan Party and necessary in to the conduct of its business are valid, subsisting and enforceable and in compliance with all legal requirements, filings, and payments and other actions that are required to maintain such Intellectual Property in full force and effect;

Exhibit D - 7

(vi) any Intellectual Property contained in, or necessary for the operation of Equipment is embedded in such Equipment and constitutes a part of such Goods pursuant to the Code;

(vii) each Loan Party has taken all reasonable steps to protect their Intellectual Property, including to maintain the confidentiality of and otherwise protect and enforce its rights in all trade secrets owned by such Loan Party that are necessary in the business of such Loan Party;

(c) Schedule 5.26(c) to the Information Certificate sets forth all motor vehicles (including titled Equipment and Preempted Perfection Equipment) and vessels owned by each Loan Party as of the Second Amended and Restated Effective Date by model, model year and vehicle or vessel identification number.

(d) Valid Security Interest. This Agreement creates a valid security interest in the Collateral of each Loan Party, to the extent a security interest therein can be created under the Code, securing the payment of the Obligations. Except to the extent a security interest in the Collateral cannot be perfected by the filing of a financing statement under the Code, all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken. Upon the making of such filings, the Agent shall have a perfected first priority security interest in the Collateral of each Loan Party, to the extent such security interest can be perfected by the filing of a financing statement, subject to Permitted Liens which are purchase money Liens and the Intercreditor Agreement. All action necessary or desirable to protect and perfect the Security Interest in and to on each Loan Party’s Patents, Trademarks, or Copyrights has been taken and such perfected Security Interest is enforceable as such as against any and all creditors of and purchasers from any Loan Party. All action by any Loan Party necessary to protect and perfect such security interest on each item of Collateral or that has been reasonably requested by the Agent or the Required Lenders has been duly taken.

5.29    Locations of Inventory and Equipment. The Inventory and Equipment (other than vehicles or Equipment out for repair) of the Loan Parties and their Subsidiaries are not stored with a bailee, warehouseman, or similar party and are located only at, or in-transit between or to, the locations identified on Schedule 5.29 to the Information Certificate (as such Schedule may be updated pursuant to Section 6.14) and as reported to Agent pursuant to the terms of this Agreement.

5.30    Inventory and Equipment Records. Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its Equipment and Inventory and of the Equipment and Inventory of its Subsidiaries and the book value thereof.

5.31    Controlled Accounts. Except for Permitted Foreign Deposit Accounts (but subject to Section 6.12(c)(v) hereof), each Loan Party has obtained a Control Agreement from each bank maintaining a Deposit Account or lockbox account (other than an Excluded Account) for such Loan Party.

Exhibit D - 8

EXHIBIT E

INFORMATION CERTIFICATE

Exhibit E

EXHIBIT F

[FORM OF] GUARANTY SUPPLEMENT

GUARANTY SUPPLEMENT dated as of             , 20     (the “Supplement”), to the Second Amended and Restated Credit and Security Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of July 25, 2018, by and among SAExploration Inc., a Delaware corporation (“Borrower”), the guarantors party thereto from time to time (collectively, the “Guarantors”), the lenders party thereto from time to time, and Cantor Fitzgerald Securities, in its capacity as administrative agent and as collateral agent (the “Agent”).

RECITALS

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

B. The Borrower and the Guarantors have entered into the Credit Agreement in order to induce the Lenders to make Advances to the Borrower. Section 18.6 of the Credit Agreement provides that additional wholly-owned Domestic Subsidiaries (other than (x) an Excluded Subsidiary and (y) a Foreign Subsidiary Holding Company) of the Borrower shall become Guarantors under the Credit Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Domestic Subsidiaries (the “Additional Guarantors”) are executing this Supplement in accordance with the requirements of the Credit Agreement, or as directed by the Borrower in its sole discretion, to become a Guarantor under the Credit Agreement in order to induce the Lenders to make additional Advances (though this recital shall not constitute a commitment by the Lenders to make an Advance or provide other financial accommodations to Borrower) and as consideration for Advances previously made.

NOW THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Agent and the Additional Guarantors, intending to be legally bound, agree to the above Recitals, and further agree as follows:

Section 1.    In accordance with Section 18.6 of the Credit Agreement, each Additional Guarantor by its signature below becomes a Guarantor under the Credit Agreement with the same force and effect as if originally named therein as a Guarantor and each Additional Guarantor hereby (a) agrees to all the terms and provisions of the Credit Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof, provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all respects as of such earlier date. In furtherance of the foregoing, each Additional Guarantor does hereby irrevocably, absolutely and unconditionally guaranty, jointly with the other Guarantors and severally, as primary obligor and not merely as surety, the due and punctual payment and performance of the Guaranteed Obligations, in each case, whether such Guaranteed Obligations are now existing or hereafter incurred under, arising out of or in connection with any Loan Document, and whether at maturity, by acceleration or otherwise. Each reference to a “Guarantor” and “Loan Party” in the Credit Agreement shall be deemed to include each Additional Guarantor as if originally named therein as a Guarantor or Loan Party, as applicable. The applicable provisions of the Credit Agreement are hereby incorporated herein by reference, mutatis mutandis.

Section 2.    Each Additional Guarantor represents and warrants to the Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such

Exhibit F

enforceability may be limited by under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, receiverships, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief and by general principles of equity.

Section 3.    This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. This Supplement shall become effective when the Agent shall have received a counterpart of this Supplement that bears the signature of each Additional Guarantor and the Agent has executed a counterpart hereof. Delivery by telecopier or by electronic .pdf copy of an executed counterpart of a signature page to this Supplement shall be effective as delivery of an original executed counterpart of this Supplement.

Section 4.    [Reserved].

Section 5.    THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. The terms of Section 13 of the Credit Agreement with respect to submission of jurisdiction, venue, consent to services of process and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

Section 6.    If any provision of this Supplement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Supplement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7.    All communications and notices hereunder shall be given as provided in Section 12 of the Credit Agreement.

Section 8.    Each Additional Guarantor agrees to reimburse or to cause reimbursement to the Agent and the Lender for Expenses in connection with this Supplement as provided in Section 19.9 of the Credit Agreement, and acknowledges that the rights, privileges and immunities of the Agent set forth in the Credit Agreement shall apply as though fully set forth herein.

[The remainder of this page is intentionally left blank]

Exhibit F

IN WITNESS WHEREOF, each Additional Guarantor and the Agent have duly executed this Guaranty Supplement as of the day and year first above written.

ADDITIONAL GUARANTOR(S):

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

CANTOR FITZGERALD SECURITIES, as Agent

By:
Name:
Title:

Exhibit F

EXHIBIT G

[FORM OF] BORROWING CERTIFICATE

[Date]

To: Cantor Fitzgerald Securities,

as Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit and Security Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of July 25, 2017, by and among SAExploration Inc., a Delaware corporation (“Borrower”), the guarantors party thereto from time to time, the lenders party thereto from time to time, and Cantor Fitzgerald Securities, in its capacity as Agent. Capitalized terms used in this Borrowing Certificate have the meanings set forth in the Credit Agreement unless specifically defined herein.

1.	The requested Funding Date is [ ], 20 (for the avoidance of doubt, such Funding Date shall be a Business Day).

2.	(select one)

☐

☐  A Borrowing constituting a Subsequent Advance

3.	The principal amount of the Borrowing to which this notice applies is $[ ][1].

4.	The account to be credited with the proceeds of the Borrowing is the Designated Account, located at [ ].[2]

5.	The undersigned hereby certifies on behalf of Borrower and the other Loan Parties that, as of the date hereof, the conditions set forth in Sections 4.3 and 4.4 of the Credit Agreement have been satisfied and that such conditions shall be satisfied as of the requested Funding Date.

6.	The undersigned hereby certifies on behalf of Borrower and the other Loan Parties that the following statements are true and correct on the date hereof and shall be true on the requested Funding Date, before and after giving effect thereto and to the application of the proceeds thereof:

(a) the representations and warranties of Borrower and each other Loan Party or its Subsidiaries contained in the Credit Agreement or in the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such date, as though made on and as of such date (except to the extent that

1.	As of the Second Amended and Restated Effective Date, the maximum aggregate amount of Subsequent Advances that may be made shall not exceed an aggregate amount equal to $0.00.
2.	Insert wire instructions for Designated Account.

Exhibit G

such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall continue to be true and correct in all material respects as of such earlier date); and

(b) no Default or Event of Default has occurred and is continuing, nor shall either result from the making of the requested Advance.

This Borrowing Certificate complies with Section 2.3(a) of the Credit Agreement.

SAEXPLORATION, INC.,

By:
Name:
Title:

Exhibit G

EXHIBIT H

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [ASSIGNOR NAME] (the “Assignor”) and [ASSIGNEE NAME] (the “Assignee”). Capitalized terms used herein but not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full (the “Standard Terms and Conditions”).

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:	[Assignor Name]

2. Assignee:	[Assignee Name] [and is an Affiliate/Approved Fund of [LENDER NAME]]

3. Borrower:	SAExploration, Inc. (the “Borrower”)

4. Agent:	Cantor Fitzgerald Securities, as Agent (the “Agent”)

5. Credit Agreement:	Second Amended and Restated Credit and Security Agreement dated as of July 25, 2018 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Guarantors party thereto from time to time, the Lenders party thereto from time to time and the Agent

Exhibit H

5.	Assigned Interest:

Aggregate Amount of Advances for all Lenders*	Amount of Advances Assigned*	Percentage of Advances Assigned[3]
$	$	. %

Aggregate Amount of Subsequent Advance Commitments that may be requested from all Lenders*	Amount of Subsequent Advance Commitment [Assigned][that Assignee will have the right to issue pursuant to this Assignment]*	Percentage of Subsequent Advance Commitment [Assigned][that may be issued by Assignee][4]
$	$	. %

7.	Date of Assignment: [ ], 20[ ]

8.	Effective Date: [ ], 20[ ][5]

[The remainder of this page has been intentionally left blank]

[3]	Set forth as a percentage of the aggregate principal amount of the Advances of all Lenders.
*	Amount to be adjusted by the counterparties to take into account any payments, prepayments, or Advances made between the date of the Assignment and the Effective Date.
[4]	Set forth as a percentage of the aggregate principal amount of the Subsequent Advance Commitments of all Lenders.
*	Amount to be adjusted by the counterparties to take into account any payments, prepayments, or Advances made between the date of the Assignment and the Effective Date.
[5]	To be inserted by the Agent and which shall be the effective date of recordation of transfer in the Register therefor.

Exhibit H

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

CANTOR FITZGERALD SECURITIES, as Agent[6]

By:
Name:
Title:

Consented to:

SAEXPLORATION, INC., as Borrower[7]

By:
Name:
Title:

[6]	To be executed to the extent required under Section 14.2(b) of the Credit Agreement.
[7]	To be executed to the extent required under Section 14.2(b) of the Credit Agreement.

Exhibit H

ANNEX 1 TO

ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower or the other Loan Parties, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower or the other Loan Parties, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of a permitted assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) it is not a Disqualified Person, Non-Funding Lender or an Impacted Lender (This clause (iii) is only applicable if no Event of Default is continuing under Sections 9.1, 9.4 and 9.5), (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and the other Loan Documents and other instruments or documents furnished pursuant thereto as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 of the Credit Agreement, if any, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, (vii) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption is a completed administrative questionnaire, (viii) subject to Section 14.2(d) of the Credit Agreement, the Agent has received a processing and recordation fee of $3,500 as of the Effective Date, unless waived by the Agent in its sole discretion, and (ix) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 16.1 of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date referred to in this Assignment and Assumption, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of laws principles that would require the application of the laws of another jurisdiction.

Exhibit H

EXHIBIT I

POST-CLOSING ITEMS

Borrower shall satisfy the requirements and/or provide to the Agent each of the documents, instruments, agreements and information set forth on this Exhibit I, on or before the date specified for such requirement on this Exhibit or such later date as may be approved by the Agent (at the direction of the Required Lenders in their sole discretion), each of which shall be completed or provided in form and substance reasonably satisfactory to the Agent and the Required Lenders:

Exhibit I